UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MRV COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
US $24,644,520.00 (purchase price minus operating cash left in entity as described herein and in the stock purchase agreement)
	(4)	Proposed maximum aggregate value of transaction: US $24,644,520.00
	(5)	Total fee paid: $2,824.26
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

20415 NORDHOFF STREET
CHATSWORTH, CALIFORNIA 91311

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

        The Annual Meeting of Stockholders (the "Annual Meeting") of MRV Communications, Inc. (the "Company" or "MRV") will be held at the Warner Center Marriott, located at 21850 Oxnard Street, Woodland Hills, California 91467, on Monday, January 9, 2012, at 9:00 a.m., PST, to:

  1.
  Elect eight directors to serve for the ensuing year and until their successors are elected and qualified;

  2.
  Authorize the sale of CES Creative Electronic Systems SA ("CES") and the stock purchase agreement;

  3.
  Conduct an advisory vote on the compensation of the named executive officers;

  4.
  Conduct an advisory vote on the frequency of holding the advisory vote on the compensation for the named executive officers;

  5.
  Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011; and

  6.
  Act upon such other matters as may properly come before the Annual Meeting.

        All stockholders of record at the close of business on November 16, 2011 are entitled to vote at the Annual Meeting.

        Your vote is important. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you may vote in person at the annual meeting even if you have previously returned a proxy card. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. To ensure your shares are voted, you may vote your shares via the Internet, or if you have requested or otherwise received or obtained a printed copy of the proxy materials from us by mail, by completing, signing and promptly returning the enclosed proxy card by mail or following the enclosed instructions to vote by telephone or the Internet. Internet voting procedures are described in the General Information section beginning on page 1 of the proxy statement and on the proxy card. For shares held through a bank, broker or other nominee, you must follow the voting instructions provided by your bank, broker or nominee.

By order of the Board of Directors,

Philippe Tartavull Chairman of the Board of Directors

December 19, 2011

 Table of Contents

GENERAL INFORMATION	1
Why am I being provided with these materials?	1
Who is entitled to vote at the Annual Meeting?	1
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?	1
If I am a stockholder of record, how do I vote?	1
If I am a beneficial owner of shares held in street name, how do I vote?	2
Who can attend the Annual Meeting?	2
How many shares must be present or represented to conduct business at the Annual Meeting?	2
What vote is required to approve each item?	2
How are votes counted?	3
Can I change my vote after I return my proxy card?	4
What are the Board of Director's recommendations?	4
Will stockholders be asked to vote on any other matters?	4
SUMMARY TERM SHEET WITH RESPECT TO PROPOSED CES SALE	5
The Sale	5
The Stock Purchase Agreement	5
Company's Reasons for the Sale	5
Opinion of the Company's Financial Advisor	5
Conditions to Completion of the Sale	6
Termination	7
Breakup Fee	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	8
ELECTION OF DIRECTORS (Proposal No. 1)	10
General	10
Director Nominees	10
Vote Required	14
Board of Directors' Recommendation	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
Beneficial Ownership of Common Stock by Directors and Named Executive Officers	16
INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES	18
The Committees Generally and Their Members	18
Committees of the Board of Directors and Director Independence	19
Audit Committee	19

i

Compensation Committee	20
Nomination and Governance Committee	20
Compensation of Directors	21
Director Compensation Table	24
Section 16(a) Beneficial Ownership Reporting Compliance	26
Relationships of Officers and Directors	26
Communications with the Board of Directors	26
Code of Business Conduct and Corporate Governance	26
EXECUTIVE OFFICERS OF THE COMPANY	27
EXECUTIVE COMPENSATION	28
Compensation Discussion and Analysis	28
Philosophy	28
Annual Compensation Methodology	29
The Role of Consultants	30
The Role of Executive Officers in Determining Executive Compensation	31
Determination of CEO's Compensation	31
The Role of Peer Groups and Benchmarking	32
Incentive Compensation Plan and Bonus Targets	33
Policy Governing Grant of Stock Options	33
Fiscal Year 2010 and First Quarter 2011 Compensation Decisions	33
Employee Benefits	36
Compensation Committee Interlocks and Insider Participation	36
Compensation Committee Report	36
Summary Compensation Table	37
Grants of Plan-Based Awards in 2010	38
Outstanding Equity Awards at 2010 Fiscal Year-End	39
Other Compensation Information	39
Employment Agreements and Change of Control Arrangements	40
Potential Payments upon Termination of Change in Control	41
AUTHORIZE THE SALE OF CES CREATIVE ELECTRONIC SYSTEMS SA AND THE STOCK PURCHASE AGREEMENT (Proposal No. 2)	43
General	43
Background of the Sale	43
Company's Reasons for the Sale and its Strategic Review	44
Recommendation of the Board of Directors	46
Opinion of the Company's Financial Advisor	46

ii

Stock Purchase Agreement	51
Required Vote of Stockholders	56
ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal No. 3)	57
Board of Directors' Recommendation	58
ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal No. 4)	59
Board of Directors' Recommendation	59
REPORT OF THE AUDIT COMMITTEE	60
RATIFICATION OF APPOINTMENT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal No. 5)	61
General	61
Independent Registered Public Accounting Firm's Fees and Services	61
Vote Required	62
Board of Directors' Recommendation	62
ADDITIONAL INFORMATION	63
Other Matters	63
Stockholder Proposals for the Next Annual Meeting	63
Director Attendance at Annual Meetings	63
Availability of SEC Filings	63
Delivery of Documents to Stockholders Sharing an Address	63
Manner and Cost of Proxy Solicitation	64
ANNEX A STOCK PURCHASE AGREEMENT
ANNEX B FAIRNESS OPINION

iii

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I being provided with these materials?

        MRV Communications, Inc. (the "Company" or "MRV") has mailed these proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on January 9, 2012 (the "Annual Meeting"), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. If at the close of business on November 16, 2011 you were a stockholder of record or held shares through a bank, broker or other nominee as of that date and you obtain a proxy from your bank, broker or other nominee, you are invited to attend the Annual Meeting and vote your shares in person.

Who is entitled to vote at the Annual Meeting?

        Only stockholders of record at the close of business on November 16, 2011, which is referred to as the "Record Date," are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting. You will be entitled to one vote for each outstanding share of our common stock (the "Common Stock") you own as of the Record Date. As of the Record Date, there were 157,703,451 shares of Common Stock outstanding and eligible to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in "street name"?

        Stockholder of record.    If your shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are considered the stockholder of record with respect to those shares, and we will send you the proxy materials, including a proxy card, directly.

        Beneficial owner of shares held in street name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy materials will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Follow the instructions of your brokerage firm, bank, broker-dealer or similar organization to receive a vote instruction form.

If I am a stockholder of record, how do I vote?

        There are four ways to vote:

  •
  In person.  You may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

  •
  Via the Internet.  You may vote by proxy via the Internet by following the instructions found on the proxy card.

  •
  By Telephone.  You may vote by proxy by calling the toll-free number found on the proxy card.

  •
  By Mail.  You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

        Internet and telephone voting facilities will close at 11:59 p.m., EDT, on January 8, 2012 for the voting of shares held by stockholders of record. Mailed proxy cards or voting instruction forms should be returned in the envelope provided to you with your proxy card or voting instruction form, not later than 9:00 a.m., PST, on January 9, 2012.

If I am a beneficial owner of shares held in street name, how do I vote?

        Please refer to the instructions provided by your bank, broker or nominee. Mailed proxy cards or voting instruction forms should be returned in the envelope provided to you with your proxy card or voting instruction form as directed by your brokerage firm, bank, broker-dealer or similar organization for the voting of shares held in street name.

Who can attend the Annual Meeting?

        All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m., Pacific Standard Time. If you attend, please note that you will be asked to present valid photo identification, such as a driver's license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the Annual Meeting.

        Please also note that if you hold your shares in street name, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

        Please let us know if you plan to attend the Annual Meeting by marking the appropriate box on the proxy card or, if you vote by telephone or Internet, indicating your plans when prompted. Whether or not you expect to attend, we urge you to vote your shares in favor of the Board of Directors' nominees, the authorization of the sale of CES Creative Electronic Systems SA ("CES") and the related stock purchase agreement, the advisory vote on compensation for the Named Executive Officers (as defined in "Beneficial Ownership of Common Stock by Directors and Named Executive Officers" on page 16 below) and the ratification of the independent registered public accounting firm, and for the frequency of an annual advisory vote on compensation for the Named Executive Officers.

How many shares must be present or represented to conduct business at the Annual Meeting?

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock outstanding on the Record Date constitutes a quorum, permitting the conduct of business at the Annual Meeting. Accordingly, your vote is very important to us, no matter how many or how few shares you own. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

What vote is required to approve each item?

        Proposal 1: Election of Directors.    Pursuant to the majority voting provisions of our Bylaws, a nominee for director in an uncontested election will be elected if he or she receives a majority of "FOR" votes. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

        Proposal 2: Authorization of the Sale of CES and the Related Stock Purchase Agreement.    For approval of the authorization of the sale of CES and the related stock purchase agreement attached hereto as Annex A, an affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to proposal 2 will have the effect of a negative vote.

        Proposal 3: Advisory vote on executive compensation.    For approval of the advisory vote on the compensation of our Named Executive Officers, an affirmative vote of the holders of a majority of the shares of Common Stock represented in person or represented by proxy and entitled to vote on the item will be required for approval. Because this vote is advisory, it is not binding on the Board of Directors or MRV. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. A properly executed proxy marked "ABSTAIN" with respect to Proposal 3 will not be voted, although it will be counted for purposes of determining the vote total with respect to Proposal 3. Accordingly, an abstention will have the effect of a negative vote.

        Proposal 4: Advisory vote on the frequency of conducting an advisory vote on executive compensation.    The frequency of the advisory vote on the compensation program for our Named Executive Officers receiving the greatest number of votes—every three years, every two years or every one year—is the frequency that stockholders approve. The Board has recommended that stockholders approve a frequency of one year. Because this vote is advisory, it is not binding on the Board of Directors or MRV. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation. A properly executed proxy marked "ABSTAIN" with respect to Proposal 4 will not be voted and will have no effect on the outcome of the vote.

        Proposal 5: Ratification of Independent Registered Public Accounting Firm.    For the proposal to ratify the appointment of our independent registered public accounting firm for the year ending December 31, 2011, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or represented by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to Proposal 5 will not be voted, although it will be counted for purposes of determining the vote total with respect to Proposal 5. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "FOR" and "WITHHOLD" votes with respect to the election of directors, "FOR" and "AGAINST" votes, abstentions and broker non-votes with respect to proposals 2, 3 and 5, and "3 years," "2 years" and "1 year" votes, abstentions and broker non-votes with respect to proposal 4. A "broker non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker, bank or other agent as your nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, they can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, your shares will be treated as broker non-votes.

        In addition, the election to the Board of Directors of the eight directors named in this proxy statement, the sale of CES, advisory vote on the compensation of our Named Executive Officers and the advisory vote on the frequency of conducting an advisory vote on such compensation are considered non-discretionary items. Accordingly, if you are a street name holder and have not given instructions to your broker or other agent, your shares will be treated as broker non-votes and will not be voted with respect to any of these matters.

Can I change my vote after I return my proxy card?

        Yes. You can revoke your proxy at any time before the applicable vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in one of three ways:

  •
  you may submit another properly executed proxy by telephone, by Internet, or by signing, dating and returning a later-dated proxy card;

  •
  you may deliver a notice of revocation to our Secretary at the address shown at the beginning of this proxy statement; or

  •
  you may attend the Annual Meeting and vote in person (however, simply attending the Annual Meeting will not, by itself, revoke your proxy).

        For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person (however, simply attending the Annual Meeting will not, by itself, change your vote).

What are the Board of Directors' recommendations?

        The Board of Directors' recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote "FOR" each of its director nominees, the approval of authorization of the sale of CES and the related stock purchase agreement and the compensation of our Named Executive Officers, an annual advisory vote on executive compensation, and the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

Will stockholders be asked to vote on any other matters?

        To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

 SUMMARY TERM SHEET WITH RESPECT TO PROPOSED CES SALE

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the sale fully, you should read carefully this entire proxy statement and the documents we refer to. The stock purchase agreement is attached as Annex A to this proxy statement and is incorporated herein by reference. We encourage you to read it, as it is the most important legal document that governs the sale. For a more detailed description of the sale, please refer to "Authorization of the Sale of CES Creative Electronic Systems SA and the Stock Purchase Agreement" beginning on page 43.

The Sale

        The stock purchase agreement provides that, subject to the terms and conditions set forth therein, the Company will transfer to CES Holding SA, a Swiss corporation ("Holding Co"), free and clear of all liens, all of the outstanding share capital of CES Creative Electronic Systems SA ("CES") in exchange for cash consideration of CHF 25.8 million (US $28.0 million), with a transaction value of CHF 22.8 million (US $24.6 million) net of operating cash to be retained by CES, payable on closing, less certain deductions and escrow arrangements.

The Stock Purchase Agreement

        The stock purchase agreement is attached as Annex A to this proxy statement. You should read the stock purchase agreement in its entirety. It is the most important legal document governing the sale.

Company's Reasons for the Sale

        After careful consideration, the Board approved the stock purchase agreement. The Board recommends that Company stockholders vote FOR the approval and adoption of the stock purchase agreement and the approval of the sale.

        In reaching its decision to approve the stock purchase agreement and to recommend that Company stockholders vote to approve and adopt the stock purchase agreement and approve the sale, the Board consulted with the Company's management and the Company's financial and legal advisors and considered a number of strategic, financial and other considerations referred to under "—Company's Reasons for the Sale and its Strategic Review" on page 44 below.

Opinion of the Company's Financial Advisor

        Headwaters MB, LLC ("Headwaters") delivered its opinion to the Board that, as of November 30, 2011 and based upon and subject to various assumptions made, matters considered and limitations described in its opinion, the consideration provided for in the stock purchase agreement was fair, from a financial point of view, to the holders of the Company's Common Stock. Headwaters provided its opinion for the benefit of the Board in connection with, and for the purpose of, its evaluation of the consideration from a financial point of view and did not address any other aspect of the sale. The Headwaters opinion is not a recommendation as to how any holder of the Company's Common Stock should vote or act with respect to the sale. Headwaters is entitled to receive a transaction fee from the Company payable upon completion of the sale.

 Conditions to Completion of the Sale

        The obligations of each of the Company and Holding Co to complete the merger are subject to the satisfaction (or waiver by the affected party) of the following conditions:

  •
  The receipt of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entities necessary for the consummation of the sale;

  •
  No governmental entity having enacted any law, statute, ordinance, rule, regulation, judgment, injunction, decree or other order that restrains, enjoins or prohibits the sale; and

  •
  The parties having established the Escrow Accounts described below under "—Terms of the Sale."

        The obligations of Holding Co to complete the sale are also subject to the satisfaction or waiver of the following conditions:

  •
  The representations and warranties of the Company shall be true and correct in all material respects as of the closing date;

  •
  The receipt by Holding Co of a closing balance sheet three days prior to the closing;

  •
  The completion of senior debt financing by Holding Co in an amount not less than CHF 10 million (US $10.9 million);

  •
  The satisfactory completion of certain identified due diligence items by Holding Co and verification of ownership of CES' subsidiaries;

  •
  The receipt of required consents and provision of all notices by CES;

  •
  None of certain identified key employees having terminated his or her employment with CES;

  •
  The performance by the Company of its obligations in all material respects under the stock purchase agreement;

  •
  The delivery of an officer's certificate from the Company to Holding Co attesting to the satisfaction of certain closing conditions;

  •
  The amendment of certain employee agreements;

  •
  The resignation of the board of directors of CES; and

  •
  The absence of any circumstance, change or event that would, individually or in the aggregate, be deemed to have a material adverse effect (as such term is defined in the stock purchase agreement).

        The obligations of the Company to complete the sale are also subject to the satisfaction or waiver of the following conditions:

  •
  The representations and warranties of Holding Co shall be true and correct in all material respects as of the closing date; provided that this condition will be deemed satisfied unless the failure of the representations and warranties of Holding Co to be true and correct would be reasonably likely to prevent, materially delay or materially impair the sale;

  •
  The performance by Holding Co of its obligations in all material respects under the stock purchase agreement;

  •
  The delivery of an officer's certificate from Holding Co to the Company, attesting to the satisfaction of certain closing conditions; and

  •
  The approval of the sale by the stockholders of the Company.

Termination

        The Company and Holding Co may terminate the stock purchase agreement by mutual written consent at any time. Either the Company or Holding Co may terminate the stock purchase agreement at any time prior to the closing of the sale if (1) the stockholder approval has not been obtained by January 31, 2012, (2) the sale has not been completed by March 31, 2012 or (3) any order enjoining, restraining or prohibiting the sale is entered into by any governmental entity.

        The Company may terminate the stock purchase agreement if any representation, warranty, covenant or agreement of Holding Co has been breached, or if any representation or warranty of Holding Co has become untrue such that Holding Co is unable to fulfill its closing conditions and such breach or condition is not cured within 30 days after written notice of such breach is given by the Company.

        Holding Co may terminate the stock purchase agreement if any representation, warranty, covenant or agreement of the Company has been breached, or if any representation or warranty of the Company has become untrue such that the Company is unable to fulfill its closing conditions and such breach or condition is not cured within 30 days after written notice of such breach is given by Holding Co.

Breakup Fee

        If the Company or Holding Co terminates the stock purchase agreement as a result of a failure of the stockholders of the Company to approve the sale, the Company will cause CES to promptly pay to Holding Co a fee of CHF 200,000 (US $217,000).

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The discussion in this proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Exchange Act. Forward-looking statements are statements other than statements of historical fact and may be identified by use of such terms as "expects," "anticipates," "intends," "potential," "estimates," "believes," "may," "should," "could," "will," "would," and words of similar import.

        Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. In addition, the statements in this proxy statement may involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur. Some factors, risks and uncertainties that could cause actual results to differ include:

  •
  the ability of each business segment to make the expected progress in its respective market;

  •
  management's long-term strategy may not achieve the expected results;

  •
  delayed lead times in receiving components and delayed delivery times to customers due to short-term capacity constraints;

  •
  potential changes in relationships with MRV's customers and suppliers and their financial condition;

  •
  MRV's success in developing, introducing and shipping product enhancements and new products;

  •
  competition in our market segments, market acceptance of new products and our ability to succeed in entering new markets;

  •
  continued market acceptance of existing products and continued success in selling the products of other companies;

  •
  product price discounts and general pricing pressure in certain of our markets;

  •
  the timing and amount of significant orders from customers;

  •
  obsolete inventory or product returns;

  •
  warranty and other claims on products;

  •
  the continued ability of MRV to protect its intellectual property rights and avoid onerous licensing fees;

  •
  changes in product mix;

  •
  maturing product life cycles;

  •
  implementation of operating cost structures that align with revenue growth;

  •
  political instability in areas of the world in which MRV operates or sells its products and services;

  •
  currency fluctuations, changes in accounting rules and general economic conditions;

  •
  changes in such conditions specific to our market segments;

  •
  maintenance of our inventory and production backlog;

  •
  supply constraints directly or indirectly caused by natural disasters such as Japan's earthquakes;

  •
  litigation, including but not limited to litigation related to MRV's historical stock option granting practices and its acquisition of Fiberxon, Inc.;

  •
  the effects thatMRV's strategic and capital allocation review might have on MRV's business, employees, customers and other constituencies;

  •
  the inability to implement any decisions arising out of the strategic and capital allocation review, due to numerous factors including market conditions and market volatility, lack of interest of other parties in MRV or any of its business units;

  •
  with respect to the proposed sale of CES, conditions to the purchaser's obligation to complete that transaction, including the completion of its due diligence and the securing of requisite debt financing;

  •
  potential on-going liabilities to the proposed buyer of CES arising out of MRV's indemnification obligations under the stock purchase agreement; and

  •
  with respect to any future dividend by MRV, competing alternative needs for cash, including to cover contingent liabilities of MRV.

In light of the risks and uncertainties inherent whenever matters or events expected to occur or not occur in the future are discussed, there can be no assurance that the forward-looking information contained in this proxy statement will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by this introduction. In light of the risks and uncertainties in all such projected operational matters, the inclusion of forward-looking statements in this proxy statement should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved or that any of the Company's operating expectations will be realized. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date of this proxy statement. Except as required by law, the Company undertakes no obligation to amend this proxy statement or revise publicly these forward-looking statements to reflect subsequent events or circumstances. Readers should also carefully review the risk factors described in other documents the Company files from time to time with the SEC and the cautionary statements contained in our press releases when we provide forward-looking information.

 ELECTION OF DIRECTORS
(Proposal No. 1)

General

        Each of the following eight individuals is a nominee for election to serve a one-year term set to expire at our next Annual Meeting of Stockholders and until his or her successor is duly elected and qualified: Philippe Tartavull (Interim Chairman), Charles M. Gillman, Joan E. Herman, Michael E. Keane, Michael J. McConnell, Robert M. Pons, Igal Shidlovsky and Kenneth H. Traub. Each nominee has agreed to serve as a director if elected and has consented to being named in this proxy statement, and we have no reason to believe that any nominee will be unable to serve. The Board of Directors has determined that each of the director nominees listed above is an "independent director" as defined in the rules of the Nasdaq Stock Market, LLC, and our Corporate Governance Policies, which are available on our website at www.mrv-corporate.com.

Director Nominees

        Biographical information about each director nominee as of November 30, 2011 appears below.

Name and age	Principal Occupation, Business Experience and Directorship
Philippe Tartavull, Interim Chairman Age 54 Director since 2009	Mr. Tartavull has been acting as the Interim Chairman of the Company since October 2011. He has more than 20 years of experience in leading information technology industries in the United States and abroad. From December 2007 to August 2011, Mr. Tartavull served as chief executive officer, president and director of Hypercom Corporation, a global payment technology company. From 1998 to 2007, Mr. Tartavull served as president of Oberthur Card Systems USA, following a year as its chief operating officer. Oberthur targets the payment, mobile communications, identification, transit and multimedia markets. Prior to joining Oberthur, Mr. Tartavull served as president and chief executive officer of Thales/Syseca, Inc., a provider of system integration services and mission-critical software. His previous positions included vice president of sales and marketing for Syseca, South America, Europe and North America, and managerial positions with Compagnie Internationale des Services Informatiques, Baker International and European Management Oil & Gas Investment. Mr. Tartavull's global business experience in a publicly-traded company and insight is invaluable to our Board, specifically in the areas of operations, global strategy, governance and compensation structures that motivate achievement of challenging goals in a global marketplace. He earned his master's degree in business administration from the Institut d'Administration des Enterprises, Sorbonne University, a master's degree in engineering from Ecole Nationale Supérieure des Pétroles et des Moteurs, and a bachelor of science degree in engineering from the Centre d'Etudes Supérieures des Techniques Industrielles, all in Paris, France. He is also a graduate of the executive program at the University of California Los Angeles' Anderson School of Management.

Name and age	Principal Occupation, Business Experience and Directorship
Charles M. Gillman Age 41 Director since 2009

Since March 2001, Mr. Gillman has provided portfolio management services for Nadel and Gussman, LLC, a management company that employs personnel for business entities related to family members of Herbert Gussman, in Tulsa, Oklahoma. In June 2002, Mr. Gillman founded Value Fund Advisors, LLC ("VFA"), so that VFA could serve as the investment advisor to various family related assets. VFA discontinued its role as investment advisor in December 2008. Prior to joining Nadel and Gussman, Mr. Gillman held a number of positions in the investment industry and developed an expertise in the analysis of companies going through changes in their capital allocation strategy. From September 1992 to June 1994, Mr. Gillman was a strategic management consultant in the New York office of McKinsey & Company, a management consulting firm. While at McKinsey, Mr. Gillman worked to develop strategic plans for business units of companies located both inside the United States and abroad. Mr. Gillman serves on the board of directors of Littlefield Corporation, a charitable gaming company where he has served since May 2008, and CompuMed, Inc., a private medication management company where he has served since February 2008. Mr. Gillman brings to the Board a dedicated expertise in the creation of shareholder value at companies in transition. Mr. Gillman received a bachelor of science, summa cum laude, from the Wharton School of the University of Pennsylvania and serves on the board of the Penn Club of New York.

Joan E. Herman Age 58 Director since 2009

Ms. Herman joined the Board of Directors in October 2009 and was its Chair from November 2009 to August 2010. She is also the president and chief executive officer of Herman and Associates, LLC, a healthcare and management consulting firm. Prior to August 2008, Ms. Herman served in a variety of positions at WellPoint, Inc., a $60 billion health benefits organization from 1998 to June 2008. From October 2007 to June 2008, she was president and chief executive officer of WellPoint's Consumer Business Unit, where she oversaw the management of 5.9 million medical members and $18 billion in revenue. From 2004 to 2007 she was the president and chief executive officer of WellPoint's Specialty, Senior and State Sponsored Business. From 1982 to 1998, Ms. Herman served in a variety of roles at Phoenix Life Insurance Company, a provider of life insurance, annuities and investment products, last serving as senior vice president of Strategic Development, where she was responsible for mergers and acquisitions, joint ventures and startups. Ms. Herman is a director and audit committee chair for Grupo Qualicorp SA, a publicly-traded Brazilian healthcare corporation serving three million beneficiaries. She recently joined the board of directors and is an audit committee member for Convergys Corporation, a public company that provides outsourced integrated customer care and billing services. She also serves on the Strategic Advisory Board of Health Data Insights, a company specializing in integrity of healthcare claims, and previously served on the Strategic Advisory Boards of Bayer Medical Care, a division of Bayer HealthCare focused on medical devices and Vital Data Technology, an emergency healthcare technology company. Ms. Herman's extensive business experience including operations, sales, finance, talent management and mergers and acquisitions is of great value to the board. In addition, as a Fellow of the Society of Actuaries and member of the Academy of Actuaries, on whose board of directors she has served, she provides to our Board valuable experience in evaluating financial and business risks. She holds a bachelor of arts in mathematics from Barnard College, a master's degree in mathematics from Yale University and a master's degree in business administration from Western New England College.

Name and age	Principal Occupation, Business Experience and Directorship
Michael E. Keane Age 56 Director since 2009

In July 2011, Mr. Keane joined Genomatica, Inc., a private company that delivers new transformative manufacturing processes to the chemical industry to enable production of basic and intermediate chemicals from renewable feed stocks, as its executive vice president and chief financial officer. Prior to that, he was the executive vice president and chief financial officer for Clipper Windpower, Inc., a wind turbine manufacturer, from September 2008 to July 2011. He was also on Clipper Windpower's board of directors from March 2010 until it was acquired by United Technologies Corporation in December 2010. From 2005 to 2008, he served as the chief financial officer of Computer Sciences Corporation ("CSC"), a global information technology services company. Prior to joining CSC, Mr. Keane was the chief financial officer of UNOVA, Inc., an industrial technologies company for eight years following the spin-off of UNOVA from Western Atlas, Inc. He joined Litton, a predecessor to UNOVA, in 1981, was named assistant treasurer in 1988, and became director of Pensions and Insurance in 1991. He was then elected vice president and treasurer of Western Atlas when the company was spun off from Litton in 1994, and promoted to senior vice president and chief financial officer in 1996. Prior to his career at Litton, he was a certified public accountant at Price Waterhouse. Mr. Keane previously served on the board of directors of Zix Corporation, a public internet privacy and security company, from 1998 to 2006. He currently serves as a director and audit committee chair for the City of Hope, a non-profit comprehensive cancer center. Mr. Keane is our Audit Committee Chair and designated "audit committee financial expert," and his background and experience as the chief financial officer of multiple public companies has been invaluable to the Company and its finance team. He holds a bachelor of science degree in accounting from Illinois State University and a master's degree in business administration from the University of California Los Angeles' Anderson School of Management.

Michael J. McConnell Age 45 Director since 2009

From March 2009 to present, Mr. McConnell has served as the chief executive officer for Collectors Universe, Inc., a third-party grading and authentication services company for which he has been a Board member since 2007. From January 1995 to September 2008, Mr. McConnell was a managing director and executive committee member of Shamrock Capital Advisors,  Inc., a privately-owned investment company of the Roy E. Disney family. Prior to joining Shamrock in 1995, Mr. McConnell held various positions at PepsiCo (August to December 1994), Merrill Lynch (June to August 1993) and Kidder Peabody (October 1989 to June 1991). Mr. McConnell currently serves on the board of Collectors Universe, Inc., and since August 2011, he has joined both the boards of Redflex Traffic Systems, Inc., a traffic safety camera company in which he also serves as the audit committee chair, and PaperlinX Limited, an Australian leading merchant of paper and other materials, where he also serves as the chair of its remuneration committee. He formerly served on the boards of Ansell Limited (October 2001 to November 2005), Nuplex Industries (December 2000 to March 2002), Force Corporation (March 1999 to May 2000), iPass Inc. (February 2007 to October 2008), Neo Technology Ventures (February 1999 to June 2004), Cosmoline Limited (March 1997 to May 1999) and Port-Link International (August 2000 to November 2005). He is also involved with several philanthropic organizations, including his service on the Board of Governors of Opportunity International from 2006 to present. Mr. McConnell contributes to our Board his broad wealth of experience obtained as executive management, principal investor and board member in numerous other companies. He received a bachelor of arts degree in economics from Harvard University and his master's degree in business administration (with distinction—Shermet Scholar) from the Darden School of the University of Virginia.

Name and age	Principal Occupation, Business Experience and Directorship
Robert M. Pons Age 55 Director since October 2011

Mr. Pons has over 30 years of senior level management experience with early stage ventures and Fortune 500 and turnaround companies. Currently, Mr. Pons is the chairman of Livewire Mobile, Inc., a comprehensive digital content solutions company for carriers, handset manufacturers and media companies in the mobile content market. Prior to Livewire, from 2008 to January 2011, Mr. Pons was senior vice president of Capital Markets for The Management Network Group ("TMNG"), a provider of professional services to the converging communication media and entertainment industries and the capital formation firms that support them. From 2003 to 2007, he was chief executive officer of Uphonia/SmartServ, Inc., a publicly-traded firm in the wireless industry recapitalized and repositioned under his leadership. Mr. Pons began his telecommunications experience in 1980 to 1986 at MCI Communications, opening the New England markets and growing them from start-up to a $100 million division, and serving as a special advisor to the president during the company's highest growth years. In 1986, Mr. Pons was hired by Sprint Corporation to manage its Northeast sales division with over $750 million in revenue, and in 1992, he joined Geotek Communications Inc., a wireless carrier, as its senior vice president of Business Development. As an early pioneer in the telecommunications industry, Mr. Pons brings to the Board his experience as a senior level executive working in the telecommunications industry. In addition to Livewire Mobile, he currently serves on the boards of Network1 Security Solutions, Proxim Wireless and Primus Telecommunications Group. Mr. Pons received his bachelor of arts degree, magna cum laude, from Rowan University, and holds a patent on enhancement of 9-1-1 systems.

Igal Shidlovsky Age 75 Director since 1997

Mr. Shidlovsky serves as managing director of Global Technologies, an investment and consulting organization which he founded in 1994. He has extensive management and consulting experience with international companies and start up technology companies. He held several executive positions including vice president, Corporate Development at Siemens Pacesetter, a division of Siemens AG Medical Group, director of Strategic Planning and Technology Utilization, and director of the Microelectronics Department at Siemens Corporate Research from 1982 to 1994. From 1969 to 1982 he was with RCA Laboratories, a leading electronic research and development organization. As the longest serving independent director, Mr. Shidlovsky contributes a valuable historical insight and background knowledge of our operations and management. He holds a bachelor of science degree in chemistry from the Technion and master's degree and Ph.D. from the Hebrew University in Israel.

Name and age	Principal Occupation, Business Experience and Directorship
Kenneth H. Traub Age 50 Director since October 2011

Mr. Traub has over 20 years of senior management, corporate governance, turnaround and transactional experience with public and private companies. Mr. Traub has been the president and chief executive officer of Ethos Management LLC, a private consulting and investment firm since 2009. Mr. Traub served as president, chief executive officer and a director of American Bank Note Holographics, Inc. ("ABNH"), a publicly-traded, leading global supplier of optical securitydevices, from 1999 until its sale in 2008 to JDS Uniphase Corporation ("JDSU"), a leading global provider of optical products and test and measurement solutions for the communications industry. Mr. Traub managed an extensive turnaround, as well as the growth and sale of ABNH, and under his leadership, ABNH stockholders achieved a gain exceeding 1000 percent. Following the sale of ABNH, in 2008, Mr. Traub served as vice president of JDSU. In 1994, Mr. Traub co-founded Voxware, Inc., a pioneer in Voice over IP, and was its executive vice president, chief financial officer and director until 1998. From 1988 to 1994, Mr. Traub served as a vice president at Trans-Resources, Inc., a multi-national holding company and investment manager. As a director for MRV, Mr. Traub contributes his extensive experience managing, restructuring, rebuilding and growing companies to maximize shareholder value. Mr. Traub serves on the board of directors of iPass Inc., a Nasdaq-traded global provider of software and services for enterprise mobility since July 2009, Tix Corporation, a publicly-traded ticketing and event merchandising company since July 2011, MIPS Technologies, Inc., a provider of processor architectures and cores for digital consumer and business applications since December 2011, and serves as the chairman of the board of Omnego Inc., a privately held provider of innovative mobile wallet solutions since 2010. He also served as a director of Phoenix Technologies Ltd. from December 2009 until the company was sold in December 2010. Mr. Traub served as the Chairman of the board of the New Jersey chapter of the Young Presidents Organization ("YPO") in 2010 and 2011. He received a bachelor of arts degree from Emory College, and a master's degree in business administration from Harvard Business School.

Vote Required

        Pursuant to the majority voting provisions of our Bylaws, a nominee for director in an uncontested election will be elected if he or she receives a majority of "FOR" votes. If no contrary indication is made, shares represented by executed proxies will be voted "FOR" the election of the eight nominees named above.

Board of Directors' Recommendation

        The Board of Directors recommends that the stockholders vote "FOR" the election of each of the director nominees named above.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to each holder known to MRV to be the beneficial owner of 5% or more of the outstanding shares of Common Stock as of November 30, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Wells Fargo and Company 420 Montgomery Street, San Francisco, CA 94104	24,774,366	(2)	15.7%
Wells Capital Management Incorporated Wells Fargo Funds Management, LLC 525 Market Street, 10th Floor San Francisco, CA 94105
Raging Capital Management, LLC William C. Martin 254 Witherspoon Street Princeton, New Jersey 08542	15,088,403	(3)	9.6%
Sun Life Financial Inc. 150 King Street West, Toronto, Ontario, Canada M5H 1J9	9,463,533	(4)	6.0%

(1)
For each holder included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by such holder by the 157,703,451 shares of Common Stock outstanding as of November 30, 2011. To the knowledge of MRV, none of the holders listed above had the right to acquire any additional MRV shares on or within 60 days after November 30, 2011.

(2)
Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on January 20, 2011, Wells Fargo and Company ("Wells Fargo") has reported that it has sole voting power of 22,822,164 shares of Common Stock, sole dispositive power of 24,763,631 shares, and shared dispositive power over an additional 4,000 shares in its position as the parent holding company of (a) Wells Capital Management Incorporated, an investment advisor reporting sole voting power over 6,330,962 shares of Common Stock and sole dispositive power over 24,279,000 shares, and (b) Wells Fargo Funds Management, LLC, an investment advisor reporting sole voting power over 16,456,125 shares of Common Stock and sole dispositive power over 481,443 shares. Wells Fargo also noted in its Schedule 13G/A that it was filing on behalf of various subsidiaries that were classified as registered investment advisors, broker dealers and banks.

(3)
Based on information contained in a Schedule 13D/A filed with the SEC on November 7, 2011, William C. Martin is the managing member of Raging Capital Management, LLC ("Raging Capital"), and they jointly reported that they have shared voting and dispositive power of 15,088,403 shares of Common Stock. 5,758,187 of these shares are owned directly by Raging Capital Fund, LP, and the remaining 9,330,216 shares are owned directly by Raging Capital Fund (QP), LP. Raging Capital is the general partner of each of the two funds. The parties to the filing noted that each of the funds shares with Raging Capital and Mr. Martin the power to vote and dispose of the shares directly owned, respectively, by the funds.

(4)
Based on information contained in a Form 13F filed by Sun Life Financial Inc. ("Sun Life") with the SEC on February 11, 2011, as of December 31, 2010, it has shared power to vote and dispose of the shares of Common Stock indicated above. Sun Life did not explain the nature of its shared power to vote and dispose of the shares of Common Stock.

 Beneficial Ownership of Common Stock by Directors
and Named Executive Officers

        We encourage our directors, officers and employees to own our Common Stock, as we believe that owning Common Stock aligns their interest with the interests of our stockholders. To emphasize this point, the Board of Directors implemented stock ownership guidelines in November 2011 for its directors and officers. The guidelines require directors to hold equity in MRV with a value equal to three times their annual cash retainer prior to being able to sell shares issued upon exercise of stock options, restricted shares or other equity grants received after the date of implementation of the policy. Our Chief Executive Officer must hold equity in MRV with a value equal to five times his annual base salary, executive vice presidents and above (including the Chief Financial Officer and presidents of our divisions) are required to hold three times their annual base salaries, and senior vice presidents and vice presidents are required to hold equity with a value equal to two times their annual base salaries, prior to being able to sell shares issued upon exercise of stock options, restricted shares or other equity grants received after the date of implementation of the policy. After directors and officers obtain the threshold stock ownership amounts, they may sell up to 40% of their shares issued upon exercise of stock options, restricted shares and other equity grants received after the date of implementation of the policy. The policy includes a hardship provision for appropriate circumstances.

        The following table summarizes the number of shares of Common Stock beneficially owned by our named executive officers (the "Named Executive Officers") as defined by the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by our directors and by our directors and executive officers as a group as of November 30, 2011. This table is based on information provided by our officers and directors.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage Ownership(3)
Named Executive Officers
Chris King	110,682	*
Barry Gorsun(4)	76,500	*
Jennifer Hankes Painter	83,867	*
Blima Tuller	35,000	*
Dilip Singh	1,750,000	1.1%
Noam Lotan(5)	1,940,807	1.2%
Directors
Philippe Tartavull	41,021	*
Charles M. Gillman(6)	4,058,839	2.5%
Joan E. Herman	82,501	*
Michael E. Keane	53,306	*
Michael J. McConnell	62,415	*
Robert M. Pons	0
Igal Shidlovsky	305,351	*
Kenneth H. Traub	3,170	*
Directors and executive officers as a group (14 persons)	8,591,001	4.3%

*
Less than 1%

(1)
Each holder has sole voting and investment power with respect to these shares, subject to applicable community property laws and except as set forth below.

(2)
All amounts shown include shares subject to stock options which are, or will become, exercisable within 60 days of November 30, 2011, and shares of restricted stock. The number of stock options that are included above for the following individuals is: Mr. King, 110,682; Mr. Gorsun, 62,500; Ms. Painter, 83,867; Ms. Tuller, 35,000; Mr. Singh, 1,750,000; Mr. Lotan, 463,767; Mr. Tartavull, 12,458; Mr. Gillman, 55,513; Ms. Herman, 23,708; Mr. Keane, 14,110, Mr. McConnell, 17,415; and Mr. Shidlovsky, 260,458. The number of shares of restricted stock that are included above for the following individuals is: Ms. Herman, 17,730; Mr. Keane, 11,820; Mr. Shidlovsky, 17,730; and Mr. Tartavull, 17,730.

(3)
For each individual included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by the sum of the 157,703,451 shares of Common Stock outstanding as of November 30, 2011 plus the number of shares of restricted stock and shares issuable upon exercise of options that are, or will become, exercisable within 60 days of November 30, 2011 held by such individual (but not giving effect to the exercise of options held by others).

(4)
Total shares includes 10,000 shares held in the Barry Gorsun Revocable Trust UTD 8/9/85.

(5)
Total shares owned includes 1,057,426 shares held by the Noam Lotan and Sherry W. Lotan Revocable 1995 Trust, and 105,260 shares to trusts in the names of each of Mr. Lotan's four children. This information is as of June 30, 2010, Mr. Lotan's termination of service date, with the exception that we are aware of the 463,767 vested stock options as of November 30, 2011.

(6)
Mr. Gillman is the sole portfolio manager for Boston Avenue Capital, LLC ("BAC"), which directly owns 4,003,326 shares of our shares of Common Stock. As portfolio manager, Mr. Gillman shares voting and investment power over the investments held by BAC and may be deemed to be the beneficial owner of the 4,003,326 shares owned by BAC. Mr. Gillman does not own any shares directly.

        Information regarding the Company's securities that are issuable under shareholder-approved and non-shareholder approved plans is set forth in Item 5 Market for the Company's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities of the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

 INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Committees Generally and Their Members

        Our system of governance practices is documented in the MRV Communications, Inc. Corporate Governance Policies (the "Governance Policies") and the charters of the Audit Committee, Compensation Committee and Nomination and Governance Committee, all of which are available on MRV's website at www.mrv-corporate.com. The Governance Policies and charters are intended to ensure that the Board of Directors will have the necessary authority and procedures in place to review and evaluate MRV's business operations and to make decisions that are independent of our management. The Governance Policies also are intended to align the interests of directors and management with those of MRV's stockholders. The Governance Policies establish the procedures the Board of Directors will follow with respect to Board composition and selection, Board meetings and involvement of senior management, committees of the Board of Directors, director compensation, and the Chief Executive Officer's performance evaluation. Each of the committee charters addresses annual reviews of the committees and the Nomination and Governance Committee charter gives authority to that committee to recommend to the Board of Directors the process for an annual self-evaluation of the Board of Directors' performance and the performance of each of the committees. The Governance Policies and committee charters are reviewed from time to time and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The committee charters were most recently modified by the Board of Directors in November 2011 and the Governance Policies in October 2009.

        The Board of Directors has a standing Audit Committee, Compensation Committee and Nomination and Governance Committee. The Audit Committee, Compensation Committee and Nomination and Governance Committee hold regularly scheduled meetings, and special meetings may be held from time to time as the Board of Directors or its committees deem necessary. At regularly scheduled Board of Directors meetings, time is set aside for the independent directors to meet in an executive session without management or management directors present.

        The Board of Directors met 11 times during 2010 in person or telephonically. No director attended fewer than 75 percent of the meetings of the Board of Directors and the meetings of the committees on which they served during 2010.

        In November 2009, the Board of Directors made the position of Chair of the Board independent in order to improve the Company's corporate governance and bring new perspective on corporate oversight. Ms. Herman was appointed Chair of the Board at that time. Dr. Shubin Stein assumed the role of Chair in August 2010, and upon his resignation from the Board in October 2011, Mr. Tartavull assumed the role of Interim Chairman. In such role, Mr. Tartavull is responsible for coordinating the activities of the directors, coordinating with the CEO to set the agenda for Board of Directors' meetings, chairing meetings of the Board, and leading the Board's review of the performance of the Chief Executive Officer.

        Prior to Ms. Herman's appointment as Chair, Mr. Shidlovsky had served as the lead independent director. If, in the future, the Chair of the Board of Directors is no longer independent, the Company's Governance Policies provide that a lead independent director shall be designated who would then assume the responsibilities set forth above.

        As a general matter, the Board of Directors has oversight responsibility with respect to risk management and is not responsible for the day-to-day management of risk issues, which is the responsibility of management. However, the Board of Directors directed that an analysis be conducted to identify key enterprise risks and mitigation strategies, and that an enterprise risk management plan be developed for the Company. The review and plan was completed and presented to the Board in August 2010. The Board retains oversight of implementation and maintenance of the plan. Further, in March 2010, the Board of Directors approved a Transactional Authority Matrix for the Company which is amended from time to time that identifies in detail certain transactions or actions that require various members of management, the committees of the Board and/or the Board itself to review and approve. The Board also focuses on and discusses certain key areas of risk related to the Company's annual plan and the plan of its subsidiaries, and these areas of risk are periodically addressed and reviewed on an on-going basis.

        The members of the Board of Directors, and the main committees of the Board of Directors on which they serve, are identified below:

Name	Audit		Compensation		Nomination and Governance
Philippe Tartavull (Interim Chairman)			X
Charles M. Gillman			X
Joan Herman	X				X	(1)
Michael Keane	X	(1)
Michael J. McConnell			X	(1)
Robert M. Pons					X
Igal Shidlovsky
Kenneth H. Traub	X				X

(1)
Committee Chair

Committees of the Board of Directors and Director Independence

        Below is a description of the Board of Directors' Audit, Compensation and Nomination and Governance Committees. Each of the committees has authority to engage legal counsel, other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of the current Board of Directors and of each committee meets the standards of independence under the Governance Policies and the rules of the Nasdaq Stock Market, LLC.

Audit Committee

        The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of MRV's accounting, auditing, and financial reporting practices. The Audit Committee's role includes overseeing MRV's system of internal controls and disclosure controls, accounting and auditing processes and discussing with management our processes to manage business and financial risk, and compliance with applicable legal, ethical and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm engaged to issue audit reports on our financial statements. The Audit Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board of Directors has further determined that Mr. Keane is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K, promulgated under the Exchange Act. The Audit Committee met seven times during 2010. A current copy of the Audit Committee Charter is available on MRV's website at www.mrv-corporate.com.

        For additional information concerning the Audit Committee, see "Report of the Audit Committee" on page 60 of this proxy statement.

 Compensation Committee

        The primary responsibilities of the Compensation Committee are: (a) to make recommendations to the Board of Directors as to our general compensation philosophy and to oversee the development and implementation of compensation programs; (b) to evaluate the performance of the CEO based on Board-approved goals and objectives, and based on this evaluation, recommend to the Board of Directors the CEO's annual compensation level; (c) to evaluate the performance of other senior management and make recommendations to the Board of Directors regarding annual compensation levels; (d) to review and make recommendations to the Board of Directors with respect to the Company's incentive compensation plans and equity-based plans; and (e) to grant awards under the Company's equity incentive plans to employees, not including executive officers. The Compensation Committee's role includes producing the report on executive compensation required by SEC rules and regulations. The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to select and retain special counsel or other experts or consultants, including sole authority to approve the fees and retention terms of such advisors, to assist in the discharge of its duties and responsibilities. The Compensation Committee held nine meetings in 2010. A current copy of the Compensation Committee Charter is available on MRV's website at www.mrv-corporate.com.

Nomination and Governance Committee

        The principal responsibilities of the Nomination and Governance Committee are to: (a) lead the search for qualified director candidates for election to the Board of Directors, ensuring the Board of Directors has the appropriate mix of skills and expertise; (b) retain and terminate search firms used to identify director candidates; (c) solicit the views of the CEO, members of our senior management, and members of the Board of Directors regarding the qualifications and suitability of director candidates; (d) establish policies and procedures for the evaluation of director candidates put forth by our stockholders; (e) review and recommend to the Board of Directors a set of corporate governance principles, code of business conduct and ethics applicable to the Board of Directors and the Company; and (f) oversee and evaluate compliance by the Board of Directors and senior management with those corporate governance principles, ethics standards and code of conduct. The Nomination and Governance Committee's role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board of Directors for any adjustments. The Nomination and Governance Committee met six times in 2010. A current copy of the Nomination and Governance Committee Charter is available on MRV's website at www.mrv-corporate.com.

        Nominees for the Board of Directors should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Nomination and Governance Committee annually reviews with the Board of Directors the applicable skills and characteristics required of Board of Directors nominees in the context of current Board of Directors composition and Company circumstances. The Nomination and Governance Committee works with the Board of Directors to determine the appropriate characteristics, skills and experiences for the Board of Directors as a whole and its individual members with the objective of having a Board of Directors with business experience, diversity and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating the suitability of individual Board members, the Board of Directors takes into account many factors, including a general understanding of marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today's business environment; an understanding of the Company's business and technology; educational and professional background; and personal accomplishment. The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience and skill sets. In determining whether to recommend a director for re-election, the Nomination and Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board of Directors.

        Although the Board does not have a separate policy regarding diversity, it believes it is benefitted by a diversity of viewpoints, backgrounds and experience among its members, as reflected in the criteria for Board membership. Accordingly, diversity is one of the factors considered by the Nomination and Governance Committee in evaluating individuals for nomination to the Board of Directors.

        In November 2008, a Special Committee of the Board of Directors issued a recommendation to the Board to search for three new independent directors. In accordance with this recommendation, the Nomination and Governance Committee conducted a search for additional director nominees to add depth and business and financial experience to the Board of Directors. In February 2009, the Nomination and Governance Committee hired Korn Ferry, an executive recruiting firm, to assist in this search and evaluate and identify potential candidates. In addition to the candidates recommended by Korn Ferry, numerous candidates were identified by various internal and third party sources, which suggestions were forwarded to the chairman of the committee to review. The committee chairman provided certain recommendations to Korn Ferry, which evaluated all recommended candidates along with candidates that it identified of its own accord.

        In July 2009, Mr. Keane, a nominee recommended by Korn Ferry, was recommended by the committee to the Board of Directors, and was appointed by the Board to serve as a director. Ms. Herman was identified by Ms. Painter to the chairman of the committee and was evaluated and recommended by Korn Ferry. In October 2009, Ms. Herman was recommended by the committee to the Board of Directors, and was appointed by the Board to serve as a director. Mr. Tartavull was identified by Mr. Lotan and evaluated and recommended by Korn Ferry. He joined the Board in November 2009 upon recommendation by the committee and approval by the Board.

        In addition, three more directors joined the Board as part of a settlement agreement entered into in October 2009 resolving a proxy contest with dissident stockholders. As part of the settlement agreement, the Company agreed that the Board of Directors would recommend for approval three director nominees designated by the dissident stockholders. Messrs. Gillman, McConnell and Ken Shubin Stein were elected to the Board in November 2009 at the Annual Meeting of Stockholders pursuant to the agreement, and Messrs. Gillman and McConnell are still serving on our Board.

        In September 2011 we held discussions with certain significant stockholders, and as a result of these discussions, requested recommendations of Board nominees from representatives of Raging Capital Management, LLC and the Singer Children's Management Trust. Raging Capital recommended Mr. Traub, and the Singer Children's Management Trust recommended Mr. Pons. Each of these individuals was reviewed and approved by the Board of Directors, and each accepted their nomination to the Board in October 2011.

        The committee will consider stockholder recommendations for candidates for the Board of Directors in the same manner as other candidates. All stockholder recommendations must be in writing, addressed to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary (or if MRV's corporate headquarters have changed, to MRV's new corporate headquarters as publicly announced). Submissions must be made by certified mail or commercial courier service (i.e., Federal Express). Hand delivered or emailed submissions will not be considered.

Compensation of Directors

        Our compensation program for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of MRV's size and scope; compensation should align directors' interests with the long-term interest of our stockholders; and the structure of the compensation should be simple, transparent and easy to understand. In November 2009, the Board of Directors approved a change in the structure of its compensation plan, and revised it again in November 2010.

        Cash Compensation.    In November 2009, the Board of Directors approved a cash compensation arrangement in which each non-employee director was entitled to an annual cash retainer fee of $40,000, with no per meeting fees. Members of the Audit Committee received an additional $3,000 annual cash retainer fee and the members of the Compensation and Nomination and Governance Committees receive an additional $2,500 annual cash retainer fee. The Chair of the Audit Committee received an additional $5,000 annual cash retainer, the Chairs of the Compensation and Nomination and Governance Committees received an additional $4,000 annual cash retainer, and the Chair of the Board of Directors received an additional $60,000 annual cash retainer. The Chair of the Board also received a one-time fee equal to her annual Chair fee in order to compensate her for the extraordinary efforts that she was expected to contribute in her initial 12-month term. Cash retainer fees are paid in quarterly installments, and prorated as appropriate based upon the dates and capacities in which each individual non-employee director served.

        In November 2010, the Board of Directors approved a revised compensation arrangement for non-employee directors. The annual cash retainer fee for all non-employee directors was increased to $42,000, with no per meeting fees. All non-Chair committee members receive an additional $4,000 annual cash retainer fee per committee, while the Chairs of the committees receive the following additional annual cash retainer fees: Audit Committee Chair, $10,000; Compensation Committee Chair, $7,000; and Nomination and Governance Committee Chair, $6,000. The Chair of the Board receives an additional cash retainer fee of $100,000 for his services, and this fee was made retroactive to August 24, 2010, which was the date Dr. Shubin Stein became Chairman of the Board. Cash retainer fees continue to be paid in quarterly installments, prorated as appropriate based upon the dates and capacities in which each individual non-employee director serves.

        Equity Compensation.    The compensation arrangement for non-employee directors approved in November 2009 included automatic annual grants of stock options and restricted stock. Under the arrangement, each non-employee director was granted an option to purchase 20,000 shares of Common Stock on an annual basis, at an exercise price equal to the closing price of Common Stock on the date of grant, which is the same date as the annual grant to employees. These options vest over four years pro rata in annual installments beginning on the first anniversary of the date of grant, however, the options vest in full on an accelerated basis upon a change of control (as defined in our 2007 Omnibus Incentive Plan). On the same grant date, each non-employee director was granted 10,000 shares of restricted stock, which vest upon the earlier of one year from date of grant or a change of control. The Chair of the Board of Directors was granted an additional 9,000 shares of restricted stock and 18,000 stock options on an annual basis in her role as Chair, and she also received an additional one-time grant of 9,000 shares of restricted stock and 18,000 stock options to compensate her for the extraordinary efforts that she was expected to contribute in her initial 12-month term. No stock options or restricted stock were granted to directors in 2009, however a make-up cash payment of approximately $40,000 was made to Mr. Shidlovsky and certain other past directors in March 2011 to compensate for this missed grant.

        In November 2009, the Board further noted that certain directors had promised our stockholders that they would not take cash compensation or restricted stock if elected to the Board. Therefore, the Board provided all of its directors the ability to elect to receive stock options in lieu of payment of the cash compensation or restricted stock grants described above. The equivalent stock options are valued pursuant to the Black-Scholes valuation method, and are granted on the same date as the annual grant of stock options to Board members. In November 2010, the Board approved that the stock option grants in lieu of payment for cash compensation are to be granted annually in advance.

        In November 2010, the Board approved a revised equity compensation arrangement for non-employee directors, in which they receive an equivalent of $50,000 of equity each year, which amount they can elect to receive in stock options or restricted stock, with a maximum of 50% election of restricted stock. The number of shares to be received in stock options is determined by using the Black-Scholes valuation method, the number of shares of restricted stock is determined by using the closing price of MRV's Common Stock on the valuation date, and the valuation date is set at three business days prior to the grant date. The stock options and restricted stock each vest in full upon the earlier of one year from date of grant or a change of control. The stock options have an exercise price equal to the closing price of the Company's Common Stock on the date of grant. Due to the change in the non-employee directors equity compensation, a make-up equity grant was awarded to the directors on December 1, 2010 pro rated to provide additional equity for their services through May 31, 2011. This special make-up grant had reduced vesting terms since the grants were for services that would be completed in six months, and the vesting schedules for the restricted stock and stock option grants were accordingly reduced to six months. All other terms remained the same.

        Due to the approval of a new compensation arrangement for the directors, Board members received two equity grants during 2010. The annual grant date occurred on August 13, 2010, and the Black-Scholes valuation used to convert cash to stock options for the directors who elected such was $0.86 per share. Upon revision of the non-employee directors compensation arrangement in November 2010, a make-up equity grant was awarded to the directors on December 1, 2010 pro rated to provide additional equity for their services through May 31, 2011. The Black-Scholes valuation of a stock option for the second grant was $1.15 per share, and this valuation was used to convert cash into an equivalent number of stock options for those directors who elected not to receive cash compensation and to determine the number of options to be granted on the second grant date of December 1, 2010.

        In October 2011, the Board of Directors declared a special cash dividend of $75 million to the Company's stockholders. As discussed below in "COMPENSATION DISCUSSION AND ANALYSIS—The Role of Consultants" beginning on page 30, the Compensation Committee had engaged Farient Advisors LLC ("Farient") to provide advice to, among other things, ensure that equity holders are not adversely impacted by the loss in value created by declaration and payment of the dividend. The Board of Directors followed the recommendation of Farient, and provided a staggered cash payment to option holders equal to the loss in fair value of their options using the Black-Scholes methodology as a result of the dividend. Directors who were option holders on November 10, 2011, the payable date of the special dividend, received 50 percent of the payment amount in respect of their vested options promptly following payment of the dividend, and will receive the remaining 50 percent of the payment amount 12 months following, conditioned upon continuous service to MRV, subject to certain acceleration conditions including death, disability or a change of control. Directors who are option holders with unvested options will receive the cash payment in 12 months following, subject to the same conditions described above. The Board further approved, upon the recommendation of Farient, that holders of restricted stock be paid the same dividend amount per share as stockholders, which amounts the directors holding restricted stock received in November 2011.

 Director Compensation Table

        The following table summarizes the compensation of our non-employee directors in fiscal year 2010 and Mr. Shlomo Margalit (our co-founder and former Chief Technical Officer). Messrs. Singh and Lotan (former Chief Executive Officers) and Margalit (our former Chief Technical Officer), were compensated as full-time employees and received no additional compensation for their service as directors. Information regarding the compensation awarded to each of Messrs. Singh and Lotan is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 37 of this proxy statement. Messrs. Pons and Traub are not included in this table as they did not begin their directorships until October 2011.

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
Philippe Tartavull	$44,673	$23,765	$31,928	$—	$100,365
Baruch Fischer(5)	$16,580	$—	$—	$32,631	$49,211
Charles Gillman	$—	$—	$110,808	$—	$110,808
Joan Herman(6)	$123,364	$50,540	$70,830	$—	$244,734
Michael Keane	$45,942	$21,795	$33,925	$—	$101,661
Shlomo Margalit(7)	$63,157	$—	$—	$149,588	$212,745
Michael McConnell	$41,996	$17,850	$37,919	$—	$97,765
Igal Shidlovsky	$44,538	$23,765	$31,928	$—	$100,231
Kenneth Shubin Stein(6)	$—	$—	$195,004	$—	$195,004

(1)
The amounts reported in the "Fees Earned or Paid in Cash" column reflect the total annual cash retainer and other cash compensation earned by each director in fiscal year 2010.

(2)
On August 13, 2010, each of Messrs. Keane, McConnell, Shidlovsky and Tartavull received 15,000 shares, and Ms. Herman received 37,500 shares, of restricted stock vesting in full one year from the date of grant. The grant date fair value of these grants was $1.19 per share, determined in accordance with Financial Accounting Standards Board ASC 718 Compensation—Stock Compensation ("ASC 718"). Under the directors new compensation arrangement approved in November 2010, the directors were allowed to choose to a ratio of stock options to restricted stock, and the following shares of restricted stock vesting in full six months from the date of grant were issued to the following directors on December 1, 2010 with a grant date fair value of $1.66 per share: Ms. Herman, 3,563 shares; Mr. Keane, 2,376 shares; Mr. Shidlovsky, 3,563 shares; and Mr. Tartavull, 3,563 shares. The aggregate number of shares of restricted stock outstanding for the directors as of December 31, 2010 is as follows: Ms. Herman, 41,063 shares; Mr. Keane, 17,376 shares, Mr. McConnell, 15,000 shares; Mr. Shidlovsky, 18,563 shares; and Mr. Tartavull, 18,563 shares.

(3)
Amounts reflect the aggregate grant date fair value determined by MRV calculated in accordance with ASC 718. Dr. Shubin Stein and Mr. Gillman have each elected to receive stock options in lieu of a cash retainer, as described above in Equity Compensation under the section entitled "Compensation of Non-Employee Directors." Dr. Shubin Stein earned an equivalent of $140,870 in fees in 2010, and Mr. Gillman earned an equivalent of $60,763, which was provided to them in stock option awards pursuant to the terms discussed above. In addition to receiving stock options in lieu of their cash retainers, they each elected to receive their equity awards solely in stock options, and this resulted in grant amounts of (a) 77,731 options to each of Dr. Shubin Stein and Mr. Gillman on August 13, 2010, which options vest over four years in pro rata annual installments beginning on the first anniversary of the date of grant, at an exercise price of $1.19 per share, and (b) 105,738 options to Dr. Shubin Stein and 36,080 options to Mr. Gillman on December 1, 2010, which options vest in full six months from the date of grant, at an exercise price of $1.66 per share.

(4)
Under the directors' original compensation arrangement, each of Messrs. Keane, McConnell, Shidlovsky and Tartavull received 30,000 options, and Ms. Herman received 75,000 options, for shares of the Company's Common Stock on August 13, 2010 with four year vesting in pro rata annual installments beginning on the first anniversary of the date of grant, with an exercise price of $1.19 per share. The grant date fair value of these grants was $0.86 per share. Under the new director compensation arrangement approved in November 2010, the directors were allowed to choose to receive different ratios of stock options to restricted stock, and the following options for shares of the Company's Common Stock vesting in full six months from the date of grant with a $1.66 per share exercise price were issued to the following directors on December 1, 2010: Ms. Herman, 4,958 shares; Mr. Keane, 6,610 shares; Mr. McConnell, 9,915 shares; Mr. Shidlovsky, 4,958 shares; and Mr. Tartavull, 4,958 shares. The grant date fair value of these grants was $1.21 per share. The aggregate number of options outstanding for the directors as of December 31, 2010 is as follows: Mr. Gillman, 113,811 shares; Ms. Herman, 79,958 shares; Mr. Keane, 36,610 shares, Mr. McConnell, 39,915 shares; Mr. Shidlovsky, 287,258 shares; Dr. Shubin Stein, 183,469 shares; and Mr. Tartavull, 34,958 shares.

(5)
Mr. Fischer retired from the Board of Directors on May 21, 2010. As a reward for his many years of service, the Board of Directors modified his existing stock option grants by accelerating any unvested options and extending to a maximum of three years, the time in which the options can be exercised so long as such extensions do not surpass the original ten-year terms of the grants. The amount of compensation cost recognized for Mr. Fischer for financial statement reporting purposes in fiscal year 2010 in accordance with ASC 718 related to stock compensation was $15,131. Please refer to Note 13 (Share-Based Compensation) in the Notes to our financial statements included in our Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2010, for the relevant assumptions used to determine the valuation of stock option awards. In addition, Mr. Fischer was engaged through December 31, 2010 as a strategic advisor to the Company's Optical Communications Systems ("OCS") division and received $17,500 in fees as a consultant following his service as a director with the Company.

(6)
Dr. Shubin Stein replaced Ms. Herman as the Chair of the Board on August 24, 2010 until his resignation from the Board in October 2011, and their compensation was affected pro rata accordingly.

(7)
Mr. Margalit, co-founder of the Company, was a director until May 21, 2010, and was the Company's Chief Technical Officer until his retirement on July 31, 2010. The amount listed in the "Fees Earned or Paid in Cash" column was the base salary that he earned for the part of the year that he was employed with the Company, and the amount listed in the "All Other Compensation" column includes his severance pay of $110,000, vacation and personal time pay of $36,388, and the life insurance premium of $57 and 401(k) contribution of $3,143 made by the Company on his behalf.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, our directors, executive officers and stockholders who own more than 10% of a registered class of the Company's equity securities are required to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We believe, based on filings we have made on behalf of directors and officers, and on a review of copies of such reports furnished to us, that the reports required of our executive officers, directors and 10% or greater stockholders were duly and timely filed during the year ended December 31, 2010, with the exception of a one-month delay in filing a Form 3 for Ms. Mary Jane Gruninger who was promoted to the position of interim President of the Company's Optical Communications Systems ("OCS") division during part of 2010.

Relationships of Officers and Directors

        There are no transactions or series of transactions in 2009 or 2010 in excess of $120,000 regarding related persons as defined by the rules and regulations promulgated under the Exchange Act. If there was any related party transaction that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act which discusses related party transactions, it is the responsibility of the Audit Committee to review and approve any such transaction pursuant to the Audit Committee Charter.

Communications with the Board of Directors

        The Board of Directors maintains a process by which stockholders and other interested parties may communicate with members of the Board of Directors. Any stockholder or other interested party who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chief Compliance Officer, 20415 Nordhoff Street, Chatsworth, California 91311.

        All communications received in accordance with this procedure will be reviewed initially by our Chief Compliance Officer to determine that the communication is a message to our directors and will be relayed to the appropriate director or directors unless the officer determines that the communication is an advertisement or otherwise constitutes inappropriate material. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.

Code of Business Conduct and Corporate Governance

        We have adopted a Code of Business Conduct and Corporate Governance that applies to all of our directors, officers and employees. In compliance with the applicable rules of the SEC, special ethics obligations of the Chief Executive Officer, Chief Financial Officer, and other employees who perform financial or accounting functions are set forth in the section of the Code of Business Conduct and Corporate Governance entitled "Special Ethics Obligations of Employees with Financial Reporting Responsibilities." The Code is available through our website at www.mrv-corporate.com. Printed copies are available free of charge and may be requested by contacting the Investor Relations Department either by mail at corporate headquarters, by telephone at (818) 886-6782 or by e-mail at ir@mrv.com.

        We intend to satisfy the disclosure requirements under the Exchange Act regarding an amendment to, or a waiver from, the Code of Business Conduct and Corporate Governance by posting such information on our website at www.mrv-corporate.com.

 EXECUTIVE OFFICERS OF THE COMPANY

        Biographies of the current executive officers of the Company are set forth below.

        Chris King, age 40, Interim Chief Executive Officer, and Chief Financial Officer

        Mr. King was appointed as our Interim Chief Executive Officer in December 2011 in addition to maintaining his role as MRV's Chief Financial Officer since July 2009. Prior to that, he was MRV's Vice President of Finance and Chief Compliance Officer from January 2008. From 2005 through December 2007, he served as the senior vice president, Finance for Tandberg Television, which was a public company traded on the Oslo Stock Exchange until it was acquired by Ericsson in 2007. In 2005, Tandberg Television acquired GoldPocket Interactive, Inc. where Mr. King served as chief financial officer, secretary and treasurer from the time he joined in 2000. As chief financial officer of GoldPocket, he raised approximately $50 million in venture capital, completed three acquisitions, and oversaw the formation and subsequent spin out of GoldPocket Wireless, Inc. (acquired by Motricity, Inc. in 2006) and Mixed Signals, Inc. (acquired by Tektronix, Inc. in 2010) before running a process that culminated in the sale of the company to Tandberg Television. From 1993 through 2000, he practiced accounting in the audit and business advisory services group of PricewaterhouseCoopers. Mr. King holds a bachelor of arts degree in business economics from the University of California, Santa Barbara, and he is a certified public accountant.

        Barry Gorsun, age 68, President and Chief Operating Officer, President of the Optical Communications Systems Division

        Mr. Gorsun joined MRV in October 2010 and serves as President of MRV's OCS division. In December 2011, the Board added the role of President and Chief Operating Officer of MRV. He has over 40 years of technology management experience. He began his career as an engineer for RCA Missile Systems where he worked as manager of the technical team that successfully developed the radar and transponder system for the first manned moon flight in 1969. As director of manufacturing and engineering at Bowmar/Ali, he contributed to the growth of the company from start-up to $300 million in revenues. During his tenure as the vice president of operations at Modicon Corporation, the company grew from $5 million to $200 million in five years, at which time due to his efforts the company was acquired by Gould Inc. As executive vice president at Analogic Corporation, he assisted in growing that firm to $250 million in revenue during a four year period. Mr. Gorsun joined Summa Four in 1983 as vice president of operations, was promoted to chief operating officer and then president and chief executive officer in which role he served for five years until his appointment as chairman in 1993 when the company went public. At Summa Four, Mr. Gorsun led a total company refocusing in response to significant industry changes and marketing challenges. In 1998, Mr. Gorsun was responsible for the sale of Summa Four to Cisco Systems, Inc. and Mr. Gorsun served as an advisor to the Cisco Systems' Board from 1998 to 2000. Mr. Gorsun has also served as the chairman of the Computer and Communication Industry Association, an industry resource/forum on the national level from 1993 to 1995, and Cetcon, Inc., a start-up telecommunications engineering consulting firm from 2000 to 2004. He was a director of Gensym Corporation, an industry leader in intelligent operations and management software tools and solutions from 1998 to 2006; and served as a member of the executive committee of the International Engineering Consortium from 1996 to 2000. He also co-founded SQMsoft, a global software company focused on the efficient and effective use of energy and bandwidth. From 2006 to 2010, Mr. Gorsun was the managing partner of Baystate Capital, his personal investment company.

        Jennifer Hankes Painter, age 42, VP, General Counsel, Chief Compliance Officer and Secretary

        Ms. Painter joined MRV as Vice President, General Counsel in February 2009, became the Chief Compliance Officer in July 2009, and added the title of Secretary in November 2009. Prior to joining MRV, from 2004 to 2008 Ms. Painter served as vice president, assistant general counsel for The Ryland

Group, Inc., a national homebuilder, where she was responsible for the company's regulatory compliance, corporate governance, financings, and general corporate and employment law. From 2001 to 2004, Ms. Painter served as vice president, general counsel of Cadiz Inc., a public water and agricultural company, where she was responsible for the company's domestic and international legal and compliance issues. Prior to joining Cadiz, Ms. Painter was employed as an associate with Sullivan & Cromwell LLP, an international law firm, where she dealt with merger and acquisition transactions, securities and other corporate matters; and was an officer in the U.S. Army Corps of Engineers prior to her legal career. She received a bachelor of science degree in civil engineering from the U.S. Military Academy and a juris doctor degree from Loyola Law School of Los Angeles. Ms. Painter is an active member of the California Bar.

        Blima Tuller, age 33, Vice President, Finance

        Ms. Tuller joined MRV as Director of Finance in December 2008 and was appointed Vice President, Finance in July 2009. Prior to joining MRV, from 2006 she served as vice president of finance and chief accounting officer for QPC Lasers, Inc., a start-up manufacturer and distributor of semiconductor lasers, where she was responsible for public company financial reporting and implementation of Sarbanes-Oxley controls and processes. Prior to that she held the positions of vice president of finance for Ameripath's Esoteric Division, director of finance of Specialty Laboratories, a clinical reference laboratory acquired by Ameripath in 2006, and director of Specialty Laboratories' internal audit department, developing an internal audit function and bringing the company into Sarbanes-Oxley compliance. From 1998 to 2003, Ms. Tuller held a variety of positions at the public accounting firms of Arthur Andersen LLP and KPMG LLP. She holds a bachelor's degree of business administration in accounting from Cleveland State University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis explains our strategy, design and decision-making around our compensation programs and practices as they relate to the Named Executive Officers. The Compensation Committee has the responsibility for evaluating, approving and recommending MRV compensation programs to the Board of Directors. The Compensation Committee is also responsible for reviewing and evaluating the performance of our Chief Executive Officer and his direct reports, including all of the Named Executive Officers, relative to meeting corporate goals and objectives, and determining compensation levels for these officers based on this evaluation.

Philosophy

        The Compensation Committee believes that the best mix of compensation consists of base salary, performance-based cash bonuses and longer-term equity incentive compensation in the form of stock options. Base salaries are a necessary part of our compensation program and provide executives with a fixed portion of pay that is not performance-based. However, our compensation policies are generally structured to establish a competitive overall compensation package that is heavily weighted towards pay-for-performance. Accordingly, we set base salaries within a market-based range where the midpoint of the range is set below the industry average, and weight more heavily to compensate, accomplishment of corporate performance objectives in the form of incentive bonuses and long-term equity awards. To emphasize this point, in July 2010, our prior Chief Executive Officer was given a significant stock option grant of 1,750,000 stock options with no other bonus to encourage him to increase stockholder value and improve the Company's operations and profitability. When the President of our OCS division joined in October 2010, he was also provided a significant stock option grant in order to focus him on the goals of operational improvement, profitability and stockholder value.

        In March 2010, the Board of Directors approved the MRV Incentive Compensation Plan (the "Plan"), a performance-based incentive plan applicable to the Named Executive Officers and other management. In order to determine performance-based annual incentive compensation, the Compensation Committee uses factors including certain financial metrics in an effort to align the financial interests of our management, including the Named Executive Officers, with long-term shareholder value creation. Specifically, the Plan ties bonus payments to operating income and revenue targets as well as the achievement of other key performance objectives, which the Compensation Committee and Board deem to be areas of focus for management at this time. For 2011, the Compensation Committee and Board of Directors added operating cash flow to revenue and operating income for the financial objectives, and eliminated the subjective individual performance objective component from the bonus determinations.

        We believe long-term equity awards attract and motivate a highly-talented executive team. Our equity awards are designed to create a strong connection between executive compensation and sustainable long-term shareholder value.

        This philosophy may cause compensation to fluctuate from year to year, and as a result, the Named Executive Officers' compensation levels may be above or below the comparable range of our peers. The Compensation Committee has reviewed our compensation policies and practices for all employees, including executive and non-executive officers, and determined that our compensation programs do not give rise to risks reasonably likely to have a material adverse effect on MRV. The Committee noted several design features of MRV's incentive programs for all executive officers in particular that reduce the likelihood of excessive risk-taking and instead encourage behaviors that support sustainable long-term stockholder value. For example:

  •
  The program design provides a balanced mix of annual and longer-term incentives.

  •
  There is a significant weighting towards long-term incentive compensation that discourages short-term risk-taking. Further, in November 2011, our Board approved stock ownership guidelines for executive officers as well as directors that require them to maintain a meaningful equity ownership level before they can sell their equity grants, thereby increasing their alignment with long-term stockholder value.

  •
  Pay-for-performance features such as the minimum operating income target are balanced by appropriate target setting and sliding payout scales.

        To the extent readily determinable, the Compensation Committee considers the anticipated tax treatment to MRV and to the officers and employees of various types of compensation, including the limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended. Some types of compensation and associated deductibility for Company tax purposes depend upon the timing, pricing, vesting or exercise of granted stock options. Interpretations of and changes in the tax laws also affect the deductibility of compensation.

Annual Compensation Methodology

        The Compensation Committee meets annually to review the salary, bonus and stock option award compensation given to the Named Executive Officers and our other highly compensated employees, and reviews and recommends to the Board the incentive plans for each of our subsidiaries and business segments. In addition, the Plan provides for bonuses based on corporate and business unit performance, as applicable, and each year the Compensation Committee will adjust targets pursuant to the Plan. For Named Executive Officers, the Compensation Committee determines whether MRV's financial performance for the preceding year justifies adjustments to base salaries, bonuses and granting of share-based compensation as part of its annual review. In addition, from time to time, the Compensation Committee may consider discretionary bonuses for performance exceeding expectations.

The Compensation Committee then recommends its overall compensation plan to the full Board for its approval. The full Board also approves the annual operating plan for the year on which the financial targets of the Plan are based.

        Each year, the Compensation Committee reviews and approves proposed grants of awards for equity incentive plan participants. The total amount of grants and specific grants for senior officers are further recommended to the full Board for approval. Common Stock-based awards are viewed as an important component of total executive pay, aligning compensation with increasing stockholder value and, thus, providing an important benefit to stockholders. Stock options provide a financial reward only in the event that stockholder values are increased. Generally, within compensation programs, stock options are viewed as a cost-effective method for providing equity-based long-term incentive compensation.

The Role of Consultants

        The Compensation Committee retained the services of Farient Advisors LLC, an executive compensation consulting firm in January of 2010, and has continued to engage the consulting firm to present. Farient serves as our outside compensation advisor to provide advice regarding executive compensation decisions. Under the terms of the engagement, Farient provides the Compensation Committee with relevant competitive market data and alternative program designs to consider. Farient has no relationship with MRV other than as our compensation consultant, and will not provide additional services to us without the advance consent of the Compensation Committee.

        To support our Compensation Committee's decision-making in 2011, Farient prepared a comprehensive assessment of compensation for the top 30 executive positions in the six countries in which these positions are located. The review was intended to help the Compensation Committee:

  •
  understand current competitive positioning across business entities and locations;

  •
  establish a competitive pay structure that can be applied consistently across MRV, while taking into account country-specific market practices and the relative impact of positions internally; and

  •
  institute a total compensation philosophy and structure that is weighted towards pay-for-performance.

        The Farient study set forth our competitiveness regarding base salaries, total cash compensation, long-term incentive and total direct compensation. Farient then made recommendations to move MRV into alignment over a two to three year period with our market peers, targeting the 25th to 50th percentile of the industry average. Farient further took into consideration the Compensation Committee's philosophy to weight overall compensation towards pay-for-performance in its recommendations, which recommendations were accepted by the Compensation Committee. Specifically, the Compensation Committee approved Farient's recommendation to restore merit-based salary increases for 2011 considering the Company's average for base salary was below the 25th percentile industry average, while keeping annual short-term incentive compensation levels at their current level as they were generally at the 25th to 50th percentile industry average, and increasing stock option long-term incentive grants to adjust for the lower than industry average base salaries.

        Farient was retained for a separate study to provide advice regarding the effects that a special dividend of $75 million would have on stock options and restricted stock, and what could be done to a) ensure that equity holders are not adversely impacted by the loss in value created by declaration and payment of the dividend, and b) continue to incent employees to stay with MRV and its subsidiaries. Farient reviewed what other companies had done under similar circumstances, and addressed MRV's specific circumstances and the goals attempted to be accomplished by the Compensation Committee. Farient recommended that the Board of Directors approve a staggered cash payment to option holders equal to the loss in fair value of their options using the Black-Scholes methodology as a result of the dividend. They recommended that option holders who provide service to the Company at the time of the payment of the dividend shall receive 50 percent of the payment amount in respect of their vested options promptly following payment of the dividend, and 50 percent of the payment amount 12 months following, conditioned upon continuous service to MRV, subject to certain acceleration conditions such as involuntary termination without cause, death or disability, change of control, or a sale of the business unit in which the option holder is employed. Option holders with unvested options would receive the cash payment in 12 months, subject to the same conditions described above. Farient further recommended that holders of restricted stock be paid the same dividend amount per share as stockholders.

The Role of Executive Officers in Determining Executive Compensation

        Consistent with our Compensation Committee charter, the Compensation Committee, or the Board upon recommendation of the Compensation Committee, makes all final compensation decisions related to the Chief Executive Officer and his direct reports, which includes all of the Named Executive Officers other than the Chief Executive Officer. However, our Chief Executive Officer and the VP, Human Resources provided information and recommendations to the Compensation Committee, including information relating to the performance of the executive officers, appropriate levels and components of compensation, including equity grants, and the targets for business unit performance or other goals for our annual cash incentives.

        In particular, our typical past practice called for our Chief Executive Officer and senior Human Resources officer to meet with the Compensation Committee at or near the beginning of each fiscal year to present for review and approval, as applicable:

  •
  An analysis of the 30 most highly compensated employees at MRV, which includes, among other things, their salary, short-term cash incentive bonus, long-term bonus incentive, and benefits.

  •
  Recommendations on aggregate base salary merit increases by entity and entity bonus pools based on market global compensation data and our financial performance during the prior fiscal year for all employees on the payroll to be included as part of the annual budget process.

  •
  A recommended corporate performance rating structure for determination of the annual cash incentive awards, which structure will be based upon key metrics that, if achieved, should create positive market performance and a basis for creation of long-term shareholder value.

        At the end of each year, our Chief Executive Officer also assists our Compensation Committee in evaluating our corporate performance and provides performance ratings for each of his direct reports for the recently completed fiscal year. Our compensation philosophy requires that the Chief Executive Officer must seek prior Board approval for all compensation for all executive officers and all individuals with a direct reporting relationship to him. Our Human Resources department also supported the Compensation Committee in various other compensation-related tasks and in some cases acts pursuant to delegated authority to fulfill various functions in administering our compensation programs.

Determination of CEO's Compensation

        On December 5, 2011, the Board appointed Mr. King to take on the additional role of Interim Chief Executive Officer. In the near future, the Board will consider his overall compensation package to compensate him for the additional responsibility. Previously, Mr. Singh's compensation was determined by the Board of Directors to incentivize him to stabilize the Company's financial results and implement a turnaround plan. He was given a one-year employment agreement beginning on July 1, 2010 with a base salary of $500,000, no bonus, and a grant of 1,750,000 stock options that vest on June 30, 2011. He was also given certain protections on termination without cause prior to the end of his one-year term. These protections are described below under "Employment Agreements and Change of Control Arrangements" beginning on page 40 below. The significant stock option grant was intended to reward him for improving shareholder value during the one-year term.

The Role of Peer Groups and Benchmarking

        Farient provided a competitive analysis of market pay practices for our executive officers. In consultation with the Compensation Committee, Farient selected a compensation peer group of the following 11 public communication equipment and networking companies that it believed to be similar to MRV based on product and customer profile.

  •
  Aviat Networks, Inc.

  •
  Bel Fuse Inc.

  •
  CIENA Corp.

  •
  Emulex Corp.

  •
  Extreme Networks, Inc.

  •
  Harmonic Inc.

  •
  Infinera Corp.

  •
  Ixia

  •
  Opnext, Inc.

  •
  Sonus Networks, Inc.

  •
  Tekelek

        The peer group revenues ranged from $200 million to $700 million, with a median annual revenue of approximately $400 million. Two peers from the prior year's compensation peer group (Finisar Corp. and Oclaro, Inc.) were removed because they were more closely competitive with our optical networking business which we divested in October 2010, and a third peer (F5 Networks, Inc.) was excluded because its revenue exceeded the target revenue range maximum. The peers were also selected due to their substantial international presence, with international revenue near 60% of total revenue. The peer group compensation data was analyzed along with published survey data. The general compensation survey information was provided by iPas Global Technology Survey, Mercer LLC and Towers Watson.

 Incentive Compensation Plan and Bonus Targets

        In March 2010, the Board of Directors, upon recommendation by the Compensation Committee, approved the Plan, our annual cash incentive plan, and bonus targets for management and other participants under the Plan. In approving the targets for performance-based cash bonus compensation, the Compensation Committee and Board took the Farient benchmarking study into consideration and the committee's philosophy of weighting performance-based compensation. Mr. Singh had a separate compensation arrangement which he entered into upon his hire on July 1, 2010, and was not a participant in the Plan. Mr. Gorsun's bonus target was set at 45% upon his hire in October 2010. The targets, which were reaffirmed by the Board of Directors in March 2011 for the 2011 fiscal year, are calculated as percentages of base pay, and are as set forth for the following Named Executive Officers:

Name	Bonus Target
Chris King	60%
Barry Gorsun	45%
Jennifer Hankes Painter	60%
Blima Tuller	40%

        The Plan, which sets forth the terms for which an annual bonus is earned, states that a majority of the individual's bonus is based on the operating income and revenues of the business operating unit to which the participant of the Plan belongs. The operating income and revenue targets were set above the prior year's achievements, and are intended to push the participants to reach their goals. For 2010, the bonuses for participants were also based in part on pre-determined individual objectives, which are aligned with the objectives of the Company. In March 2011, at the recommendation of the Compensation Committee, the Board eliminated the use of individual objectives as a component of the Plan, and instead such annually defined objectives are used in performance evaluations and assist with promotional reviews and determinations. For Mr. King and Mmes. Painter and Tuller, 25% of their 2011 target is allocated to revenue objectives, 25% to operating cash flow objectives and the remaining 50% is allocated to operating income objectives based on the Company's Board-approved consolidated annual operating plan. Mr. Gorsun's bonus target weighs the objectives in the same ratios, but are split 80% to his business unit's approved annual operating plan, and 20% to the Company's consolidated annual operating plan.

        No bonus will be earned or paid under the Plan in 2011 if operating income falls below 80% of the Board-approved annual operating plan, nor will a bonus be earned unless the participant is employed as of the end of the Plan year, regardless of the reason for termination (unless otherwise set forth in a severance agreement). The target bonus percentages are based on the individual participant's level of responsibility in the Company and market factors.

Policy Governing Grant of Stock Options

        We have adopted a written stock option policy to supplement the provisions of our equity-compensation plans and to govern the timing of stock option grants to employees generally and to officers and directors in particular. The goal in adopting the policy was to seek to ensure that equity-based awards were made in a manner consistent with the terms of the governing plans and at prices and times that are determinable, and only upon approval by the Compensation Committee, or the Board of Directors for certain executives including the Named Executive Officers.

Fiscal Year 2010 and 2011 Compensation Decisions

        Base Salary and Annual Cash Bonus.    In 2010, the Compensation Committee requested a study from Farient for the Company's highly compensated employees based on the peer group identified for last year, which helped the committee benchmark targets for base pay and performance—based compensation, both long- and short-term. In consultation with Farient and information provided in the study, the Board of Directors increased the base salaries of Mr. King and Ms. Painter to $230,000 each in March 2010. Farient provided a similar study for 2011 based on the peer group identified above. Taking the compensation study and personal performance into account, at its March 2011 meeting, the Board approved the following base salary increases for the Named Executive Officers:

Name	Base Salary Increase	Aggregate Base Salary
Chris King	$16,100	$246,100
Jennifer Hankes Painter	$6,900	$236,900
Blima Tuller	$47,600	$217,600

        Mr. King's merit-based increase was intended to move him closer to the 25th to 50th percentile of his peer group, and Ms. Tuller's increase took into account her outstanding performance, putting her at the 50th percentile of her peers. Messrs. Singh's and Gorsun's base salaries were set at the time of their hire in 2010 at $500,000 and $230,000, respectively, and were within the targeted 25th to 50th percentile of the industry average according to the Farient study.

        The Board had set the annual incentive bonus targets for Messrs. Lotan and King and Mmes. Painter and Tuller at 75%, 60%, 60% and 40%, respectively, at its March 2010 Board meeting. Mr. Gorsun's target was set at 45% upon his hire, and Mr. Singh does not have an annual incentive bonus target. In March 2011, the Board kept these targets the same as the prior year, but revised the performance objectives to reach the targets as set forth above under "Incentive Compensation Plan and Bonus Targets."

        In March 2011, the Compensation Committee approved bonus payouts for all participants of the Incentive Compensation Plan during 2010. Extraordinary transaction costs related to the sale of Source Photonics, Inc. and Source Photonics Santa Clara, Inc. (together, "Source Photonics") and the settlement of litigation with Finisar Corporation were excluded for purposes of calculating achievement of the objectives. The bonus payout amounts paid in March 2011 pursuant to the Incentive Compensation Plan for 2010 for the Named Executive Officers ranged from 109 to 110 percent of their targets (with the exception of Mr. Gorsun's partial year payout), and were as follows:

Name	Percentage of Target	Cash Amount
Chris King	109%	$149,978
Barry Gorsun	136%	$31,272
Jennifer Hankes Painter	110%	$152,186
Blima Tuller	110%	$74,990

        The Company achieved consolidated operating income and revenue results for 2010 that exceeded the designated targets, and provided for a payout of 110% of the bonus targets for Mr. King and Mmes. Painter and Tuller for the 80% of their bonus based on those factors. Mmes. Painter and Tuller met 100% of their individual objectives, and Mr. King met 92% of his individual objectives, providing for the combined payments set forth in the table above. Mr. Gorsun was hired in October 2010, so his bonus was tied solely to his business unit's operating income and revenue results, which substantially exceeded plan targets by 47%, resulting in a pro rata 136% payout of his bonus target for the time he was employed by MRV in 2010. In addition to the annual incentive bonus payouts, the Board approved discretionary bonuses in the amounts of $15,000, $25,000 and $7,091 for Mr. King and Mmes. Painter and Tuller in 2010, respectively. The Board wanted to reward Mr. King and Ms. Painter for their dedicated efforts in completing the sale of Source Photonics, and Ms. Tuller received her bonus for her exceptional efforts with the close of the second quarter financial statements despite finance staff reductions in that period.

        Stock Option Grants.    Pursuant to Mr. Singh's employment agreement, he received 1,750,000 stock options on his hire date, July 1, 2010, that vested in full on June 30, 2011 and have an exercise price of $1.25, to the closing price of MRV's Common Stock on July 1, 2010, the date of grant. This option grant exceeded the limits of the 2007 Omnibus Incentive Plan (the "2007 Plan") and therefore were granted outside of the plan. Under the 2007 Plan, on August 13, 2010, 252,728 stock options were granted to Mr. King, 235,476 to Ms. Painter, and 40,000 to Ms. Tuller. As an inducement for Mr. Gorsun to take the position of President of our OCS division, he was granted 250,000 stock options on December 1, 2010 under the 2007 Plan. The options for Messrs. King and Gorsun and Mmes. Painter and Tuller have an exercise price equal to the closing price of MRV's Common Stock on the date of grant, and vest pro rata over four years in annual increments beginning on the first anniversary of the grant date and accelerate upon a change of control. The option grants for Messrs. Singh and Gorsun were intended to provide strong pay-for-performance incentive. The grants to each of Mr. King and Mmes. Painter and Tuller took into consideration each of their past performance, experience and seniority.

        The Compensation Committee believes that equity grants are an important part of long-term variable incentive compensation which aligns management with shareholder value, and as such, the committee approved annual stock option grant amounts for 2011 for specified employees at its March 2011 meeting. The grants for senior officers, including the Named Executive Officers, were further approved by the full Board of Directors at the recommendation of the committee. These stock options have an exercise price equal to the closing price of the shares of MRV's Common Stock on June 1, 2011, the date of grant, accelerate upon a change of control, and vest pro rata over three years in annual increments beginning on the first anniversary of the grant date, and if an employee works for a subsidiary, 50% of the unvested stock options shall vest on the change of control of that subsidiary. Mr. King received 230,000 stock options under these terms; Ms. Painter received 200,000; and Ms. Tuller received 40,000. Each of the option grants to the Named Executive Officers were intended to, in addition to the other components of compensation, base salary and annual short-term cash incentive, place the officers within a targeted 25th to 50th percentile of the industry average of compensation for their peers. These option grants were recommended by Farient to the Compensation Committee in line with the Compensation Committee's objectives of weighting for pay-for-performance and staying within a targeted 25th to 50th percentile industry average, and were approved as recommended.

        Cash Bonus to Option Holders related to $75 million Special Dividend.    Upon declaration of a significant dividend to the Company's stockholders, the Board of Directors knew that the value of stock options held by its option holder would decrease, and that the stock options would significantly lose their retention value. Therefore, upon recommendation by the Compensation Committee and Farient, its compensation consultant, the Board of Directors approved a staggered cash payment to option holders equal to the loss in fair value of their options using the Black-Scholes methodology as a result of the dividend. All option holders, included the Named Executive Officers, who held stock options on November 10, 2011, the payable date of the special dividend, received 50 percent of the payment amount in respect of their vested options promptly following payment of the dividend, and will receive the remaining 50 percent of the payment amount 12 months following, conditioned upon continuous service to MRV, subject to certain acceleration conditions including involuntary termination without cause, death or disability, a change of control, or a sale of the business unit in which the option holder is employed. Option holders who held unvested stock options on November 10, 2011 will receive the cash payment in 12 months following, subject to the same conditions described above.

        Each of the Company's Named Executive Officers received the following payments in November 2011, and are eligible for the remaining payments upon vesting in November 2012:

Name	Nov 2011 Payment	Nov 2012 Eligible Payment
Chris King	$17,097	$165,747
Barry Gorsun	$—	$74,993
Jennifer Hankes Painter	$12,254	$151,419
Blima Tuller	$4,953	$40,331
Dilip Singh	$290,378

Employee Benefits

        Executives are generally entitled only to benefits consistent with those offered to our other employees. We offer group life, disability, medical, dental and vision insurance and a 401(k) plan.

Compensation Committee Interlocks and Insider Participation

        Messrs. Tartavull and Gillman and Ms. Herman served on the Compensation Committee in 2010, with the exception that Mr. McConnell replaced Mr. Gillman on the committee in May 2010 since Mr. McConnell was not serving on any committees at that time. In October 2011, Mr. Gillman replaced Ms. Herman on the committee when all of the committees were reconstituted. No member of the Compensation Committee was, during 2010 or at any other time, an officer or employee of MRV or any of its subsidiaries; was formerly an officer of MRV or any of its subsidiaries; or had a relationship in 2010 requiring disclosure under applicable SEC regulations. No executive officer of MRV serves or served as an executive officer, director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, any of whose executive officers served as a member of the Compensation Committee or as a director of MRV.

Compensation Committee Report

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, in whole or in part, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Registration Statements on Forms S-3 and S-8, the following Report shall not be incorporated by reference into any such filings.

        The Compensation Committee of MRV Communications, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors
Michael McConnell, Chair Charles Gillman Philippe Tartavull

 SUMMARY COMPENSATION TABLE

        The following table summarizes information regarding compensation paid and the fair value of option grants during each of the past three fiscal years to the Named Executive Officers serving at December 31, 2010.

Name	Year	Salary	Bonus(1)	Option awards(2)	Non-Equity Incentive Plan Compensation	All other compensation(3)	Total
Chris King(4)	2010	$225,653	$15,000	$218,483	$149,978	$4,660	$613,774
Interim Chief Executive	2009	$186,076	$95,995	$11,498	$—	$8,160	$301,729
Officer, and Chief	2008	$162,265	$45,000	$44,550	$—	$2,658	$254,473
Financial Officer
Barry Gorsun(5)	2010	$53,120	$—	$302,175	$31,272	$547	$387,114
President and Chief
Operating Officer,
President of the
Company's OCS
Division
Jennifer Hankes Painter(6)	2010	$223,179	$25,000	$203,561	$152,186	$4,409	$608,335
VP, General Counsel, Chief	2009	$156,923	$78,670	$28,745	$—	$5,859	$270,197
Compliance Officer and
Secretary
Blima Tuller(7)	2010	$170,102	$7.091	$34,580	$74,990	$3,318	$290,080
VP, Finance
Noam Lotan(8)	2010	$125,885	$—	$—	$—	$932,135	$1,058,020
Former Chief Executive	2009	$262,500	$—	$—	$—	$8,015	$270,515
Officer	2008	$272,650	$—	$151,470	$—	$8,294	$432,414
Dilip Singh(9)	2010	$249,374	$—	$1,608425	$—	$3,591	$1,861,391
Former Chief Executive Officer

(1)
Ms. Tuller received a discretionary bonus in August 2010 of $7,091 for her work closing the second quarter financial statements despite finance staff reductions in that period. Mr. King and Ms. Painter each received discretionary bonuses in December 2010 in the amounts of $15,000 and $25,000, respectively, for their efforts in completing the sale of Source Photonics. The remainder of the cash bonuses set forth in 2010 for Messrs. King and Gorsun and Mmes. Painter and Tuller were earned in 2010 and paid out in March 2011. In 2009, Mr. King and Ms. Painter received discretionary bonuses to reinstate approximately 35% of the 10% reduction in the base salary incurred the prior nine months and for their work in connection with completing the restatement of our financial statements, in aggregate amounts of $35,995 and $34,670, respectively. The remainder of the cash bonuses set forth in 2010 for Mr. King and Ms. Painter were earned in 2009 and paid out in March 2010. The annual cash bonus earned in 2008 by Mr. King was paid out in January 2009.

(2)
Amounts reflect the aggregate grant date fair value determined by MRV calculated in accordance with Financial Accounting Standards Board ASC 718 Compensation—Stock Compensation ("ASC 718"). Due to a change in the SEC's rules effective February 28, 2010, this column no longer reflects the dollar amount recognized in the current year for financial statement reporting purposes in accordance with ASC 718, but instead, reflects the aggregate grant date fair value on the grant date. Therefore, 2008 amounts differ from those reflected in prior filings. The stated amounts do not reflect whether the recipient will actually realize a financial benefit from the awards. For additional information regarding valuation assumptions, refer to Note 13 (Share-Based Compensation) in the Notes to our financial statements included in our Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2010.

(3)
None of the Named Executive Officers received perquisites in excess of $10,000, and therefore such amounts are not included in the "All other compensation" or "Total" columns. For each Named Executive Officer, "All other compensation" includes life insurance premiums paid by MRV and contributions made by MRV to the Company's 401(k) savings plan on the officer's behalf.

(4)
Mr. King joined MRV in January 2008 as VP, Finance and Chief Compliance Officer, and was promoted to Chief Financial Officer in July 2009. In December 2011, he was provided the additional title of Interim Chief Executive Officer.

(5)
Mr. Gorsun was hired in October 2010 and has a base salary of $230,000 per year.

(6)
Ms. Painter joined MRV in February 2009 as VP, General Counsel, added the Chief Compliance Officer role in July 2009, and Secretary in November 2009.

(7)
Ms. Tuller was hired as the Director of Finance in December 2008 and was promoted to the position of VP, Finance in July 2009.

(8)
Mr. Lotan stepped down as Chief Executive Officer and as a director on June 30, 2010. His compensation set forth for 2010 in the "All other compensation" column consists of severance pay of $633,538, vacation and personal time pay of $40,413, an equivalent value of $255,614 for the acceleration of vesting of certain options and extended expiration period using the Black-Scholes model in accordance with ASC 718, a 401(k) match amount of $2,494 paid by MRV, and a life insurance premium payment by MRV of $76.

(9)
Mr. Singh was the Company's Chief Executive Officer from July 2010 to December 2011, and had a base salary of $500,000.

GRANTS OF PLAN-BASED AWARDS IN 2010

        The following table summarizes share-based awards to Named Executive Officers during 2010:

			Estimated future payout under non-equity incentive plan awards(1)				Exercise price of option award ($/share)(3)
						Number of securities underlying options(2)		Grant date fair value of option award(4)
	Grant date	Approval date
Name			Threshold	Target	Maximum
Chris King	8/13/2010	5/21/2010	$—	$138,000	$241,500	252,728	$1.19	$218,483
Barry Gorsun	12/1/2010	10/28/2010	$—	$103,500	$181,125	250,000	$1.66	$302,175
Jennifer Hankes Painter	8/13/2010	5/21/2010	$—	$138,000	$241,500	235,467	$1.19	$203,561
Blima Tuller	8/13/2010	5/21/2010	$—	$68,000	$119,000	40,000	$1.19	$34,580
Dilip Singh	7/1/2010	6/8/2010	$—	$—	$—	1,750,000	$1.25	$1,608,425

(1)
Each of these awards were pursuant to the Company's Incentive Compensation Plan, and were paid out in March 2011.

(2)
Each of these non-qualified stock option awards was granted under the 2007 Plan and vests pro rata over four years in annual increments from the date of grant, provided the executive officer is employed by the Company on such vesting dates, with the exception of Mr. Singh's grant which vested in full on July 1, 2011 and was not granted under the 2007 Plan.

(3)
The exercise price for the stock options granted was the closing price of our Common Stock as reported by the OTC Pink Sheets on the date of grant.

(4)
Dollar amounts reflect the value of the awards determined using the Black-Scholes model, which is the method we use to report the fair value for option awards in our financial statements in accordance with ASC 718, and do not reflect the actual value that may be realized upon exercise. The grant date fair value per option is $0.92 for the stock option grant on July l, 2010, $0.86 for the stock option grants on August 13, 2010, and $1.21 for the stock option grant on December 1, 2010. The assumptions used to calculate the value of the option awards are set forth under Note 13 (Share-Based Compensation) in the Notes to the financial statements included in our Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2010.

 OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

Name	Grant date		Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date
Chris King	03/03/08	(1)	25,000	25,000	$1.49	03/03/18
	12/01/09	(1)	5,000	15,000	$0.78	12/01/19
	08/13/10	(1)	—	252,728	$1.19	08/13/20
Barry Gorsun	12/01/10	(1)	—	250,000	$1.66	12/01/20
Jennifer Hankes Painter	12/01/09	(1)	12,500	37,500	$0.78	12/01/19
	08/13/10	(1)	—	235,476	$1.19	08/13/20
Blima Tuller	12/01/09	(1)	7,500	22,500	$0.78	12/01/19
	12/01/09	(2)	5,000	15,000	$0.78	12/01/19
	08/13/10	(1)	—	40,000	$1.19	08/13/20
Noam Lotan	10/29/01	(3)	80,000	—	$2.70	09/21/11
	10/29/02	(3)	76,767	—	$0.99	10/29/12
	10/29/02	(3)	12,000	—	$0.99	10/29/12
	12/29/03	(3)	20,000	—	$3.35	06/30/13
	03/22/04	(3)	25,000	—	$2.80	06/30/13
	02/28/05	(3)	60,000	—	$3.70	06/30/13
	12/30/05	(3)	35,000	—	$2.05	06/30/13
	06/01/06	(3)	70,000	—	$3.24	06/30/13
	08/01/07	(3)	80,000	—	$2.63	06/30/13
	03/03/08	(3)	85,000	—	$1.49	06/30/13
Dilip Singh	07/01/10	(4)	—	1,750,000	$1.25	07/01/20

(1)
These stock options vest in one-fourth annual installments beginning on the first anniversary of the date of grant based on the executive officers' continued employment on the vesting date, and have a 10-year term.

(2)
Ms. Tuller's second stock option grant on December 1, 2009 vests in one-fourth installments on June 1, 2010, 2011, 2012 and 2013, based on her continued employment on the vesting dates, and has a 10-year term.

(3)
As part of Mr. Lotan's severance package, certain stock option grants were accelerated, and the expiration period to exercise the grants was extended up to the earlier of (a) June 30, 2013 or (b) the grant's original 10-year termination date.

(4)
Mr. Singh was granted these stock options upon his hire and the options vested in full on June 30, 2011 and expire on December 5, 2015.

Other Compensation Information

        There were no option exercises by Named Executive Officers during 2010. We did not grant to any Named Executive Officer, nor did any Named Executive Officer vest in, any stock appreciation rights, or similar instruments, restricted stock, restricted stock units, or similar instruments during 2010. We generally do not have pension or other retirement plans, except for a 401(k) savings plan under which we make employer contributions on behalf of U.S. employees and a pension plan for our Swiss and

Taiwan subsidiaries, and we make contributions to a 401(k)-type insurance fund for our Israeli employees. We do not have any nonqualified defined contribution or other nonqualified deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements and Change of Control Arrangements

        Gorsun Executive Agreement.    Mr. Gorsun entered into an executive agreement with our OCS subsidiary, MRV Communications—Boston Division, Inc. ("MRV Boston") in March 2011 that provides for the compensation, severance and other terms of employment for Mr. Gorsun, our OCS division president. The Executive Agreement provides for a base salary of $230,000, a target cash incentive bonus of 45% of his base salary for 2011 pursuant to the Company's Incentive Compensation Plan, and standard benefits as provided to similarly situated executives. Mr. Gorsun will receive a lump sum payment equal to six months base salary and payment of premiums of COBRA or its equivalent for 12 months upon termination by MRV Boston without "cause" or by him for "good reason." Further, if there is a "change of control" of MRV Boston, he will receive a lump sum payment equal to 12 months base salary and accelerated vesting of, and up to a three-year extended expiration period for, unvested equity grants. Upon his termination by MRV Boston without cause or by him for good reason in the 12-month period following a change of control of MRV Boston, he shall receive a lump sum payment equal to 12 months base salary and payment of premiums of COBRA or its equivalent for 12 months. The agreement includes, among other things, non-compete, non-solicitation and non-disparagement provisions.

        In Mr. Gorsun's agreement, "cause" is determined by MRV and defined as his (a) willful failure to perform the material duties of his position after receiving written notice of such failure and being given reasonable opportunity to cure such failure; (b) willful misconduct injurious to MRV Boston; or (c) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; subject to a good faith provision. "Good reason" is defined as: (x) a material diminution in Mr. Gorsun's duties or responsibilities; (y) a reduction in his base salary by greater than 15%; or (z) in any year a reduction in the target ratio of his annual short-term incentive compensation, bonus or other such payments to base compensation greater than 15%; or a change in the method of calculation of his annual short-term incentive compensation, bonus or other such payments that results in a reduction of this target annual short-term incentive compensation, bonus or other such payments to base compensation greater than 15%, unless such reductions are due to an increase in base compensation (subject to notice and cure provisions). A "change of control" is defined as: (i) the acquisition by any person, other than MRV Boston or other related entities, of beneficial ownership of 50% or more of the combined voting power of MRV Boston's then outstanding voting securities; (ii) the purchase of a majority of the shares of common stock of MRV Boston under a tender or exchange offer, other than an offer by MRV Boston or other related entities; or (iii) completion of an merger, liquidation or dissolution of MRV Boston, or the sale of all or substantially all of its assets, in each case that does not result in MRV retaining direct or indirect control of the entity.

        Executive Severance Agreements.    In May 2010, Mr. King and Mmes. Painter and Tuller entered into executive severance agreements with us that provide for their continued dedication, loyalty and service. The severance agreements provide for a lump sum payment equal to one year base salary upon termination by MRV without "cause" or by the executive for "good reason," and payment of a pro-rated bonus based on the number of months worked in the year of separation and continuation of benefits for one year. The agreements also include, among other things, confidentiality, non-complete and non-solicitation provisions.

        "Cause" and "good reason" have the same definitions as in Mr. Gorsun's executive agreement, with the exceptions that: (a) references to MRV Boston in Mr. Gorsun's agreement are to MRV in the severance agreements; and (b) the severance agreements' "good reason" definition includes a requirement by MRV that the executives, without their consent, be based at a location more than 50 miles from their principal work location on the date of the request.

        King and Tuller Employment Agreements.    In addition to the executive severance agreements, Mr. King, our chief financial officer, and Ms. Tuller, our VP, Finance, entered into standard employment agreements with us in July 2009 and December 2008, respectively, that set forth their title at that time, duties, compensation, and other standard terms.

        Singh Severance Agreement.    We entered into a Separation and Release Agreement with Mr. Singh, our most recent Chief Executive Officer, on December 5, 2011 which governs the terms of his resignation from MRV and from all other positions arising from or relating to his employment effective as of the date of the agreement, Mr. Singh's separation agreement provides for a separation payment in two installments aggregating $460,000, with $60,000 payable on or prior to December 31, 2011, and the remaining $400,000 payable in January 2012. The payments are contingent upon Mr. Singh's agreement to a mutual general release and non-disparagement provision. In addition, Mr. Singh agreed to remain available through January 31, 2012, as requested by the Company, to assist with the transition. Mr. Singh retains his stock options, which do not expire for another four years, however, he has no further rights with respect to a cash bonus related to the special dividend paid in November 2011 or with any future potential cash bonuses.

        Lotan Severance Agreement.    We entered into a Separation and Release Agreement with Mr. Lotan, a prior Chief Executive Officer, on June 8, 2010 which governed the terms of his separation from service with MRV and his resignation from the Board of MRV and from all other positions arising from or relating to his employment effective as of June 30, 2010. Mr. Lotan's separation agreement provided for a severance payment in two installments aggregating $633,528, with $548,538 payable on July 30, 2010, and the remaining $85,000 payable on January 2, 2011. In addition, Mr. Lotan is entitled to continued participation in the medical, dental and vision plans maintained by MRV for a period of up to 18 months subject to compliance with the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended ("COBRA"), and payment of an amount equal to the employer portion of COBRA premium costs for the six-month period following such 18-month period; outplacement services for a period of six months up to a maximum cost of $7,500; a lump sum cash payment on July 30, 2010 equal to any unreimbursed business and entertainment expenses incurred prior to June 8, 2010 and accrued but unused vacation time; and pro-rated vesting of an outstanding stock option to purchase 100,000 shares of the Company's Common Stock, which resulted in the stock option being vested and exercisable with respect to 76,767 shares. All vested stock options held by Mr. Lotan remain exercisable for a period of three years (i.e., until June 30, 2013), but not beyond the stated term of the applicable stock option. All other stock options he held that were not vested as of June 30, 2010 were forfeited. In addition, Mr. Lotan retains the protection of the indemnification provisions under our by-laws as well as the right to coverage under any directors' and officers' liability insurance in the same amount and to the same extent that coverage is provided MRV's officers and directors. The separation agreement contained a mutual general release of claims (subject to certain exclusions) and a mutual non-disparagement covenant. Mr. Lotan further agreed to continue to be bound by limitations on post-employment activities and by customary covenants relating to the non-solicitation of employees and business partners that apply for a period of two years, as well as customary confidentiality and cooperation covenants.

Potential Payments upon Termination or Change of Control

        Executive Severance Agreements.    In accordance with the severance agreements for Mr. King and Mmes. Painter and Tuller, each of them would receive a lump sum payment equal to one year base salary upon their termination by MRV without cause or by the executive for good reason, payment of a pro-rated bonus based on the number of months worked in the year of separation, and continuation of benefits for one year. They do not receive any special benefits or compensation upon a change of control other than the acceleration of stock options which all employees receive.

        Separation from Service without Cause or for Good Reason (as of December 31, 2010)

	Chris King	Jennifer Hankes Painter	Blima Tuller
One year base salary	$230,000	$230,000	$170,000
Pro rated bonus(1)	$—	$—	$—
Estimation of one year of benefits(2)	$17,304	$5,736	$17,304

Total estimated payments:	$247,304	$235,736	$187,304

(1)
Payments of cash bonuses under the Incentive Compensation Plan are earned on December 31 of a given year, and are therefore otherwise payable in full. The bonuses earned under the Incentive Compensation Plan by the executives in 2010 are: Mr. King, $149,978; Ms. Painter, $152,186; and Ms. Tuller, $74,990.

(2)
The estimated benefits amounts are calculated by reference to the amounts paid by MRV in 2010.

        Gorsun Executive Agreement.    In accordance with his executive agreement, Mr. Gorsun will receive a lump sum payment equal to six months base salary and payment of premiums of COBRA or its equivalent for 12 months upon termination by MRV Boston without cause or by him for good reason. Upon his termination by MRV Boston without cause or by him for good reason in the 12-month period following a change of control of MRV Boston, Mr. Gorsun shall receive a lump sum payment equal to 12 months base salary and payment of premiums of COBRA or its equivalent for 12 months.

        Separation from Service without Cause or for Good Reason (as of December 31, 2010)

Six months base salary	$115,000
One year COBRA	$1,453

Total estimated payments:	$116,453

        Separation from Service during the one-year period following a Change of Control (assuming December 31, 2010)

One year base salary	$230,000
One year COBRA	$1,453

Total estimated payments:	$231,453

        Additional payments upon a Change of Control of MRV Boston regardless of termination of employment (as of December 31, 2010)

One year base salary	$230,000
Acceleration in full of unvested stock options	$302,175

Total estimated payments:	$231,453

 AUTHORIZE THE SALE OF CES CREATIVE ELECTRONIC SYSTEMS SA
AND THE STOCK PURCHASE AGREEMENT
(Proposal No. 2)

General

        On December 2, 2011, the Company entered into a stock purchase agreement with Vinci Capital Switzerland SA, or Vinci, as representative for CES Holding SA, or Holding Co, a Swiss corporation and special purpose acquisition vehicle formed by Vinci and three European private equity firms for purposes of completing the acquisition of CES Creative Electronic Systems SA, or CES. The stock purchase agreement provides that, subject to the terms and conditions set forth therein, the Company will sell to Holding Co all of the outstanding share capital of CES in exchange for cash consideration of CHF 25.8 million (US $28.0 million), with a transaction value of CHF 22.8 million (US $24.6 million) net of operating cash to be retained by CES, and subject to certain deductions and the escrowing of portions of the proceeds of the transaction, in each case as described in more detail below). The stock purchase agreement is attached as Annex A to this proxy statement. You should read the stock purchase agreement in its entirety. It is the most important legal document governing the sale. In light of, among other things, the recent sale by the Company of Source Photonics, Inc. and Source Photonics Santa Clara, Inc., the special dividend of $75 million paid by the Company in November 2011, and the strategic and capital allocation review being undertaken by the Company (as described in more detail below under "—Company's Reasons for the Sale and its Strategic Review"), the Company is submitting the authorization of the sale of CES and the related stock purchase agreement to the approval of the stockholders of the Company pursuant to Section 271 of the General Corporation Law.

Background of the Sale

        Historically, from time to time, our Board of Directors has reviewed the Company's various business units and the Company as a whole and assessed, among other things, the performance, prospects and strategic direction of those units and the Company as a whole. In November 2010, as a result of one of those strategic reviews and for the reasons described below under "—Company's Reasons for the Sale," the Board determined that the Company should explore a sale of CES.

        Accordingly, on October 13, 2010, the Company engaged Headwaters MB, LLC, or Headwaters, as its financial advisor to evaluate a potential sale of CES and any potential market interest in CES. In November and December of 2010, Headwaters contacted six entities engaged in CES's market (or complementary lines of business) to ascertain their views on a possible acquisition of the business. Each of these six entities declined to move forward with any specific proposals.

        The approach of these six entities was initiated because of an unsolicited inquiry for a potential acquisition of CES by one of them. The limitation on the number of other companies, within a short period, was based on a desire to have a fast, preliminary assessment of the potential market for CES, to create potential for competition among a small, select group of potential strategic buyers if the initial inquiry led to serious discussions, and sensitivity about confidentiality about CES, its business and its customers. In addition, management believed that it would achieve a higher valuation among strategic buyers as compared to financial buyers.

        Following that initial assessment, the Company and Headwaters determined to contact additional potentially interested strategic (as opposed to financial) buyers. In the first five months of 2011, Headwaters contacted an additional fifty potential interested parties to ascertain their interest in a potential transaction. Several of these potentially interested parties requested additional information regarding CES, and five of these met with management to discuss a potential acquisition of CES. However, following those meetings, only one party expressed a willingness to continue diligence on CES and submitted a preliminary letter of intent.

        In May 2011, the Company and Headwaters determined, in light of the fact that only one potential strategic buyer had expressed interest in acquiring CES, to expand the scope of potential buyers and that Headwaters should reach out to potential financial buyers, including private equity firms. Accordingly, between May and July 2011, Headwaters contacted thirteen private equity firms to explore their interests in acquiring CES. Of these, Vinci and three others met with management to review the business of CES and discuss in further detail potential transactions. Following these meetings, one of the potential financial buyers indicated it was no longer interested in pursuing a potential acquisition of CES and withdrew. At the same time, Headwaters was able to renew communication with one of the strategic buyers contacted and which had previously met with CES management.

        During the first week of August, the Company invited the four remaining interested parties to Geneva to meet with our Chief Executive Officer and General Counsel. In those meetings, each of the remaining potentially interested parties was instructed to deliver to the Company a final proposal with respect to an acquisition of CES by August 15, 2011. The sole remaining strategic bidder at that point indicated to the Company that it would be unable to secure the required internal approvals to proceed in time and withdrew from further discussions.

        On August 15, 2011, the Company received letters of intent from each of Vinci and one of the other potential financial buyers (the third potential financial buyer declined to submit a proposal to acquire CES). Given that Vinci's letter of intent represented a higher proposed purchase price and other factors that included proximity and ability to close, the Company determined to pursue a transaction with Vinci. Accordingly, the Company and Vinci entered into an exclusivity agreement on September 8, 2011, to allow Vinci time to complete its due diligence and for Vinci and the Company to negotiate a stock purchase agreement for CES.

        From January through September 2011, Headwaters provided regular weekly updates to Company management and at a meeting of the Board held on August 30, 2011 with respect to the sale process for CES.

        From September 2011 through November 2011, the Company and Vinci engaged in extensive negotiations, including in person negotiation sessions in Geneva. In addition, Vinci continued to conduct its due diligence with respect to CES, its business and prospects. On each of November 8, 2011 and November 22, 2011, management of the Company and Headwaters again met with the Board of Directors to update the Board with respect to the sale process.

        On November 30, 2011, management and Headwaters met with the Board to summarize the finalization of the negotiations with Vinci. At that meeting, Headwaters discussed with the Board the latest negotiations with Vinci, a summary of the near final definitive stock purchase agreement and Headwaters' fairness analysis and opinion. Following lengthy discussion and questions by the Board of management and Headwaters concerning, among other things, the purchase price to be paid by Vinci and the key conditions to closing, the Board unanimously approved the sale and the stock purchase agreement and authorized the Company to complete its negotiations with Vinci, enter into the stock purchase agreement and submit the sale of CES and the related stock purchase agreement to the stockholders of the Company for authorization. On December 2, 2011, the Company, Vinci, Holding Co and the investors in Holding Co, including Vinci, entered into the definitive stock purchase agreement and related agreements for the sale of CES.

Company's Reasons for the Sale and its Strategic Review

        The Board determined that the sale of CES is in the best interests of the Company, based on a number of factors, including the following:

  •
  The opportunity that the sale would secure the possibility of an additional capital return to the Company's stockholders, as described further below.

  •
  The price to be received by the Company for CES. CES had revenues of CHF 30.7 million ($29.4 million) for the 12 months ended December 31, 2010, CHF 22.8 million ($25.9 million) for the nine months ended September 30, 2011, and CHF 30.4 million ($33.7 million) for the 12 months ended September 30, 2011.

  •
  CES's position in the industry relative to a number of larger competitors with greater financial and other resources.

  •
  The fact that, other than CES, the Company's business units are primarily engaged in the supply of communications equipment and services to customers worldwide. In contrast, CES is a designer and manufacturer of complex high-performance avionics, defense and communications boards, sub-systems and complete systems for flight computers, mission computers, radars, ground stations, data acquisitions systems and test and support equipment. Accordingly, the Company derives little synergistic benefit from its ownership of CES.

  •
  CES's business, financial condition, results of operations and prospectus, including uncertainties associated with those prospects. Among other things in this regard, the Board noted that CES' business is particularly reliant on military spending and, therefore, is subject to the risks of reduced military spending particularly in light of current economic conditions and global budgetary constraints.

  •
  Management's belief that retention of CES by the Company would require a substantial investment by the Company in CES in order for it to match the size and geographic scope of many of its competitors.

  •
  The Board's belief that the terms of the stock purchase agreement, including the parties' respective representations, warranties, covenants and conditions, are reasonable.

  •
  The process conducted by the Company and Headwaters, including the fact that Headwaters had reached out to dozens of potential acquirers and that, of those, only two submitted indications of interest in the final round of bidding and that Vinci represented the higher purchase price of the two.

        The Board also considered a number of potentially countervailing factors in its deliberations concerning the proposed sale of CES, including the following:

  •
  The possibility that the sale might not be completed as a result of, among other matters, the failure of the Company's stockholders to authorize the sale or of Vinci to secure the required debt financing for its proposed purchase of CES, and the effect the termination of the transaction may have on CES and its business, operating results and prospects.

  •
  In addition to the foregoing, the possibility that Vinci may, as a result of its right to conduct additional due diligence, determine not to proceed with the transaction, and the effect the termination of the transaction may have on CES and its business, operating results and prospects.

  •
  The possible effects of the pendency (or termination) of the stock purchase agreement on CES's business, operating results, prospects, employees, customers, distributors and suppliers, which effects are likely to be exacerbated the longer the time period between the signing and any termination of the stock purchase agreement.

  •
  The fact that, under the terms of the stock purchase agreement, if the Company or Vinci terminates the stock purchase agreement as a result of a failure of the stockholders of the Company to authorize the sale, the Company will be required to cause CES to pay to Vinci a fee of CHF 200,000 (US $217,000).

  •
  The fact that the Company is subject to various remedies should it fail to complete the sale or breach the stock purchase agreement.

  •
  The fact that, under the terms of the stock purchase agreement, the Company will have continuing indemnity obligations to Holding Co for varying periods of time including with respect to any breach by the Company of its representations, warranties and covenants and that a significant portion of the cash proceeds will be placed into escrow for varying periods of time to secure these indemnification and other obligations of the Company.

        In addition to the foregoing, at a meeting of the Board in October 2011 and as disclosed in the Company's press release dated October 20, 2011, the Board determined to conduct a review of its strategic and capital allocation alternatives. An investment bank was retained to assist the Board in this review. These alternatives include, among other things, a potential sale of the Company in its entirety and/or the potential sale of one or more business units and the payment to the Company's stockholders of dividends representing all or substantially all of the net proceeds from any such sale. The Board views the potential sale of CES as consistent with this, and one step toward the implementation of this strategic and capital allocation review. It is the current intention of the Board that, assuming the completion of the sale of CES as contemplated in this document, it will consider declaring a dividend in an amount greater than the proceeds of this sale in respect of its outstanding shares of Common Stock. However, any strategic and capital allocation review, and any resulting decisions of the Board or the Company including with respect to any sale or dividend, are subject to numerous material risks and uncertainties, and there can be no assurance that the Company will engage in any such sale or that the Board will, in fact, declare any such dividend. For more discussion of such risks and uncertainties, see "Cautionary Statement Regarding Forward-Looking Statements."

        In addition to the foregoing, the Board intends to establish a committee of Messrs. Tartavull, Traub and Pons, or the Strategic Review Committee. The Board further intends to authorize the engagement by the Company of one or more financial advisors as deemed desirable or advisable to continue to carry out, and implement any decisions arising out of, this strategic and capital allocation review.

        The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluations, the Board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. Instead, the Board conducted an overall analysis of the factors described above, including summaries of discussions of the Company's management with the Company's legal, financial and other advisors and made its determination based on the totality of the information provided. In considering the factors described above, individual directors may have given different weights to different factors.

Recommendation of the Board of Directors

        On November 30, 2011, the Board, by a unanimous vote, approved of the sale, the stock purchase agreement and the transactions contemplated by the stock purchase agreement and deemed them expedient and in the best interests of the Company, and authorized the Company to submit the sale of CES and the related stock purchase agreement to the stockholders of the Company for authorization. The Board of Directors recommends that Company stockholders vote "FOR" the sale proposal.

Opinion of the Company's Financial Advisor

        The Company retained Headwaters to act as financial advisor in connection with the sale and to render to the Board an opinion as to the fairness to the holders of the Common Stock of the Company of the consideration to be received by the Company in the transaction.

        Headwaters is an investment banking firm providing a range of financial advisory and other services, with a particular focus on the middle market. Headwaters was selected to act as financial advisor to the Company because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with similar companies of CES' size.

        In connection with the proposed sale, Headwaters will receive a fee for its work in preparing the fairness opinion. In addition, Headwaters acted as financial advisor to the Company in connection with the sale, and, if applicable, will receive compensation that is contingent upon the successful completion of the transaction.

        At the meetings of the Board on November 30, 2011, Headwaters orally rendered its opinion to the Board (subsequently confirmed in writing and attached hereto as Annex B) to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by the Company pursuant to the stock purchase agreement was fair, from a financial point of view, to the stockholders of the Company.

        The following is a summary of the material financial analyses used by Headwaters in connection with rendering the opinion described above. The following summary is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B and incorporated herein by reference. The following summary does not purport to be a complete description of the financial analyses performed by Headwaters. The order of analyses described does not represent relative importance or weight given to those analyses by Headwaters. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Headwaters' financial analyses.

        In arriving at its opinion, Headwaters reviewed and analyzed, among other things, the following:

  •
  A draft copy of the stock purchase agreement;

  •
  Trends in the defense and commercial aerospace industries in which CES participates;

  •
  Certain non-public information obtained from the management of CES and the Company;

  •
  Historical business information and financial results of CES;

  •
  Budgeted and forecasted CES financial and operating figures prepared by the management of CES;

  •
  The present financial condition and prospects of CES;

  •
  Trading comparables and transaction comparables;

  •
  The implied net value of CES based on a potential liquidation of CES;

  •
  Market feedback based on the sale process conducted by Headwaters; and

  •
  Such other information as Headwaters deemed necessary or appropriate for purposes of the fairness opinion.

        In rendering its fairness opinion, Headwaters assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available, furnished to or otherwise discussed with Headwaters, including financial statements and financial projections as provided by the management of CES. With respect to financial projections and other information regarding CES provided to or otherwise discussed with Headwaters, Headwaters assumed and was advised by the senior management of CES that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgment of CES as to the expected future financial performance of CES. Headwaters has relied upon, without independent verification, the assessment by CES management as to the strategic, financial and other benefits expected as a result of the sale. In addition, Headwaters has assumed that the sale would be consummated substantially in accordance with the terms set forth in the stock purchase agreement. With respect to the foregoing, Headwaters relied upon the assurances of the senior management of CES that they are not aware of any facts that would make such information inaccurate or misleading. Headwaters' opinion is also based on the economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments may affect Headwaters' opinion, which Headwaters is under no obligation to update, revise or reaffirm.

        The consideration for the sale was determined through arm's-length negotiations between the Company and Vinci and was approved by the Company's Board. Headwaters provided advice to the Company during these negotiations. Headwaters did not, however, recommend any specific consideration to the Company or that any specific consideration constituted the only appropriate consideration for the sale.

        In connection with rendering its opinion to the Board, Headwaters performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Headwaters in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis, no company used as a comparison was identical to the Company. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading values of the companies concerned.

        Headwaters believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Headwaters' analyses and opinion. Headwaters did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of CES provided by CES in or underlying Headwaters analyses are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Headwaters considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of CES. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

        The following is a brief summary of the material financial analyses performed by Headwaters and reviewed with the Company's Board of Directors on November 28, 2011, in connection with its opinion relating to the proposed sale of CES. The financial analyses summarized below include information presented in tabular format. In order for Headwaters' financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Headwaters' financial analyses.

        Comparable Company Analysis—Using publicly available information and information provided by the Company's management, Headwaters analyzed the trading multiples of the following ten selected companies, which are collectively referred to as the "Selected Comparable Companies." These ten companies were selected by Headwaters because it was believed that they most closely represented CES based on their product service and offerings, financial profile (including, among other things, revenue growth and gross margins) and the markets served.

  •
  Benchmark Electronics, Inc. (BHE)

  •
  DDI Corp. (DDIC)

  •
  Flextronics International Ltd. (FLEX)

  •
  Jabil Circuit Inc. (JBL)

  •
  Mercury Computer Systems, Inc. (MRCY)

  •
  Park Electrochemical Corp. (PKE)

  •
  Plexus Corp. (PLXS)

  •
  Sanmina-SCI Corp. (SANM)

  •
  SMTC Corp. (SMTX)

  •
  TTM Technologies, Inc. (TTMI)

        In its analysis, Headwaters derived and compared multiples for the Selected Comparable Companies, calculated as follows:

  •
  the enterprise value (or equity capitalization plus debt and minus cash) divided by reported revenue for the trailing twelve month period, which is referred to as "TEV / TTM Revenues," and

  •
  the enterprise value divided by EBITDA (or earnings before interest, taxes, depreciation and amortization) for the trailing twelve month period, which is referred to as "TEV / TTM EBITDA."

        This analysis indicated the following:

Benchmark	High	Low	Average	Median
TEV / TTM Revenues	1.27x	0.15x	0.50x	0.34x
TEV / TTM EBITDA	7.70x	3.51x	5.17x	4.58x

        Applying these numbers to the projected 2012 financial information of CES implies a range of enterprise values for CES between CHF 9.6 million (US $10.4 million) and CHF 22.4 million (US $24.3 million).

        Precedent Transaction Analysis—Using publicly available information, Headwaters reviewed financial data relating to the following nine selected publicly-announced transactions, whether or not consummated, which are referred to as the "Selected Transactions." The following transactions were selected because it was believed that the targets involved were most similar to CES in size, EBITDA margin and, if available, product and service offering, end markets, customers, geographic regions and core competencies.

Acquirer	Target
Isupetasys Co. Ltd.	Samshin Circuit Co., Ltd.
IEC Electronics Corp.	General Technology Corporation
VTC Partners GmbH	FRIWO AG
Finmeccanica SpA	Eurotech SpA
Meiko Electronics Co., Ltd.	Victor Co. or Japan Ltd., circuit board business
Kontron AG	Thales Computers S.A.
DDI Corp.	DDI North Jackson Corp.
TTM Technologies Inc.	Tyco Electronics Printed Circuit Group LP
Elbit Systems Ltd.	Tadiran Communications

        Headwaters derived and compared multiples for the Selected Transactions, calculated as follows:

  •
  the enterprise value implied by the transaction consideration divided by reported revenue for the trailing twelve month period, which is referred to as "TEV / TTM Revenues" and

  •
  the enterprise value implied by the transaction consideration divided by EBITDA for the trailing twelve month period, which is referred to as "TEV / TTM EBITDA."

        This analysis indicated the following:

Benchmark	High	Low	Average	Median
TEV / TTM Revenues	1.01x	0.20x	0.50x	0.56x
TEV / TTM EBITDA	7.79x	2.18x	4.71x	4.62x

        Applying these numbers to the projected 2011 financial information of CES implies a range of enterprise values for CES between CHF 17.3 million (US 18.8 million) and CHF 23.8 million (US $25.8 million).

        Discounted Cash Flow Analysis—Headwaters performed a discounted cash flow analysis to estimate the present value of the free cash flows of CES through the fiscal year ending December 31, 2016 using the Company's management's financial projections, a discount rate of approximately 20.5% derived by utilizing a weighted average cost of capital analysis based on the capital asset pricing model, and, for the purpose of calculating the terminal value for CES at the end of the forecast period, terminal growth rates ranging from 0% to 3%. This analysis indicated a range of implied enterprise values of CES between CHF 20.7 million (US $22.5 million) and CHF 25.4 million (US $27.6 million).

        Liquidation Analysis—Headwaters performed a liquidation, or net equity, analysis to estimate the value of the residual assets of CES over the liabilities of CES in the event of an orderly liquidation of the business of CES. In so doing, Headwaters applied a range of discounts to the September 30, 2011 book value of the various assets of CES, both in a conservative case and under a base case set of assumptions. The discounts ranged from no discount (in the case of cash on the balance sheet) to discounts up to half of the value of the assets in question, or, in some cases, fully writing off the recoverability of such assets for purposes of this analysis. Once the discount had been fully applied to the various assets of CES in each of the base and conservative case scenarios, Headwaters subtracted from the discounted asset value of CES the full value of CES' liabilities as of September 30, 2011. This resulted in a range of net equity valuations between CHF 15.3 million (US $16.6 million) and CHF 18.1 million (US $19.7 million).

Stock Purchase Agreement

        This section of this proxy statement describes the material provisions of the stock purchase agreement, but does not describe all of the terms of the stock purchase agreement and may not contain all of the information about the stock purchase agreement that is important to you. The following summary is qualified by reference to the complete text of the stock purchase agreement, which is attached as Annex A to this proxy statement and incorporated by reference herein. You are urged to read the full text of the stock purchase agreement because it is the legal document that governs the sale.

        The representations, warranties and covenants contained in the stock purchase agreement were made only for purposes of the stock purchase agreement, as of a specific date. These representations were made solely for the benefit of the parties to the stock purchase agreement and may be subject to important qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating risk between parties to the stock purchase agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from what may be viewed as material by investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the stock purchase agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. For the foregoing reasons, one should not read them or any description thereof, as characterizations of the actual state of facts or condition of CES or the Company.

        Terms of the Sale.    The stock purchase agreement provides that, subject to the terms and conditions set forth therein, the Company will transfer to Holding Co, free and clear of all liens, all of the outstanding share capital of CES in exchange for cash consideration of CHF 25.8 million (US $28.0 million) less operating cash to be retained by CES and subject to certain deductions. In addition, each of the Company and Holding Co have agreed to establish the following escrow accounts: (1) approximately CHF 1.2 million (US $1.3 million) to be held in a short-term escrow, subject to release to the Company upon the termination of an outstanding letter of credit of CES or to CES in the event of a draw upon that letter of credit; and (2) 10% of the cash consideration in the sale, to be held in escrow until March 31, 2013, which amount is subject to any indemnity claims of Holding Co against the Company for breach of representations, warranties or covenants. In addition, CES will retain CHF 3.0 million (US $3.2 million) in operating cash upon closing of the sale.

        Conditions to Completion of the Sale.    The obligations of each of the Company and Holding Co to complete the merger are subject to the satisfaction (or waiver by the affected party) of the following conditions:

  •
  The receipt of all authorizations, consents orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entities necessary for the consummation of the sale;

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  No governmental entity having enacted any law, statute, ordinance, rule, regulation, judgment, injunction, decree or other order that restrains, enjoins or prohibits the sale; and

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  The parties having established the Escrow Accounts described above under "—Terms of the Sale."

        The obligations of Holding Co to complete the sale are also subject to the satisfaction or waiver of the following conditions:

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  The representations and warranties of the Company shall be true and correct in all material respects as of the closing date;

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  The receipt by Holding Co of a closing balance sheet three days prior to the closing;

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  The completion of senior debt financing by Holding Co in an amount not less than CHF 10.0 million (US $10.9 million);

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  The satisfactory completion of certain identified due diligence items by Holding Co;

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  The receipt of required consents and provision of all notices by CES;

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  None of certain identified key employees having terminated their employment with CES;

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  The performance by the Company of its obligations in all material respects under the stock purchase agreement;

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  The delivery of an officer's certificate from the Company to Holding Co attesting to the satisfaction of certain closing conditions of Holding Co.

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  The amendment of certain employee agreements;

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  The resignation of the board of directors of CES; and

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  The absence of any circumstance, change or event that would, individually or in the aggregate, be deemed to have a material adverse effect (as such term is defined in the stock purchase agreement).

        The obligations of the Company to complete the sale are also subject to the satisfaction or waiver of the following conditions:

  •
  The representations and warranties of Holding Co shall be true and correct in all material respects as of the closing date; provided that this condition will be deemed satisfied unless the failure of the representations and warranties of Holding Co to be true and correct would be reasonably likely to prevent, materially delay or materially impair the sale;

  •
  The performance by Holding Co of its obligations in all material respects under the stock purchase agreement;

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  The delivery of an officer's certificate from Holding Co to the Company, attesting to the satisfaction of certain closing conditions of the Company; and

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  The approval of the sale by the stockholders of the Company.

        Representations and Warranties.    The Company has made certain representations and warranties to Holding Co with respect to itself regarding, among other things:

  •
  The organization and standing of the Company;

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  Corporate authority of the Company to enter into and perform the stock purchase agreement, enforceability of the stock purchase agreement and the binding effect of the stock purchase agreement;

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  Absence of conflicts with or defaults under organizational documents, contracts and applicable laws;

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  Ownership of the shares of CES by the Company; and

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  The absence of undisclosed brokers' fees and expenses.

        The Company has made certain representations and warranties to Holding Co with respect to CES regarding, among other things:

  •
  The organization, good standing, and qualification to do business of CES;

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  Capital structure;

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  Subsidiaries and branches;

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  The organization, good standing and qualification to do business of the subsidiaries of CES;

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  Capital structure of subsidiaries;

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  Required regulatory filings and consent and approvals of governmental entities, and the absence of conflicts with or defaults under organizational documents, contracts and applicable laws;

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  Financial statements, interim financial statements and no undisclosed liabilities;

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  Conduct of the business of CES and absence of certain changes since December 31, 2010, except as contemplated by the stock purchase agreement;

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  Absence of pending or threatened investigations or litigation;

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  Employee benefit matters;

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  Termination of obligations under Company stock option plans;

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  Indemnification of officers and directors;

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  Compliance with applicable laws and validity of permits;

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  Environmental matters;

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  Tax matters;

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  Labor matters, including with respect to pension plans;

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  Absence of certain sensitive payments restricted under the Swiss Criminal Code;

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  Real property matters;

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  Intellectual property matters;

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  Matters with respect to material contracts;

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  Inventory matters;

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  Affiliate transactions;

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  Effectiveness and scope of insurance policies;

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  Validity and enforceability of accounts receivable;

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  Maintenance of complete books and records;

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  Authorization by the Company and Seller of the acquisition of certain equipment and the hiring of certain employees;

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  Arms' length dealing with exclusive agent; and

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  Full and fair disclosure.

        Holding Co has made certain representations and warranties to the Company regarding, among other things:

  •
  The organization and standing of Holding Co;

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  Corporate authority of Holding Co to enter into and perform the stock purchase agreement, enforceability of the stock purchase agreement and the binding effect of the stock purchase agreement;

  •
  Required regulatory filings and consent and approvals of governmental entities, and the absence of conflicts with or defaults under organizational documents, contracts and applicable laws;

  •
  The absence of undisclosed brokers' fees and expenses;

  •
  Availability of funds necessary to satisfy its obligations under the stock purchase agreement;

  •
  Securities matters; and

  •
  Investigation and formation of independent judgment regarding CES.

        Conduct Prior to Closing.    Between the date of the stock purchase agreement and the closing of the sale, except as agreed in writing by Holding Co, the Company has agreed to cause CES not to:

  •
  Conduct its business except in the ordinary course of business and to use all reasonable efforts to preserve its organization and maintain existing relations and goodwill;

  •
  Amend its organizational documents;

  •
  Sell any shares of capital stock (or securities convertible into capital stock) of CES or its subsidiaries, transfer or sell any material portion of the assets of CES or its subsidiaries, or incur any indebtedness other than in the ordinary course of business;

  •
  Except as required by law, increase compensation, grant any severance rights or adopt or amend any collective bargaining agreement;

  •
  Enter into, amend or terminate any material contract other than in the ordinary course of business;

  •
  Merge with any other entity, or acquire all or substantially all of the assets of another entity;

  •
  Settle any litigation other than in the ordinary course of business;

  •
  Change any accounting procedures;

  •
  Make any payments to the Company or any affiliate not contemplated by the stock purchase agreement; and

  •
  Agree to take any of the foregoing actions.

Other Covenants and Agreements

        Access—Prior to the closing of the sale, the Company will cause CES to provide Holding Co and its representatives access to its properties, books, contracts and records and to furnish such information about its properties, books, contracts and records as may be reasonably be requested by Holding Co.

        Publicity—Holding Co and the Company have agreed to consult with one another prior to issuing any press releases or other public announcements regarding the sale or making any filings with any governmental entity (except as may be required by law).

        Expenses—Each of the Company and Holding Co will bear its own expenses incurred in connection with the sale and the stock purchase agreement.

        Filings; Other Actions—The Company and Holding Co will cooperate and use reasonable best efforts to consummate the sale, including preparing and filing all documentation to obtain necessary or advisable consents, registrations, approvals, permits or authorizations from any third party or governmental entity. The Company and Holding Co also agreed to reasonably cooperate with one another in determining whether any filing with any governmental entity is required, to take any actions carry out the provisions of the stock purchase agreement and give effect to the sale and to refrain from taking any actions that may be expected to impair, delay or impede the closing of the sale.

        MRV Loan—The Company has agreed to resolve a certain intercompany loan owing by the Company to CES, subject to payment of a 5% Swiss withholding tax.

        Resignations—The Company has agreed to cause the members of the board of directors of CES to resign prior to the closing of the sale.

        Intercompany Agreements—The Company has agreed to terminate all intercompany agreements with CES prior to the closing of the sale.

        Confidentiality—Each of the Company and Holding Co will keep confidential any nonpublic information concerning the other parties to the stock purchase agreement that has been furnished to them by such parties.

        Books and Records—The Company has the right to retain copies of all books and records of CES relating to period prior to the closing of the sale. Following such time, Holding Co will use commercially reasonable efforts to provide the Company access to the books and records of CES, provided that such access does not interfere with the normal operations of CES.

        Fulfill Closing Conditions—Each of the Company and Holding Co will use their respective reasonable best efforts to fulfill the conditions to the closing of the sale (See "—Conditions to Completion of the Sale" above).

        Disclosure Letters—Each of the Company and Holding Co will promptly notify the other of any developments that would cause the information contained on their respective disclosure schedules to be materially untrue and will amend such schedules so that the will be true and correct in all material respects as of the closing of the sale.

        Indemnification.    he Company and Holding Co each have reciprocal rights of indemnification against the other as a result of breaches of any representations and warranties by the other party or the non-fulfillment or breach of any covenant or agreement.

        The representations and warranties of the Company will survive: (1) until the fifth anniversary of the closing of the sale, with respect to the representations and warranties relating to Company authorization, ownership of CES shares, CES capitalization, capitalization of CES subsidiaries, and compliance with the Federal Acquisition Regulation (as it relates to claims by the U.S. government); (2) until three months after the expiration of the applicable statute of limitations, with respect to representations and warranties regarding taxes and employee benefits; and (3) in the case of all other representations and warranties, until March 31, 2013.

        The Company will have no liability for indemnification unless the aggregate amount of damages exceeds a deductible of CHF 100,000 (US $109,000), after which time the Company will be liable for all damages in excess of CHF 100,000 (US $109,000). In no event will the aggregate amount paid by the Company with respect to indemnification claims exceed the purchase price paid to the Company. Additionally, except with respect to certain representations and warranties regarding authorization, ownership, capitalization of CES, governmental filings, taxes and insurance, in no event will the aggregate amount paid by the Company with respect to indemnification claims exceed 25% of the purchase price paid to the Company. The aggregate amount paid by the Company for indemnification claims with respect to representations and warranties regarding governmental filings, taxes and insurance will not exceed 50% of the purchase price paid to the Company. The aggregate amount paid by the Company for indemnification claims with respect to representations and warranties regarding authorization, ownership and capitalization of CES, and covenants relating to the operation of CES between the date of the signing of the stock purchase agreement and closing, will not exceed the purchase price paid to the Company.

        Neither party will have any liability with respect to consequential or indirect damages, lost profits or similar items.

        Taxes.    The Company is responsible, and will indemnify Holding Co, for any taxes attributable to CES in the period prior to the closing of the sale, other than those accrued and reflected on the closing balance sheet delivered to Holding Co. Holding Co will be liable for any taxes following the closing of the sale.

        Non-Competition.    For eighteen months following the closing of the sale, the Company has agreed not to solicit or hire any employee of CES or its subsidiaries, interfere with any customer, supplier or business partner of CES or otherwise interfere in the relationships between CES, its subsidiaries and their employees, suppliers, customers, business partners and consultants.

        For eighteen months years following the closing of the sale, the company will not conduct business (or own more than 5% of any business conducting) any activities in the same business field or that is competitive with CES and its subsidiaries.

        Termination.    The Company and Holding Co may terminate the stock purchase agreement by mutual written consent at any time. Either the Company or Holding Co may terminate the stock purchase agreement at any time prior to the closing of the sale if (1) the stockholder approval has not been obtained by January 31, 2012, (2) the sale has not been completed by March 31, 2012 or (3) any order enjoins, restrains or prohibits the sale is entered into by any governmental entity.

        The Company may terminate the stock purchase agreement if any representation, warranty, covenant or agreement of Holding Co has been breached, or if any representation or warranty of Holding Co has become untrue such that Holding Co is unable to fulfill its closing conditions and such breach or condition is not cured within 30 days after written notice of such breach is given by the Company.

        Holding Co may terminate the stock purchase agreement if any representation, warranty, covenant or agreement of the Company has been breached, or if any representation or warranty of the Company has become untrue such that the Company is unable to fulfill its closing conditions and such breach or condition is not cured within 30 days after written notice of such breach is given by Holding Co.

        Effect of Termination.    In the event that the stock purchase agreement is terminated, it shall become void and of no effect (other than with respect to the break-up fee and confidentiality covenants), with no liability on the part of any party. No termination will relieve any party for liability or damages resulting from any willful or intentional breach of the stock purchase agreement.

        Breakup Fee.    If the Company or Holding Co terminates the stock purchase agreement as a result of a failure of the stockholders of the Company to approve the sale, the Company will cause CES to promptly pay to Holding Co a fee of CHF 200,000 (US $217,000).

        Governing Law.    The stock purchase agreement is governed by the law of Switzerland, without regard to conflict of law principles.

Required Vote of Stockholders

        Adoption of the stock purchase agreement and approval of the sale will require the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date. A properly executed proxy marked "ABSTAIN" with respect such proposal will have the effect of a negative vote.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 3)

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to approve, on an advisory nonbinding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC's rules. We ask that you support the compensation of our Named Executive Officers as disclosed in the "Compensation Discussion and Analysis" beginning on page 28 of this proxy statement and the accompanying tables contained in this proxy statement.

        As described under the heading "Philosophy" in the "Compensation Discussion and Analysis" section beginning on page 28, our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success, and to link a significant portion of their compensation to relevant financial performance measures of MRV and to the long-term success of MRV. For example, in 2010 our Named Executive Officers were rewarded under our annual cash bonus plan based on the achievement of operating income and revenue targets. For 2011, operating cash flow has been added as an additional financial performance target. Further, a significant portion of total compensation of our Named Executive Officers is based upon equity awards which have three to four year vesting requirements with equal annual vesting installments (except for Mr. Singh's initial hire grant which had a one year vesting requirement) which we believe further aligns the interests of the Named Executive Officers with the interests of our stockholders. This also directly ties the value of equity based compensation to MRV's earnings performance and the realization of increased stockholder value. Please read the "Compensation Discussion and Analysis" beginning on page 28 for additional details about our executive compensation program, including information about the fiscal 2010 compensation of our Named Executive Officers.

        The Compensation Committee continually reviews our Named Executive Officers' incentive compensation programs to ensure they achieve the desired goals of aligning our executive compensation structure with MRV's achievement of improved profitability as well as with our stockholders' interests. As a result of this review process, the Compensation Committee and Board of Directors have taken several actions to align executive compensation with stockholders' interests in this challenging economic environment. For example:

  •
  Our Named Executive Officers received half of their 2009 bonuses in stock options, which were granted in August 2010, to preserve MRV's cash position during the economic downturn;

  •
  We have adjusted our identified performance measures as appropriate to meet MRV's critical goals and objectives during changing market conditions, most recently adding operating cash flow as a performance measure for 2011;

  •
  Our Board approved stock ownership guidelines for executive officers as well as directors; and

        We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their view on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the compensation paid to MRV's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, is hereby APPROVED."

        The "say-on-pay" vote is advisory, and therefore not binding on MRV, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board of Directors' Recommendation

        The Board of Directors recommends that the stockholders vote "FOR" the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

 ADVISORY VOTE ON THE FREQUENCY OF HOLDING
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 4)

        The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote, such as Proposal No. 3 included on page 57 of this proxy statement, in connection with the compensation of our Named Executive Officers as disclosed pursuant to the SEC's compensation disclosure rules. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on executive officer compensation every one, two or three years.

        After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

        In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with input on our compensation philosophy, policies and practices as disclosed in our proxy statements every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach, and we look forward to hearing from our stockholders on this proposal. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote on this Proposal.

        The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency selected by stockholders for the advisory vote on executive compensation. The frequency selected by stockholders will be given due consideration by the Company in its discretion. However, because this vote is advisory and not binding on the Board of Directors or MRV, the Board may decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Board of Directors' Recommendation

        The Board of Directors recommends that the stockholders vote for the option of "1 YEAR" as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

 REPORT OF THE AUDIT COMMITTEE

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act, or the Exchange Act that might incorporate future filings, in whole or in part, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Registration Statements on Forms S-3 and S-8, the following Report shall not be incorporated by reference into any such filings.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of financial controls. In fulfilling its oversight responsibilities during 2010, the Audit Committee periodically:

  •
  reviewed the unaudited and audited financial statements with management and the Company's independent registered public accounting firm, Ernst & Young LLP;

  •
  discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and the Company's independent registered public accounting firm;

  •
  reviewed the Company's financial controls and financial reporting process; and

  •
  reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

        The Audit Committee also reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under accounting principles generally accepted in the United States, as well as the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. In addition, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of its examinations, its evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee received from the independent registered public accounting firm written disclosures regarding the auditors' independence required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Committee discussed with the independent registered public accounting firm that firm's independence and considered the compatibility of its non-audit services (principally tax advisory services) with the standards for auditors' independence. The Audit Committee discussed and assessed with management and the independent registered public accounting firm, management's report and the independent registered public accounting firm's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

        In reliance on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010.

Audit Committee of the Board of Directors
Michael E. Keane, Chair Joan E. Herman

 RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 5)

General

        The Audit Committee of the Board of Directors appointed Ernst & Young LLP as the independent registered public accounting firm of our consolidated financial statements for the year ending December 31, 2010. Ratification of the appointment of the independent registered public accounting firm and auditor is not required by our Bylaws or applicable law. This proposal is before stockholders because, though not binding on the Audit Committee, the Board of Directors has historically submitted the proposal to stockholders at the annual meetings of stockholders as the Board of Directors believes that it is good corporate practice to seek stockholder ratification of the Audit Committee's appointment of independent auditors.

        If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders' vote when determining whether to continue the firm's engagement, but may ultimately determine to continue the engagement or engage another audit firm without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may act to engage a different independent auditing firm at any time during the year, if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm's Fees and Services

        The Audit Committee's policy and procedure is to pre-approve all audit and permissible non-audit related services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally subject to a specific budget. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

        The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed through the date of the auditor's periodic report. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee approved 100% of the professional services for the Audit, Audit-Related, Tax and Other Fees indicated below for the years ended December 31, 2010 and 2009.

        Ernst & Young LLP has been the principal independent registered public accounting firm for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q. The following is a summary of the fees Ernst & Young billed to the Company for services rendered for the years ended December 31, 2010 and 2009 relating to continuing operations:

Fee Category	2010	2009
Audit Fees	$2,669,224	$4,880,091
Audit-Related Fees	246,002	—
Tax Fees	452,501	178,710
All Other Fees	—	—

Total	$3,367,727	$5,058,801

        The preceding table includes $612,200 and $666,400 for audit fees related to discontinued operations and for consultations related to discontinued operations for the years ended December 31, 2010 and 2009, respectively. On October 26, 2010, we sold all of the issued and outstanding capital stock of Source Photonics, Inc. and Source Photonics Santa Clara, Inc. In addition, on January 7, 2010, we divested our 90% ownership in EDSLan, S.p.A., a communications equipment distribution company located in Milan, Italy.

        Audit Fees.    This category includes fees billed for professional services rendered for the audits of our consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services normally provided, primarily by Ernst & Young, in connection with statutory and regulatory filings or engagements. Fees for fiscal year 2009 included fees of $3.2 million for services rendered in connection with the restatement of our financial statements to correct past accounting for stock options and other issues.

        Audit-Related Fees.    This category includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include consultations in connection with acquisitions, attest services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting matters.

        Tax Fees.    This category includes fees billed for professional services for tax compliance, tax advice and tax planning.

        All Other Fees.    This category includes fees for products and services other than those reported in the Audit Fees, Audit-Related Fees, or Tax Fees categories above.

        The Audit Committee has determined that the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence.

Vote Required

        To be approved, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm must receive a "FOR" vote from the majority of shares represented at the meeting in person or by proxy and entitled to vote at the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved. Except where authority has been expressly withheld by abstention or negated by a stockholder who indicates in the proxy "against," the enclosed proxy will be voted for the ratification of the appointment of Ernst & Young LLP which is serving as our independent registered public accounting firm for the year ending December 31, 2011.

Board of Directors' Recommendation

        The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP which is serving as our independent registered public accounting firm for the year ending December 31, 2011.

 ADDITIONAL INFORMATION

Other Matters

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2011 Annual Meeting of Stockholders other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holders.

Stockholder Proposals for the Next Annual Meeting

        Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with the next annual meeting of stockholders (the "Next Annual Meeting") must submit their proposals to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, not less than 120 calendar days before the anniversary date of our proxy statement released to stockholders for the Annual Meeting. In the event that the date of our Next Annual Meeting is more than 30 days from the anniversary date of the Annual Meeting, stockholders wishing to submit proposals in accordance with Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our Next Annual Meeting must submit their proposals to the Secretary as described above within a reasonable time before we begin to print and send out our proxy material in connection with the Next Annual Meeting. To avoid controversy and establish timely receipt by us, it is suggested that stockholders send their proposals by certified mail return receipt requested. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8, in order to be included in our proxy materials. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Director Attendance at Annual Meetings

        We use reasonable efforts to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors' schedules. We encourage director attendance at our annual meetings, and all director nominees except one attended the 2010 Annual Meeting of Stockholders.

Availability of SEC Filings

        We make available on our website, free of charge, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after such reports are filed with the SEC. You may access them at mrv-corporate.com. You may also access these reports at the SEC's website at www.sec.gov. Copies of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to: MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, or by calling Investor Relations at (818) 886-6782 or by emailing Investor Relations at ir@mrv.com.

Delivery of Documents to Stockholders Sharing an Address

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household these materials, delivering a single annual report and proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, or if you are receiving multiple copies of the materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary or by calling Investor Relations at (818) 773-0900 or email at ir@mrv.com.

Manner and Cost of Proxy Solicitation

        We will be paying for the cost of preparing, assembling and mailing the proxy materials and the cost of this solicitation. If you access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, e-mail or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

 Annex A

        STOCK PURCHASE AGREEMENT

by and between

MRV COMMUNICATIONS, INC., as Seller

and

CES HOLDING SA, as Purchaser

represented for the purpose of this Agreement by

VINCI CAPITAL SWITZERLAND SA

Dated as of December 2, 2011

i

Annex A	Definitions	A-1
Annex B-1	Form of Escrow Agreement
Annex B-2	Form of Escrow Agreement
Annex C	Funds Flow Chart
Annex D	Financial Statements (Annual Financial Statements and Interim Financial Statements as of October 31, 2011)
Schedules
2.2	Seller Disclosure Schedule
2.3	Purchaser Disclosure Schedule
4.2(d)	Remaining Purchaser Due Diligence

ii

 STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 2, 2011, by and between MRV COMMUNICATIONS, INC., a Delaware corporation ("Seller"), and CES HOLDING SA, a Swiss corporation ("Purchaser"), represented for the purpose of this Agreement by VINCI CAPITAL SWITZERLAND SA. Capitalized terms used herein have the meanings set forth in Annex A hereto.

RECITALS

        WHEREAS, Seller owns 1,002 registered shares, par value of CHF1,000 each, (collectively, the "Shares"), which represent all of the outstanding share capital of CES Creative Electronic Systems SA ("Company"), a joint stock company organized under the laws of Switzerland;

        WHEREAS, the Company owns 100% of Creative Electronic Systems GB Ltd., Creative Electronic Systems Deutschland GMBH, Creative Electronic Systems Spain, S.L., and Creative Electronic Systems CAL, Inc.;

        WHEREAS, Purchaser has been incorporated by RENAISSANCE PME, fondation suisse d'investissement, Capital Transmission SA and LFPE S.C.A. SICAR on November 28, 2011 as a special purpose vehicle for the acquisition of the Shares from Seller;

        WHEREAS, Seller desires to sell the Shares to Purchaser; and

        WHEREAS, Purchaser desires to purchase the Shares from Seller upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale; Closing

        1.1.    Purchase and Sale.     Upon the terms and subject to the conditions set forth in this Agreement, Seller sells and, at the Closing (as defined below), Seller will convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser purchases and, at the Closing (as defined below), will acquire and accept from Seller, all of Seller's right, title and interest in and to the Shares (the "Transaction").

        1.2.    Consideration.     The aggregate consideration to be paid by Purchaser at Closing for the Shares shall be CHF 25.8 million (the "Purchase Price").

        1.3.    Payment at Closing.     Upon the terms and subject to the conditions set forth in this Agreement, upon Closing, Purchaser shall pay to Seller in CHF, by wire transfer of immediately available funds to an account designated by Seller the Purchase Price minus the amounts to be paid to the escrow accounts as specified in Section 4.1(c) and Purchaser shall pay to such escrow accounts a portion of the Purchase Price as set out in Section 4.1(c).

        1.4.    Closing.

          (a)   The closing of the Transaction (the "Closing") shall take place at the offices of Schellenberg Wittmer in Geneva, Switzerland, (i) on the twenty-first day following the satisfaction or waiver of the conditions set forth in Article IV (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) or, if such day is not a Business Day, then the next succeeding Business Day, or (ii) at such other time and place as the parties may agree in writing. The "Closing Date" shall be the date upon which the Closing occurs.

          (b)   At the Closing:

              (i)  Seller shall deliver to Purchaser (A) certificates for the Shares, duly endorsed by Seller in favor of Purchaser, (B) a resolution passed by the Company's Board of Directors approving the transfer of the Shares in accordance with the Company's Organizational Documents, and (C) the share ledger of the Company, duly updated to record Purchaser as the registered holder of the Shares;

             (ii)  Purchaser shall make the payment to Seller in accordance with Section 1.3; and

            (iii)  the certificates and other documents to be delivered pursuant to Sections 4.1, 4.2 and 4.3 hereof shall be delivered.

ARTICLE II

Representations and Warranties

        2.1.  Representations and Warranties Regarding Seller.    Except as set forth in the disclosure letter delivered to Purchaser on or prior to entering into this Agreement (the "Seller Disclosure Schedule") (it being agreed that disclosure of any item in any part of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other part to which the relevance of such item is reasonably apparent), Seller hereby represents and warrants to Purchaser that as of the date of this Agreement and as of Closing:

          (a)    Organization and Good Standing.    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (b)    Authorization.    Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution and delivery by Seller of this Agreement, the performance of its obligations hereunder and the consummation by Seller of the Transaction have been duly authorized by all necessary corporate action, other than the consent of stockholders contemplated in Section 4.3(d), and this Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (c)    No Violations.    The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation of the Transaction, will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of Seller; (B) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of Seller or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon Seller or any of its Subsidiaries (the "Seller Contracts") or (C) conflict with, breach or violate any Law applicable to Seller or any of its Subsidiaries or by which Seller or any of its Subsidiaries is bound or affected.

          (d)    Ownership of Shares.    Seller is the sole direct record and beneficial owner of all the outstanding shares of capital stock of the Company, and will transfer and deliver to Purchaser at the Closing valid title to the Shares free and clear of any Liens.

          (e)    Brokers and Finders.    There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the Transaction, except that Seller has employed Headwaters MB LLC as its financial advisor, which may be entitled to collect a fee in connection with the Transaction entirely at the expense of Seller.

        2.2.  Representations and Warranties Regarding the Company and its Subsidiaries.    Except as set forth in the Seller Disclosure Schedule (provided that disclosure of any item in any part of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other part to which the relevance of such item is reasonably apparent and provided further that, for purposes of these representations and warranties as of the Closing Date, other than for purposes of Section 4.2(a), the Seller Disclosure Schedule shall mean the Seller Disclosure Schedule as most recently amended prior to the Closing by Seller pursuant to Section 3.14), Seller hereby represents and warrants to Purchaser that the following representations and warranties are true and accurate in all material respects (that is, any item covered by the representation and warranties which directly or indirectly has a financial impact of more than CHF 50'000) as of the date of this Agreement and as of the Closing Date.

          (a)    Organization, Good Standing and Qualification of the Company.    The Company is a joint stock company organized under the laws of Switzerland and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where such concept is applicable and where the ownership or operation of its assets or properties or conduct of its business requires such qualification.

          (b)    Capitalization of the Company.    The issued and outstanding share capital of the Company consists solely of 1,002 registered shares, each with a par value of CHF1'000. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Shares, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire from the Company or Seller, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities described in the foregoing clauses (i), (ii) and (iii). No shares of any security of the Company are entitled to preemptive rights or registration rights.

          (c)    Subsidiaries/Branches.    Except as set forth in Section 2.2(c) of the Seller Disclosure Schedule, the Company does not have any Subsidiaries or branches.

          (d)    Organization, Good Standing and Qualification of the Subsidiaries.    Each of the Subsidiaries is duly formed and validly existing in the jurisdiction in which it has been formed and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where such concept is applicable and where the ownership or operation of its assets or properties or conduct of its business requires such qualification.

          (e)    Capitalization of the Subsidiaries.    The issued and outstanding share capital of each of the Subsidiaries has been duly authorized, validly issued, is fully paid and non-assessable and is as described in Section 2.2(e) of the Seller Disclosure Schedule. The Company directly owns all of the issued and outstanding share capital of its Subsidiaries. The issued and outstanding share capital of each of the Subsidiaries is free and clear of any Lien, option or claim of any third-party.

          (f)    Governmental Filings; Certain Contracts.

              (i)  Except as set forth in Section 2.2(f)(i) of the Seller Disclosure Schedule, no notices, reports, filings or other approvals are required to be made or effected by Seller or the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller or the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity, including without limitation the Committee on Foreign Investment in the United States (CFIUS) ("Governmental Entity") in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, other than, as of the time of signing of this Agreement, filings required to be made in connection with the Stockholder Approval.

             (ii)  Assuming receipt of the stockholder approval contemplated by Section 4.3(d), the execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation of the Transaction will not constitute or result in (A) a breach or violation of the Organizational Documents of the Company or its Subsidiaries; (B) except with respect to change of control provisions, if any, in contracts listed in Section 2.2(t) of the Seller Disclosure Schedule, a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation of the Company or any of its Subsidiaries (collectively, the "Company Contracts") or (C) conflict with, breach or violate any Law applicable to the Company or any of its Subsidiaries or by which their respective properties are bound or affected.

          (g)    Financial Statements; Undisclosed Liabilities.

              (i)  Purchaser has been provided with complete and correct copies of the Company's consolidated audited statutory financial statements for the fiscal years ended December 31, 2007, 2008, 2009 and 2010, copies of which are attached in Annex D (the "Annual Financial Statements"). The Annual Financial Statements (A) have been prepared, in all material respects, in accordance with Swiss GAAP applied on a consistent basis during the periods involved; and (B) present fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows of the Company for the periods then ended.

             (ii)  Purchaser has been provided with complete and correct copies of the Company's consolidated unaudited balance sheet as of October 31, 2011 and the related unaudited statement of income and cash flows for the period then ended (the "Interim Financial Statements" and collectively with the Annual Financial Statements, the "Financial Statements"). The Interim Financial Statements (A) have been prepared, in all material respects, in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except that the Interim Financial Statements are subject to normal year-end adjustments and do not contain all footnote disclosure required by U.S. GAAP); and (B) present fairly, in all material respects, the consolidated financial position of the Company as at the dates thereof and the consolidated results of operations and cash flows of the Company for the periods then ended.

            (iii)  The Company and its Subsidiaries do not have any liabilities except for (A) liabilities reflected or reserved against on the balance sheet included in the Interim Financial Statements and not heretofore paid or discharged; (B) liabilities that have arisen in the ordinary course of business ; and (C) liabilities that are executory obligations under Company Contracts.

            (iv)  The Closing Balance Sheet will be prepared consistently with the Company's historical practice, will be true and correct in all material respects as of the Closing Date and will be substantially consistent with the forecasts previously provided to Purchaser.

          (h)    Absence of Certain Changes.    Except as contemplated by this Agreement, from December 31, 2010 to the date hereof, (i) the Company and its Subsidiaries have conducted their business in the ordinary course and (ii) the Company and its Subsidiaries have not taken any of the actions described in clauses (b) through (j) of Section 3.1 hereof.

          (i)    Litigation.    There are no actions, suits or proceedings pending or, to Seller's Knowledge, threatened against the Company and/or any of its Subsidiaries. There has not been in the past five (5) years any litigation, administrative, mediation or arbitration proceedings or any investigation, inquiry or enforcement proceedings or any other proceedings or hearings against or involving the Company and/or its Subsidiaries or any of their Directors before any statutory or governmental body, department, board or agency. Further, neither the Company nor any of its Subsidiaries have received any notice or other written communication threatening any actions, suits or proceedings against the Company and/or any of the Subsidiaries. To the Knowledge of Seller, there are no circumstances that are reasonably likely to give rise to any such proceedings.

          (j)    Employee Benefits.

              (i)  All Benefit Plans, other than Benefit Plans that are mandatory under applicable Law are listed in Section 2.2(j) of the Seller Disclosure Schedule. Prior to the date hereof, true and complete copies of all Benefit Plans listed in Section 2.2(j) of the Seller Disclosure Schedule, and all amendments thereto, have been made available to Purchaser.

             (ii)  Each Benefit Plan has been maintained and administered in substantial compliance with its respective terms and with applicable Law. All contributions, insurance premiums, tax and expenses due that are required to be made under the terms of any Benefit Plan have been timely made when due or are appropriately reflected in the Financial Statements.

            (iii)  To the Knowledge of Seller, no event has occurred and no condition exists that would reasonably be likely to subject the Company or its Subsidiaries to any material Tax, fine, Lien, penalty, or other material liability imposed under applicable Law.

            (iv)  Except as required by applicable Law, the Company and its Subsidiaries are not obligated to provide any retiree health or life insurance benefits to any Group Employee.

             (v)  There is no action, suit, audit, claim, proceeding or, to the Knowledge of Seller, investigation pending against or involving or, to the Knowledge of Seller, threatened against or involving any Benefit Plan before any court or arbitrator or any Governmental Entity, or federal, state or local official that would reasonably be likely to subject the Company or its Subsidiaries to a material liability and (B) to the Knowledge of Seller, there are no facts or circumstances existing that would reasonably be likely to give rise to such actions, suits, audits, claims or proceedings.

            (vi)  Neither the execution of this Agreement, nor the consummation of the Transaction, will (whether alone or in connection with any other event(s)) (A) entitle any Employee of the Company or any of its Subsidiaries to material severance pay or any increase in severance pay upon any termination of employment; or (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or increase the amount payable under, any of the Benefit Plans, except for the Retention Agreements in favor of the Group Employees listed in Section 2.2(j)(vii) of the Seller Disclosure Schedule.

           (vii)  The Group Employees identified in Section 2.2(j)(vii) of the Seller Disclosure Schedule are the only employees with whom the Company and its Subsidiaries have entered into any kind of retention agreement, other than their currently existing employment agreements (the "Retention Agreements"). Upon Closing, the Company and its Subsidiaries will have no further liability under the Retention Agreements.

          (viii)  With the exception of the Group Employees listed in Section 2.2(j)(viii) of the Seller Disclosure Schedule, no Group Employee has a termination notice period exceeding two months.

          (k)    MRV Stock Option Plans.    The Group Employees listed in Section 2.2(k) of the Seller Disclosure Schedule are the only Group Employees who hold outstanding options under the MRV Stock Option Plans. The MRV Stock Option Plans are the only stock option plans under which any of the Group Employees listed in Section 2.2(k) of the Seller Disclosure Schedule has been granted stock options. After Closing, the Company and its Subsidiaries will have no costs or liabilities arising from the MRV Stock Option Plans or the options issued and outstanding thereunder.

          (l)    Indemnification of Officers and Directors.    After Closing, the Company and its Subsidiaries will have no indemnification liability to current or former directors or officers of the Company or any of its Subsidiaries.

          (m)    Compliance with Laws; Permits.    The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, licenses and permits of any Governmental Entity (collectively, "Laws") applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected, including without limitation the Federal Acquisition Regulation (FAR), with respect to all material contract obligations and proposal submission obligations where the United States Government is the end user under an open or proposed prime contract or subcontract, and the International Traffic in Arms Regulations (ITAR). The Company and its Subsidiaries have all permits, licenses, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted.

          (n)    Environmental Matters.    (i) The property currently operated by the Company and its Subsidiaries is in compliance with all applicable Environmental Laws and the Company and its Subsidiaries possess all permits, licenses, registrations, authorizations and approvals required under applicable Environmental Laws for the operation of their businesses as presently conducted.

             (ii)  The property currently operated by the Company and its Subsidiaries (A) is not the subject of any written notice from any Governmental Entity or any other Person alleging the violation of any applicable Environmental Laws; and (B) is not the subject to any court order, injunction, administrative order or decree arising under any Environmental Law.

          (o)    Taxes.    (i) All material Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company and its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true and complete in all material respects.

             (ii)  All due Taxes have been duly and timely paid or are duly reflected as payable in the Annual Financial Statements and/or the Interim Financial Statements.

            (iii)  No issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending.

            (iv)  There is no Lien for Taxes upon any of the assets of the Company or its Subsidiaries nor is any taxing authority in the process of imposing any Lien for Taxes on any such assets, other than Liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by the Company or its Subsidiaries in good faith by appropriate action.

             (v)  No withholding tax remains due by the Company or its Subsidiaries for any dividend paid by the Company or its Subsidiaries at or prior to Closing.

          (p)    Labor Matters.    None of the Company or any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries have committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of Seller, threatened, nor has there been since December 31, 2006, any labor strike, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except where the failure to comply therewith, individually or in the aggregate, has not had and would not reasonably be expected to adversely interfere in any material respect with the conduct of their businesses. Since December 31, 2009 there has been no material labor or employment dispute, except as described in Section 2.2(p) of the Seller Disclosure Schedule.

          (q)    Sensitive Payments.    No Group Employee has made any payment to any government official that could be deemed an acte de corruption within the meaning of Title 19 (Corruption) of the Swiss Criminal Code.

          (r)    Property.    Neither the Company nor any of its Subsidiaries owns any real property. Any real property or tangible personal property held under lease by the Company or any of its Subsidiaries that is material to their businesses is held by the Company or its Subsidiaries, as applicable, under a valid, subsisting and enforceable lease with such exceptions as are not material and do not interfere with the current use of such property by the Company or its Subsidiaries.

          (s)    Intellectual Property.

              (i)  Other than the items listed in Section 2.2(s) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries have any registered patents, trademarks, internet domain names, copyrights or applications therefor.

             (ii)  The Company and its Subsidiaries own, or are licensed or otherwise possess the right to use, the technology, know-how and trade secrets used in the businesses of the Company and its Subsidiaries as currently conducted (the "Owned Intellectual Property"). The Company and its Subsidiaries have not granted any security interests in any of the Owned Intellectual Property.

            (iii)  At all times, the Company and its Subsidiaries have taken reasonable measures to protect the Owned Intellectual Property related to their respective businesses against unauthorized disclosure to third parties, either by way of confidentiality undertakings or by way of appropriate references in their business correspondence.

            (iv)  There are no claims pending or, to the Knowledge of Seller, threatened (A) that the business of the Company and its Subsidiaries as currently conducted infringes the Intellectual Property rights of any third party; (B) challenging the ownership, validity or enforceability of any of the Owned Intellectual Property; or (C) challenging the Company or its Subsidiaries rights to use any third party Intellectual Property.

             (v)  To the Knowledge of Seller, the businesses of the Company and its Subsidiaries do not infringe Intellectual Property rights of any third party.

            (vi)  To the Knowledge of Seller, there is no material unauthorized use, infringement or misappropriation of any of the Owned Intellectual Property by any third party, including any Group Employee.

           (vii)  The Company and its Subsidiaries have taken reasonable measures designed to protect the secrecy of its trade secrets.

          (t)    Contracts.    Schedule 2.2(t) of the Seller Disclosure Schedule lists all Material Contracts. The term "Material Contracts" means all of the following types of Company Contracts and Subsidiaries Contracts (other than Organizational Documents of the Company and its Subsidiaries and agreements related to employee benefits and labor matters):

              (i)  all Company Contracts and Subsidiaries Contracts evidencing Indebtedness in excess of CHF 100'000;

             (ii)  joint venture and limited partnership agreements;

            (iii)  each material supply, inventory, purchase and customer Company Contracts and its Subsidiaries Contracts that is reasonably likely to involve consideration of more than CHF 1'000'000 in the aggregate over the term of such Company Contracts and Subsidiaries Contracts;

            (iv)  stock purchase agreements, asset purchase agreements and other contracts relating to the acquisition, lease or disposition by the Company and its Subsidiaries of material assets and properties or shares of capital stock of the Company and its Subsidiaries, in each case under which the Company and its Subsidiaries have any material indemnification obligations or any other material ongoing obligations;

             (v)  Company Contracts and its Subsidiaries Contracts with consultants that are likely to involve consideration of more than CHF 100'000 in the aggregate over the term of such Company Contracts and Subsidiaries Contracts;

            (vi)  Company Contracts and Subsidiaries Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company Contracts and Subsidiaries and that are likely to involve consideration of more than CHF 300'000 per year in the aggregate over the term of such Company Contracts and Subsidiaries Contracts;

           (vii)  all Company Contracts and Subsidiaries Contracts with Governmental Entities; and

          (viii)  Company Contracts and Subsidiaries Contracts that limit, or purport to limit, the ability of the Company or its Subsidiaries before or after the Closing to compete in any line of business or with any Person or to operate in any geographic area or during any period of time.

  Seller has made available to Purchaser copies of all Material Contracts. To the Knowledge of Seller, each Material Contract is in full force and effect and is valid, binding and enforceable against the other parties thereto in accordance with its terms. Neither the Company, nor its Subsidiaries nor, to the Knowledge of Seller, any other Person is in material breach or violation of, or default under, any Material Contract. To the Knowledge of Seller, no event has occurred which would result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Company or its Subsidiaries or to a loss of any benefit to which the Company or its Subsidiaries are entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract, other than with respect to change of control provisions in the contracts listed in Section 2.2(t) of the Seller Disclosure Schedule.

          (u)    Inventory.    The Company's inventory, in all material respects: (i) is carried on the Financial Statements and is valued and reported in a manner consistent with the Company's past practices, and in accordance with Swiss GAAP with respect to its Annual Financial Statements and U.S. GAAP with respect to its Interim Financial Statements, consistently applied; and (ii) is of a quantity that is consistent with the Company's past practice.

          (v)    Affiliate Transactions.    Section 2.2(v) of the Seller Disclosure Schedule sets forth a complete and correct list of all written Intercompany Agreements.

          (w)    Insurance.    The Company and its Subsidiaries have maintained in full force and effect insurance policies, which, with respect to their amount and coverage, provide sufficient and reasonable coverage against losses and liabilities normally insured against by a Person carrying on the same type of business as the Company and its Subsidiaries. The Company and its Subsidiaries carry insurance that complies with the requirements of the Company Contracts and Subsidiaries Contracts identified in Section 2.2(t)(iii) of the Seller Disclosure Schedule. In addition (i) neither the Company nor any of its Subsidiaries is in material default under any insurance policy maintained by the Company and its Subsidiaries the effect of which would reasonably be expected to jeopardize coverage thereunder; (ii) all premiums due have been paid on insurance policies maintained by the Company and its Subsidiaries in all material respects, and the Company and its Subsidiaries have not received any written notice of cancellation of any insurance policy maintained by the Company and its Subsidiaries material to them or written notice with respect to any refusal of coverage thereunder the resolution of which is still pending or unresolved; (iii) there is no past or current material claim under any existing insurance policy maintained by the Company and its Subsidiaries for which the insurance company is denying coverage or defending under a reservation of rights or similar clause; and (iv) there are no outstanding unpaid claims under any insurance policy maintained by the Company and its Subsidiaries that are material, individually or in the aggregate.

          (x)    Accounts Receivable.    As of the date hereof, to Seller's Knowledge, all of the accounts receivable owing to the Company or any of its Subsidiaries constitute, in all material respects, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof other than such as have arisen or will arise in the ordinary course of business and for which adequate reserves have been established in the Financial Statements (to the extent required by Swiss GAAP with respect to its Annual Financial Statements and U.S. GAAP with respect to its Interim Financial Statements).

          (y)    Books and Records.    The Company and its Subsidiaries' books, accounts, data, files, information and records are true, correct and complete in all material respects, and are maintained in the Company's usual, regular and ordinary manner in accordance with applicable Law.

          (z)    Scolari Acquisition.    The Company's proposed acquisition of certain items of manufacturing equipment, the hiring of former employees of Dominique Scolari Electronique (DSE), and lease of the Scolari building (the "Scolari Acquisition") have been authorized by the Seller and the Company. The consummation of the Scolari Acquisition will be in compliance in all material respects with applicable laws and will not materially disrupt the on-going business operations of the Company and will not result in any violation of any obligation under any Company Contracts. With respect to the Scolari Acquisition, the Company will not be subject to any claim related to DSE past activities or any claim related to the application of the Swiss Merger Act.

          (aa)    CES West.    The Company's exclusive agent, CES West LLC, is a Utah limited liability company wholly-owned by Mr. and Mrs. Keith Folkerson. The Company's dealings with CES West are on an arm's-length basis. To the Knowledge of Seller, except as described in Section 2.2(aa) of the Seller Disclosure Schedule, CES West is in compliance in all material respects with applicable laws. The Company will not be subject to any claim as a result of the disclosure in Section 2.2(aa) of the Seller Disclosure Schedule or for any claim related to payment of US tax as a result of its relationship with CES West prior to Closing.

          (bb)    Employee Pension Plans.    All employee pension plans that are mandatory under applicable laws have been duly and timely funded in accordance with said laws.

          (cc)    Full and Fair Disclosure and Information.    To Seller's Knowledge, there are no facts pertaining to the Company and/or its Subsidiaries that might materially affect Purchaser's evaluation of the Shares and/or have a material impact on the Transaction that have not been disclosed to Purchaser. To Seller's Knowledge, the information provided by Seller and the Company to Purchaser during its due diligence process is complete, accurate and not misleading.

        2.3.  Representations and Warranties of Purchaser.

        Except as set forth in the disclosure letter delivered to the Company by Purchaser on or prior to entering into this Agreement (the "Purchaser Disclosure Schedule"), Purchaser hereby represents and warrants to the Company that:

          (a)    Organization and Good Standing.    Purchaser is a joint stock company duly organized, validly existing and in good standing under the laws of Switzerland and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

          (b)    Authorization.    Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution and delivery by Purchaser of this Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the Transaction have been duly authorized by all necessary action of Purchaser, and this Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or, as to enforceability, by general equitable principles.

          (c)    Governmental Filings; No Violations.

              (i)  No notices, reports, filings or other approvals are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Swiss Governmental Entity, in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transaction, including without limitation and based on Purchaser's own independent analysis, the Committee on Foreign Investment in the United States (CFIUS).

             (ii)  The execution and delivery of this Agreement by Purchaser, the performance of its obligations hereunder and the consummation of the Transaction, will not constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of Purchaser; (B) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of Purchaser (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon Purchaser (the "Purchaser Contracts") or (C) conflict with, breach or violate any Law applicable to Purchaser or any of its Subsidiaries or by which Purchaser or any of its Subsidiaries is bound or affected; except, in the case of clauses (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

          (d)    Brokers and Finders.    Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transaction.

          (e)    Available Funds.    Assuming satisfaction of the conditions set forth in Section 4.2, Purchaser will have the funds necessary to satisfy all of its obligations hereunder.

          (f)    Securities Matters.    The Shares are being acquired by Purchaser for its own account and without a view to the public distribution or sale of the Shares or any interest in such Shares. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. Purchaser understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of the Shares other than pursuant to applicable securities Laws and in accordance with the Company's Organizational Documents.

          (g)    Investigation.    Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company; and (ii) has been furnished with or given adequate access to such information about the Company as it has requested. Purchaser further acknowledges and agrees that (A) the only representations, warranties, covenants and agreements made by Seller are the representations, warranties, covenants, and agreements made in this Agreement and the Seller Disclosure Schedule; and (B) except as set forth in Sections 2.1 and 2.2 of this Agreement (as qualified by the Seller Disclosure Schedule), Seller does not make any other representation or warranty with respect to Seller, its Affiliates, the Company or any of its Subsidiaries, this Agreement or the Transaction.

ARTICLE III

Covenants

        3.1.    Interim Operations.     Between signing of this Agreement and Closing, Seller shall cause each of the Company and its Subsidiaries (unless Purchaser shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated hereby or set forth in the Seller Disclosure Schedule) to:

          (a)   other than consummation of the Scolari Acquisition, conduct its business in the ordinary and usual course and, to the extent consistent therewith, use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers and employees;

          (b)   not amend its Organizational Documents;

          (c)   not (i) issue, sell, pledge, dispose of or encumber any shares of the Company or its Subsidiaries capital stock, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of the Company or its Subsidiaries capital stock of any class; (ii) transfer, sell, dispose of or encumber any material portion of its assets, other than sales of inventory in the ordinary course of business and other than amounts in cash equal to the Pre-Closing Distributions, provided that, CHF 1'000'000 of the Pre-Closing Distributions will not be distributed by the Company or its Subsidiaries until Closing and will be available for funding of the Reserve Amount at Closing; or (iii) other than in the ordinary course of business, incur any Indebtedness or issue any debt securities or guarantee or endorse the obligations of any Person;

          (d)   other than as may be required by applicable Law, not (i) increase the compensation payable or to become payable to Group Employees; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any Group Employee (other than in connection with the Scolari Acquisition); or (iii) establish, adopt, enter into or amend, any collective bargaining agreement or Benefit Plan;

          (e)   except in the ordinary course of business, not (i) enter into, amend or terminate any contract or agreement that would be material to the Company and its Subsidiaries taken as a whole (other than in connection with the Scolari Acquisition); or (ii) exclusively license to any third party any material Owned Intellectual Property;

          (f)    other than consummation of the Scolari Acquisition, not acquire by merger, consolidation, acquisition of assets or equity interests or any similar transaction any corporation, partnership, limited liability company or other business organization or all or substantially all of the assets of any such entity;

          (g)   except in the ordinary course of business, not settle or compromise any material claims or litigation;

          (h)   not make any material change, other than as required by Swiss GAAP or U.S. GAAP, to its accounting principles or procedures;

          (i)    except as described in the funds flow chart attached as Annex C, not make any payment or distribution to Seller or its Affiliates; and

          (j)    not authorize or enter into an agreement to do any of the foregoing.

        3.2.    Access.     Upon reasonable notice, and except as may otherwise be required by applicable Law, Seller shall cause the Company to afford Purchaser's officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its properties, books, contracts and records and, during such period, Seller shall cause the Company to furnish promptly to the Purchaser all information concerning its business, properties and personnel as may reasonably be requested; provided, that the foregoing shall not require Seller or the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Seller shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure.

        3.3.    Publicity.     Seller and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transaction and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law.

        3.4.    Expenses.     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such cost or expense.

        3.5.    Breakup Fee.     If Purchaser or Seller exercises its right to terminate this Agreement based on the failure of the condition set forth in Section 4.3(d) (Stockholder Approval), Seller will cause the Company promptly to pay Purchaser a fee of CHF 200'000.

        3.6.    Filings; Other Actions.

          (a)   Purchaser and Seller shall cooperate with each other and use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Transaction as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits or authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transaction.

          (b)   In furtherance and not in limitation of the foregoing, each of Purchaser and Seller shall (i) reasonably cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, (ii) execute and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transaction, and (iii) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.

        3.7.    MRV Loan.     Seller shall cause all principal and accrued interest in respect of the MRV Loan to be paid to the Company and the proceeds thereof to be distributed to Seller, and any tax withholding with respect thereto to be paid, at or prior to Closing, it being understood and agreed between the parties that the Purchase Price has been agreed upon based on the MRV Loan being fully discharged and the related withholding tax fully paid by the Company.

        3.8.    Resignations.     Except as set forth in Section 3.8 of the Seller Disclosure Schedule, Seller shall cause each member of the Board of Directors of the Company to resign as a director, effective as of the Closing, with confirmation that they have no claims whatsoever against the Company or any of its Subsidiaries.

        3.9.    Intercompany Agreements.     Except as otherwise agreed in writing by Purchaser and Seller, Seller shall cause all Intercompany Agreements to be terminated at or prior to Closing.

        3.10.    Confidentiality.     From the date hereof until the third anniversary of this Agreement, Seller and Purchaser will hold, and will cause their respective Representatives to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of Law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other parties hereto furnished to them by such other parties or their Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party, (iii) independently developed by such party or its Representatives without reliance on Information or (iv) later lawfully acquired from other sources by the party to which it was furnished), and neither Seller nor Purchaser shall release or disclose such Information to any other Person, except its respective auditors, attorneys, financial advisors, other consultants and advisors and, to the extent permitted above, to Governmental Entities.

        3.11.    Books and Records

          (a)   Seller and its Affiliates shall have the right to retain copies of all books and records of the Company and its Subsidiaries relating to periods ending on or prior to the Closing subject to compliance with applicable Law. Seller shall keep such documents confidential in accordance with Section 3.10 Purchaser agrees that, from and after the Closing, with respect to all original books and records of the Company and its Subsidiaries, Purchaser will (and will cause the Company and its Subsidiaries to) (i) comply in all material respects with applicable Law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by Purchaser.

          (b)   In connection with any reasonable business purpose, including (i) in response to the request or at the direction of a Governmental Entity, (ii) the preparation of Tax returns, (iii) the determination of any matter relating to the rights or obligations of Seller under this Agreement and (iv) compliance with any Laws applicable to Seller (including any applicable securities Laws), subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege and any confidentiality obligations towards third parties), upon reasonable prior written notice, Purchaser shall use reasonable commercial efforts to cause the Company and its Subsidiaries to: (A) provide Seller and its Representatives information with respect to the Company for periods prior to Closing, (B) afford Seller and its Representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Company and its Subsidiaries, and (C) make available to Seller and its Representatives the Group Employees whose assistance, expertise, testimony, notes and recollections or presence is absolutely necessary at their workplace to assist Seller or its Affiliates in connection with any of the purposes referred to above; provided, however, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries and that Seller and its Representatives keep such information confidential in accordance with Section 3.10.

        3.12.    Access to Information after Closing.     Purchaser shall use its best efforts to provide access to the Seller or its representatives to the books, documents, data and information of the Company during normal business hours, insofar as such information is required or relevant to protect the legitimate interests of the Seller, particularly in connection with Swiss or United States taxation matters, any requests for or obligations to provide information to the United States Securities Exchange Commission, or in connection with the requirements of applicable law, legal disputes with third parties, or for evaluation of and in response to possible claims under this Agreement. If the Seller makes use of this right of access, then Seller shall (a) reimburse the Company for all reasonable expenses occurred in connection with such access and inspection of documents and (b) keep such information confidential in accordance with Section 3.10 and except as required in connection with any legal disputes with third parties or claims under this Agreement. In addition, Purchaser shall use its best effort to deliver to the Seller, no later than the earlier of 21 days after Closing or 10 days after the end of the fiscal quarter in which the Closing takes place, a reporting package using the regular monthly reporting package used by the Company to report its financial results to Seller, except that the balance sheet data will be as of the Closing Date and the statement of operations data will be for the period then ended.

        3.13.    Fulfill Closing Conditions.     Each of Seller and Purchaser shall cooperate with each other and shall each exercise their reasonable best efforts to fulfill the conditions to Closing set forth in Article IV, including the obtaining of necessary approvals, the obtaining of senior debt financing and the completion of Purchaser due diligence. Without limiting the foregoing, Purchaser shall use its reasonable best efforts (A) to prepare, negotiate and enter into definitive agreements with respect to the debt financing contemplated by Section 4.2(b), (B) to satisfy on a timely basis all conditions to funding in such definitive agreements and to consummate such financing at or prior to the Closing, including using its reasonable best efforts to cause the applicable lenders to fund such financing at the Closing, (C) to enforce its rights under any such definitive agreements and (D) to comply with its obligations under such definitive agreements. Purchaser shall (i) keep Seller informed on a current basis and in reasonable detail of the status of its efforts to arrange such debt financing, (ii) use its reasonable best efforts to, by December 15, 2011, provide Seller evidence of a commitment to such debt financing and (iii) promptly when available provide to Seller with a written confirmation from the Bank confirming the definitive agreements for such financing. Without limiting the generality of the foregoing, Purchaser shall give Seller prompt notice of any breach or default by any party to any such definitive agreements. Seller will use its reasonable best efforts to satisfy the condition set forth in Section 4.3(d)(Stockholder Approval) and will keep Purchaser informed of its actions taken in connection therewith. Purchaser will cooperate with Seller to provide timely information concerning the securing of debt financing and the fulfillment of other closing conditions, which may be helpful to Seller's preparation of its proxy statement and its proxy solicitation. Seller will advise Purchaser of the progress of its proxy solicitation.

        3.14.    Disclosure Letters.     Seller and Purchaser shall promptly notify each other of any developments between the date of this Agreement and the Closing that would cause the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, respectively, to be materially untrue and will mutually agree to amend such schedules so that they will be true and correct in all material respects as of the Closing Date.

ARTICLE IV

Conditions

        4.1.    Conditions to Each Party's Obligation to Effect the Transaction.     The respective obligations of each party to effect the Transaction are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a)    Governmental Approvals.    All authorizations, consents, Orders (as defined below) or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entities necessary for the consummation of the Transaction, shall have been obtained or made.

          (b)    Litigation.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, injunction, decree or other order (whether temporary, preliminary or permanent) (collectively, an "Order") that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transaction.

          (c)    Escrow Accounts.    The parties shall have established the following escrow accounts at Poncet Buhler Lacin & Vallery, Notaires, 5, rue Pedro Meylan, Case postale 434, 1211 Genève 17 (the "Escrow Holder"):

              (i)  An escrow account for the amount of the Restricted Cash identified on the Closing Balance Sheet and subject to the terms and conditions of the escrow agreement set forth in Annex B-1 attached to this Agreement. The amount of the Restricted Cash will be released from the escrow and distributed to Seller on the first Business Day following the date of termination of the Advance Payment Guarantee; or, to the extent the Advance Payment Guarantee is drawn by its beneficiary, the amount of any such draw will be released from the escrow and distributed to the Company; provided that if the Advance Payment Guarantee is released prior to Closing, this escrow will be unnecessary and the amount of the Restricted Cash will be paid to Seller at Closing; and

             (ii)  An escrow account for 10% of the Purchase Price, to be funded at the Closing and subject to the terms and conditions of the escrow agreement set forth in Annex B-2 attached to this Agreement, which provides, among other things that, save as in case of drawing by Purchaser, the escrow will terminate and the full amount then held in the escrow will be distributed to Seller on April 1, 2013.

        4.2.    Conditions to Obligations of Purchaser.     The obligations of Purchaser to effect the Transaction are also subject to the satisfaction, or waiver by Purchaser, at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Seller regarding itself, the Company and the Subsidiaries set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be deemed made only as of such date).

          (b)    Closing Balance Sheet.    Three days prior to the Closing Date, Seller shall have caused the Company to deliver to Purchaser the Closing Balance Sheet.

          (c)    Senior Debt Financing.    Purchaser shall have obtained senior debt financing of a minimum amount of CHF 10'000'000.

          (d)    Due Diligence.    Purchaser shall have finalized to its satisfaction its due diligence process, which due diligence process as of the date of this Agreement consists only of the items listed on Schedule 4.2(d).

          (e)    Consents; Notices.    The Company shall submit to Purchaser, prior to sending, the drafts of written consents and of notices of change of control to be sent pursuant to the Company Contracts and Subsidiaries Contracts listed in Section 2.2(t)(iii) of the Seller Disclosure Schedule. Prior to Closing, the Company shall have obtained where required, written consents from or, where required, provided notices of change of control to the counterparties under said contracts. Copies of the written consents and notices of change of control will be provided to the Purchaser prior to Closing.

          (f)    Ten days prior to the Closing Date, Seller shall have presented to Purchaser's satisfaction the original share certificates and/or share ledgers for the four Subsidiaries: Creative Electronic Systems GB Ltd., Creative Electronic Systems Deutschland GMBH, Creative Electronic Systems Spain, S.L., and Creative Electronic Systems CAL, Inc.

          (g)    Key Employees.    None of the Group Employees listed in Section 2.2(j)(vii) of the Seller Disclosure Schedule shall have terminated or given written notice of termination of his employment with the Company or its Subsidiaries.

          (h)    Performance of Seller's Obligations.    Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement at or prior to the Closing.

          (i)    Seller's Certificate.    Seller shall have delivered to Purchaser a certificate, signed by an officer of Seller and dated as of the Closing Date, to the effect of the foregoing clauses (a) and (h) of this Section 4.2.

          (j)    Resignations.    Each member of the Board of Director of the Company shall have executed and delivered a letter of resignation confirming that at and after Closing he or she has no claim against the Company.

          (k)    Retention Agreements.    Any Group Employee who has a Retention Agreement that provides for post-closing severance liability shall have executed an amended Retention Agreement with the Company eliminating post-closing severance liability or shall have provided a release of such liability to the Company.

          (l)    No Material Adverse Effect.    Since the date of this Agreement, no circumstance, change or event shall have occurred or shall exist that would, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

        4.3.    Conditions to Obligations of Seller.     The obligations of Seller to effect the Transaction are also subject to the satisfaction, or waiver by Seller, at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be deemed made only as of such date); provided, however, that notwithstanding anything herein to the contrary, this subsection shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, would reasonably be likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

          (b)    Performance of Obligations of Purchaser.    Purchaser shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing.

          (c)    Purchaser's Certificate.    Purchaser shall have delivered to Seller a certificate, signed by an officer of Purchaser and dated as of the Closing Date, to the effect of the foregoing clauses (a) and (b) of this Section 4.3.

          (d)    Stockholder Approval.    The Transaction shall have been approved by the requisite vote of the Seller's stockholders (the "Stockholder Approval").

ARTICLE V

Indemnification

        5.1.    Indemnification by Purchaser.

          (a)   From and after the Closing Date, Purchaser shall indemnify and save and hold harmless Seller and each of Seller's successors, assigns, Representatives, officers, directors and Affiliates (collectively, the "Seller Indemnitees") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses ("Damages") suffered by any such Seller Indemnitees resulting from or arising out of: (i) any breach by Purchaser of any representation or warranty contained in Section 2.3; and (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement, in each case existing as of the Closing Date.

          (b)   The Seller Indemnitees shall not be entitled to assert any indemnification pursuant to clause (i) of Section 5.1(a) after the expiration of the applicable survival period referenced in Section 5.3; provided, that if on or prior to such expiration of the applicable survival period a notice of claim shall have been given to Purchaser pursuant to Section 5.4, the Seller Indemnitees shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.

        5.2.    Indemnification by Seller.

          (a)   From and after the Closing Date, Seller shall indemnify and save and hold harmless Purchaser and each of Purchaser's successors, assigns, Representatives, officers, directors and Affiliates, including the Company and its Subsidiaries (collectively, the "Purchaser Indemnitees") from and against any Damages resulting from, arising out of, or incurred in connection with: (i) any breach by Seller of any representation or warranty contained in Sections 2.1 or 2.2; and (ii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement, in each case existing as of the Closing Date.

          (b)   The Purchaser Indemnitees shall not be entitled to assert any indemnification pursuant to clause (i) of Section 5.2(a) after the expiration of the applicable survival period; provided that if on or prior to such expiration of the applicable survival period a notice of claim shall have been given to Seller pursuant to Section 5.4 hereof for such indemnification, the Purchaser Indemnities shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.

        5.3.    Survival of Representations and Warranties and Indemnities

        The representations and warranties set forth in Section 2.2 and the related indemnification obligations of Seller set forth in Section 5.2 (and, in the case of clause (b) below, the covenant contained in Section 6.1 and the related indemnification obligation of Seller set forth in Section 5.2) shall survive the Closing and be valid and remain in effect:

          (a)   until the fifth anniversary of the Closing with respect to the representations contained in Section 2.1(b) (Seller authorization), Section 2.1(d) (Ownership of the Company shares), Section 2.2(b) (Capitalization of the Company), Section 2.2(e) (Capitalization of the Subsidiaries), and 2.2(m) (only for claims of the US Government for pre-Closing non-compliance, if any, with FAR).

          (b)   until three months after expiration of the applicable statute of limitations (including any extensions thereof) with respect to matters covered by Section 2.2(o) (Taxes), Section 2.2(z) (Scolari Acquisition, in particular any claim related to DSE past activities and any claim related to the application of the Swiss Merger Act), Section 2.2 (aa) (CES West: for any claim related to payment of US tax and for any claim related to the disclosure made by Seller in Section 2.2(aa) of Seller Disclosure Schedule)), Section 6.1 (Tax Indemnity) and Section 2.2(j) (Employee Benefits); and,

          (c)   in case of all other representations and warranties, until March 31, 2013;

provided, however, that it is agreed and understood that any representation or warranty or indemnity that would otherwise terminate in accordance with this Section 5.3 will continue to survive if a notice of breach with respect to such representation and warranty has been duly and timely provided until the related claim for misrepresentation or breach of warranty has been satisfied or resolved. The parties waive the statute of limitations under Art. 210 CO.

        The above limitations shall not apply in case of fraud or willful breach of its obligations by Seller.

        The covenants and agreements of the parties hereto contained in this Agreement shall survive until they are fully performed or, if earlier, until the expiration thereof set forth in the terms of such covenant and agreement.

        5.4.    Indemnification Procedures.

          (a)   If a Seller Indemnitee or Purchaser Indemnitee (an "Indemnified Party") shall desire to assert any claim for indemnification provided for under this Article V in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the Indemnified Party (a "Third Party Claim"), such Indemnified Party shall notify Purchaser or Seller, as the case may be (the "Indemnifying Party"), within 30 days in writing of such Third Party Claim, the amount or the estimated amount of Damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a "Third Party Claim Notice") promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to provide a Third Party Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnified Party shall deliver to the Indemnifying Party, within 10 days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

          (b)   If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the Indemnified Party therefore, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Third Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnified Party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnifying Party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and use reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). The Indemnifying Party may pay, settle or compromise a Third Party Claim without the written consent of the Indemnified Party, so long as such settlement includes (A) an unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim; (B) does not subject the Indemnified Party to any injunctive relief or other equitable remedy; and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

          (c)   If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article V other than a claim in respect of, arising out of or involving a Third Party Claim (a "Direct Claim"), such Indemnified Party shall notify the Indemnifying Party warranty in writing within 30 days after having obtained knowledge of a misrepresentation or breach of such Direct Claim; the notice shall mention the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a "Direct Claim Notice"); provided that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have a period of 20 days within which to respond to any Direct Claim Notice or any Third Party Claim Notice. If the Indemnifying Party does not respond within such 20-day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects all or any part of such claim, Seller and Purchaser shall attempt in good faith for 20 days to resolve such claim. If no such agreement can be reached through good faith negotiation within 20 days, either Purchaser or Seller may commence an action in accordance with Section 9.4. The procedure provided for in this Section 5.4(c) shall be in lieu of, and to the exclusion of, Purchaser's duty to immediately investigate and notify Seller in accordance with Article 201 CO.

        5.5.    Limitations on Indemnification.

          (a)   Seller shall have no liability for any claim for indemnification pursuant to Section 5.2(a) if the Damages associated with such claim are less than CHF 50,000 (any such claim being referred to as a "De Minimis Claim"). Seller shall have no liability for indemnification pursuant to Section 5.2(a) with respect to Damages for which indemnification is provided thereunder unless the aggregate amount of such Damages (including all Damages associated with De Minimis Claims) exceeds the amount equal to CHF 100,000 (the "Deductible"), in which case Seller shall be liable for all such Damages (including all Damages associated with De Minimis Claims) in excess of the Deductible; provided that, (i) in no event shall the aggregate amount to be paid by Seller for Damages with respect to all such claims for indemnification pursuant to Section 5.2(a) exceed an amount equal to the Purchase Price and, in addition to and without limiting the foregoing, (ii)(A) not including claims relating to breaches of the representations and warranties contained in Sections 2.1(b), 2.1(d), 2.2(b), 2.2(f)(i), 2.2(m), and 2.2(w), the aggregate amount to be paid by Seller for Damages with respect to all such claims for indemnification pursuant to Section 5.2(a)(i) shall not exceed an aggregate maximum amount equal to 25% of the Purchase Price; (B) the aggregate amount to be paid by Seller for Damages with respect to claims relating to the breach of the representations and warranties contained in Sections 2.2(f)(i), 2.2(m), and 2.2(w) shall not exceed an aggregate maximum amount equal to 50% of the Purchase Price; and (C) the aggregate amount to be paid by Seller for Damages with respect to claims relating to the breach of the representations and warranties contained in Sections 2.1(b), 2.1(d), 2.2(b) and 5.2(a)(ii) (but only to the extent of claims, if any, related to failure of compliance with the covenants contained in Section 3.1) shall not exceed an aggregate maximum amount equal to the Purchase Price.

          (b)   No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once in respect of the same Damages.

          (c)   Notwithstanding anything to the contrary in this Article V, in no event shall an Indemnifying Party have liability to any Indemnified Person for any consequential or indirect damages, lost profits or similar items.

          (d)   The above limitations on Indemnification shall not apply in case of fraud or willful breach of its obligations by Seller.

        5.6.    Indemnity Payments.

          (a)   Subject to the escrow instructions for the escrow established pursuant to Section 4.1(c)(i), claims against Seller may be settled upon Seller's instructions from the proceeds of that escrow.

          (b)   The amount of any Damages payable under this Article V shall be net of any amounts actually recovered by the Indemnified Party under any insurance policies or from any other Person alleged to be responsible therefor (net of any actual costs or expenses incurred in connection with securing or obtaining such amounts recovered with respect to such Damages). If the Indemnified Party actually recovers any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for the excess (if any) of (i) the indemnification payment made by the Indemnifying Party with respect to such Damages plus the amount received under applicable insurance policies or from any other Person by the Indemnified Party with respect to such Damages, net of any actual costs or expenses incurred in connection with securing or obtaining such amounts recovered less (ii) the full amount of such Damages.

          (c)   The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price, unless a different treatment is required by applicable Law.

        5.7.    Mitigation.     Each party shall take commercially reasonable actions to mitigate losses, including by taking commercially reasonable actions to pursue insurance claims and claims against third parties and shall reasonably consult and cooperate with the other party with a view toward mitigating Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

        5.8.    Exclusive Remedy.     Except as set forth in Article VI, this Article V shall be the exclusive remedy of the parties hereto following the Closing for any losses arising out of any breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except for fraud or willful breach by Seller of its obligations.

ARTICLE VI

Tax Matters

        6.1.    Seller's Liability for Taxes.     Seller shall be solely liable, and shall indemnify Purchaser, for any Taxes attributable to the Company and its Subsidiaries with respect to any taxable period or portion thereof ending on or before the Closing, including any Taxes attributable to the Company for such portion of a taxable period beginning before and ending after the Closing, provided, however, that Seller shall not indemnify Purchaser for any Taxes properly accrued by the Company prior to Closing and reflected on the Closing Balance Sheet.

        6.2.    Purchaser Liability for Taxes.     Purchaser shall be solely liable for any Swiss Taxes attributable to the Company with respect to any taxable period or portion thereof beginning after the Closing, including any Taxes attributable to the Company for such portion of a taxable period beginning before and ending on the Closing Date for which accrual has been made by the Company.

        6.3.    Proration of Taxes.     To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing shall be determined by assuming that the taxable year or period ended as of 12:01 A.M., Swiss time, on the Closing Date, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

        6.4.    Tax Returns.     Seller shall prepare and timely file all Tax Returns of the Company and its Subsidiaries required to be filed on or before the Closing Date. Purchaser shall prepare and timely file all Tax Returns of the Company required to be filed after the Closing Date. Purchaser shall prepare all Tax Returns for all taxable periods beginning before and ending after the Closing Date ("Straddle Period Returns"). Seller may review and comment on all Straddle Period Returns, such comments not to be unreasonably rejected by Purchaser.

ARTICLE VII

Non-Competition and Use of Name

        7.1.    Non-Competition.     To assure to Purchaser full benefit of the business and goodwill of the Company and its Subsidiaries, Seller hereby undertakes as a separate and independent undertaking that it shall, either on its own account or for any other Person, directly or indirectly, not:

  (a)
  Within the first 18 months following the Closing Date (i) solicit, induce or attempt to induce any Group Employee to leave the employ of any of the Company and its Subsidiaries or to engage in any business that competes directly with the Company or its Subsidiaries; or (ii) hire or assist in hiring any Group Employee to become an employee of a Person that Seller controls (independently of the business in which any such Group Employee is or will be active) or to work for any business that competes with any of the Company and its

    Subsidiaries; or (iii) interfere with or entice away any Person who is or has been a customer, supplier or business partner of any of the Company and its Subsidiaries; or (iv) in any way interfere with the relationships between the Company and its Subsidiaries and their employees, suppliers, customers, business partners and/or consultants;

  (b)
  Within the first 18 months following the Closing Date, carry out directly or indirectly any activity or be engaged, concerned or interested or become a shareholder (except as shareholder of a listed company with 5% or less interest in such listed company) of, a Person or other business that is active in the same business field and/or competes with the Company or its Subsidiaries.

        7.2.    Use of Name.     Seller covenants and agrees that no rights of whatever nature related to the use of the names "CES Creative Electronic Systems SA" or "CES" will be retained by Seller. Seller undertakes as of the Closing Date not to use, directly or indirectly such names individually or in conjunction with other names in any manner whatsoever.

ARTICLE VIII

Termination

        8.1.    Termination by Mutual Consent.     This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing by mutual written consent of Purchaser and Seller.

        8.2.    Termination by Either Purchaser or Seller.     This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing by either Purchaser or Seller if (a) the Stockholder Approval shall not have been obtained on or before January 31, 2012; (b) the Transaction shall not have been consummated by March 31, 2012 (the "Termination Date"); or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (b) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Transaction to be consummated by the Termination Date.

        8.3.    Termination by Seller.     This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing by Seller if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.3(a) or 4.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Seller to Purchaser.

        8.4.    Termination by Purchaser.     This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing by Purchaser if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.2(a) or 4.2(h) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Purchaser to Seller.

        8.5.    Effect of Termination and Abandonment.     In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article VIII, this Agreement (other than as set forth in Sections 3.5 and 3.10) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, managers, members, stockholders, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

 ARTICLE IX

Miscellaneous and General

        9.1.    Amendment; Waivers; Etc.     No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by (i) Purchaser where enforcement of the amendment, modification, discharge or waiver is sought against Purchaser or (ii) Seller where enforcement of the amendment, modification, discharge or waiver is sought against Seller. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by Purchaser or Seller of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

        9.2.    Counterparts.     This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        9.3.    Governing Law.     THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF SWITZERLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

        9.4.    Consent to Jurisdiction.     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the ordinary courts of the Canton of Geneva (the "Chosen Courts"), subject to appeal to the Swiss Federal Court, in any action or proceeding arising out of or relating to this Agreement or the Transaction or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in a Chosen Court; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any of the Chosen Courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any Chosen Court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any Chosen Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        9.5.    Notices.     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile or email, provided that the facsimile or email is promptly confirmed by telephone, return facsimile or email confirmation thereof:

    if to Purchaser:

    CES Holding SA
    c/o Vinci Capital Switzerland SA
    PSE
    1015 Lausanne, Switzerland
    Attention: Xavier Paternot
    fax: +41 21 693 92 30
    email: xp@vincicapital.ch

    with a copy to:

    Clarence Peter
    Python & Peter
    Rue François-Bellot 6, 2nd floor
    1206 Geneva, Switzerland
    fax(es): +41 22 702 15 55, +41 22 702 14 50
    email: cpeter@pplex.ch

    if to Seller:

    MRV Communications, Inc.
    20415 Nordhoff Street,
    Chatsworth, California 91311
    Attention: Jennifer Painter, VP and General Counsel
    fax: +1 (818) 407-5867
    email: jpainter@mrv.com

    with a copy to:

    Jean Jacques Ah Choon
    Schellenberg Wittmer
    15 bis, rue des Alpes
    P.O. Box 2088
    1211 Geneva, Switzerland
    fax: +41 22 707 8001
    email: jean-jaques.ahchoon@swlegal.ch

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        9.6.    Entire Agreement.     This Agreement (including any exhibits hereto), the Seller Disclosure Schedule and the Purchaser Disclosure Schedule constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

        9.7.    No Third Party Beneficiaries.     This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        9.8.    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        9.9.    Interpretation.     This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

        9.10.    Successors and Assigns.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Seller nor Purchaser may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party; any attempted assignment that does not comply with this Section 9.10 shall be void.

        9.11.    Further Assurances.     From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall use commercially reasonable efforts to take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transaction.

        [THIS SPACE INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MRV COMMUNICATIONS, INC.
By	/s/ CHRIS KING
	Name:	Chris King
	Title:	Chief Financial Officer
CES HOLDING SA
By	/s/ RAFFAELE PETRONE
	Name:	Raffaele Petrone
By	/s/ XAVIER PATERNOT
	Name:	Xavier Paternot

Annex A

DEFINITIONS

        "Advance Payment Guarantee" shall mean that Advance Payment Guarantee, No. 40GA-D00658-4CHH, dated 16 August 2011, face amount EUR 989'478, issued by UBS for which the Company is the account party.

        "Affiliate" shall mean with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

        "Agreement" shall have the meaning set forth in the Preamble of this Agreement.

        "Annual Financial Statements" shall have the meaning set forth in Section 2.2(g)(i) of this Agreement.

        "Benefit Plans" shall mean all material benefit and compensation plans, contracts, policies, arrangements or agreements including, but not limited to employment, consulting, retention, welfare, deferred compensation, retirement or post-retirement, severance, stock option, stock purchase, stock appreciation, stock based, incentive, bonus plans or other employee benefits sponsored or maintained by the Company and its Subsidiaries and in which only Company and/or Subsidiaries Employees (including their dependents, spouses or beneficiaries) participate.

        "Business Day" shall mean any day other than a Saturday, a Sunday, federal holiday or a day on which banks in Los Angeles, California or Geneva, Switzerland are authorized or obligated by Law to close.

        "CHF" shall mean Swiss francs, the lawful currency of Switzerland.

        "Chosen Courts" shall have the meaning set forth in Section 9.4 of this Agreement.

        "Closing" shall have the meaning set forth in Section 1.4(a) of this Agreement.

        "Closing Balance Sheet" shall mean the balance sheet of the Company as of the last day of the month immediately preceding the month in which the Closing occurs, giving pro forma effect to the payment of the MRV Note, the payment of all cash dividends by the Company to Seller after the date of this Agreement and at or prior to Closing (for the avoidance of doubt, including those occurring after the date of the closing balance sheet but prior to the Closing), together with all withholding taxes and other costs, if any, associated with such payments.

        "Closing Date" shall have the meaning set forth in Section 1.4(a) of this Agreement.

        "Company" shall have the meaning set forth in the Recitals to this Agreement.

        "Company Contracts" shall have the meaning set forth in Section 2.2(f)(ii).

        "Company Employees" shall mean all current or former employees or directors of the Company.

        "Damages" shall have the meaning set forth in Section 5.1(a) of this Agreement.

        "De Minimis Claim" shall have the meaning set forth in Section 5.5(a) of this Agreement.

        "Deductible" shall have the meaning set forth in Section 5.5(a) of this Agreement.

        "Direct Claim" shall have the meaning set forth in Section 5.4(c) of this Agreement.

        "Direct Claim Notice" shall have the meaning set forth in Section 5.4(c) of this Agreement.

        "Environmental Law" shall mean any applicable Law relating to (i) the protection of the environment, (including air, surface water, groundwater soil and natural resources) or (ii) the use,

Annex A
A-1

storage, handling, release or disposal of any hazardous substance, material or waste, in each case as presently in effect.

        "Escrow Holder" shall have the meaning set forth in Section 4.1(c) of this Agreement.

        "Financial Statements" shall have the meaning set forth in Section 2.2(g)(ii) of this Agreement.

        "Governmental Entity" shall have the meaning set forth in Section 2.2(f)(i) of this Agreement.

        "Group Employee" shall mean any Company Employee or Subsidiary Employee.

        "Indebtedness" shall mean the indebtedness for borrowed money of the Company.

        "Indemnified Party" shall have the meaning set forth in Section 5.4 of this Agreement.

        "Indemnifying Party" shall have the meaning set forth in Section 5.4 of this Agreement.

        "Information" shall have the meaning set forth in Section 3.10 of this Agreement.

        "Intellectual Property" shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents; (ii) all patents pending; (iii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (iv) all works of authorship, copyrights, copyright registrations and applications, including source code and object code; (v) all industrial designs and any registrations and applications therefore; (vi) all trademarks; (vii) all databases and data collections (including knowledge databases, customer lists and customer databases); (viii) all rights in software; (ix) rights to website addresses and domain names; (x) Copyrights, (xi) Trademarks, (xii) any similar, corresponding or equivalent rights to any of the foregoing; and (xiii) all goodwill associated with any of the foregoing.

        "Intercompany Agreements" shall mean contracts, agreements, notes, leases, licenses and other instruments between the Company or any of its Subsidiaries, on the one hand, and Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries), on the other hand.

        "Interim Financial Statements" shall have the meaning set forth in Section 2.2(g)(ii) of this Agreement.

        "Knowledge of Seller" or "Seller's Knowledge" shall mean the actual knowledge, assuming reasonable investigation, of Messrs. Hervé Garchette, Frédéric Gay, Dilip Singh and Chris King and Ms. Jennifer Painter.

        "Laws" shall have the meaning set forth in Section 2.2(m) of this Agreement.

        "Lien" shall mean, with respect to any property or asset, any mortgage, lien (including statutory liens), claim, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

        "Material Adverse Effect" shall mean a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect arising out of or resulting from any of the following, shall constitute or be considered when determining if a "Material Adverse Effect" has occurred: (i) any change in Law, Swiss GAAP or U.S. GAAP applicable to the Company or any of its Subsidiaries or in the interpretations thereof; (ii) any change, circumstance or condition affecting the military or aerospace industries generally; (iii) the public announcement of the Transaction; (iv) any change in economic, business, regulatory or political conditions generally or in the U.S., Swiss or global financial markets, including changes in interest or exchange rates and changes in currency and credit markets; (v) any action taken, or failure to take action, by the Company as required by this Agreement;

Annex A
A-2

(vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of, or occurring after, the date of this Agreement; or (vii) any failure by the Company to meet any internal or external projections, guidance, estimates or forecasts for or during any period ending on or after the date of this Agreement.

        "Material Contracts" shall have the meaning set forth in Section 2.2(t) of this Agreement.

        "MRV Loan" shall mean intercompany loan owing by Seller to the Company, identified as such on the Company's balance sheet and the Interim Financial Statements.

        "MRV Stock Option Plans" shall mean Seller's Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan and the MRV Communications, Inc. 2007 Omnibus Incentive Plan.

        "Order" shall have the meaning set forth in Section 4.1(b) of this Agreement.

        "Organizational Documents" shall mean, with respect to a legal entity, such entity's articles or certificate of incorporation and bylaws, or analogous documents, in each case as amended through the date hereof.

        "Owned Intellectual Property" shall have the meaning set forth in Section 2.2(s)(ii) of this Agreement.

        "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

        "Pre-Closing Distributions" shall mean the distributions to be made by the Company to the Seller before Closing as detailed in the funds flow chart attached as Annex C.

        "Purchase Price" shall have the meaning set forth in Section 1.2 of this Agreement.

        "Purchaser" shall have the meaning set forth in the Preamble of this Agreement.

        "Purchaser Contracts" shall have the meaning set forth in Section 2.3(c)(ii) of this Agreement.

        "Purchaser Disclosure Schedule" shall have the meaning set forth in Section 2.3 of this Agreement.

        "Purchaser Indemnitees" shall have the meaning set forth in Section 5.2(a) of this Agreement.

        "Representatives" shall mean, with respect to any Person, such Person's Affiliates, directors, officers, employees, agents, advisors, and Representatives of such Person's agents and advisors.

        "Reserve Amount" shall mean the estimated amount of CHF 574,775, subject to adjustment to give effect to the USD/CHF currency exchange rate as of the Closing Date.

        "Restricted Cash" shall mean the cash on the Closing Balance Sheet identified as "Restricted Cash" in the amount corresponding to the Advance Payment Guarantee and subject to the escrow agreement attached as 4.1(d).

        "Retention Agreement" shall have the meaning given in Section 2.2(j)(vii).

        "Scolari Acquisition" shall have the meaning set forth in Section 2.2(z).

        "Seller" shall have the meaning set forth in the Preamble of this Agreement.

        "Seller Contracts" shall have the meaning set forth in Section 2.1(c) of this Agreement.

        "Seller Disclosure Schedule" shall have the meaning set forth in Section 2.1 of this Agreement.

Annex A
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        "Seller Indemnitees" shall have the meaning set forth in Section 5.1(a) of this Agreement.

        "Stockholder Approval" shall have the meaning set forth in Section 4.3(d) of this Agreement.

        "Shares" shall have the meaning set forth in Recitals to this Agreement.

        "Straddle Period Returns" shall have the meaning set forth in Section 6.4 of this Agreement.

        "Subsidiary" shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person.

        "Subsidiary Contracts" shall mean all contracts to which any of the Subsidiaries is a party.

        "Subsidiary Employee" shall mean all current or former employees or directors of any Subsidiary.

        "Swiss GAAP" shall mean generally accepted accounting principles in Switzerland as in effect at the time any applicable financial statements were prepared.

        "Tax" (including, with correlative meaning, the terms "Taxes," and "Taxable") shall mean all federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy taxes, duties or assessment and any other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

        "Tax Return" shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

        "Termination Date" shall have the meaning set forth in Section 8.2 of this Agreement.

        "Third Party Claim" shall have the meaning set forth in Section 5.4(a) of this Agreement.

        "Third Party Claim Notice" shall have the meaning set forth in Section 5.4(a) of this Agreement.

        "Transaction" shall have the meaning set forth in Section 1.1 of this Agreement.

        "U.S. GAAP" shall mean generally accepted accounting principles in the United States as in effect at the time any applicable financial statements were prepared.

* * * *

Annex A
A-4

 Annex B

December 1, 2011

The Board of Directors
MRV Communications, Inc.
c/o Mr. Philippe Tartavull
Chairman of the Board
MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA 91311

Dear Members of the Board:

        Reference is made to that Stock Purchase Agreement to be entered into between MRV Communications, Inc. ("MRV" or "Seller") and a consortium of private equity funds represented by Vinci Capital SA ("Purchaser") for sale of 100% of the equity ownership of Creative Electronic Systems SA ("CES") to Purchaser (the "Transaction"). You have requested Headwaters BD, LLC ("Headwaters") to provide you with its opinion as to whether the consideration ("Consideration") to be received by MRV in the Transaction is fair, from a financial point of view, to the Company's shareholders (collectively, this opinion is referred to hereafter as the "Fairness Opinion").

        In rendering its opinion, Headwaters reviewed and analyzed, among other things, the following:

  •
  A draft copy of the Stock Purchase Agreement;

  •
  Trends in the defense and commercial aerospace industries in which CES participates;

  •
  Certain non-public information obtained from the management of CES and MRV;

  •
  Historical business information and financial results of CES;

  •
  Budgeted and forecasted CES financial and operating figures prepared by the management of CES;

  •
  The present financial condition and prospects of CES;

  •
  Trading comparables and transaction comparables;

  •
  The implied net value of CES based on a potential liquidation of the Company;

  •
  Market feedback based on the sale process conducted by Headwaters; and

  •
  Such other information as we deemed necessary or appropriate for purposes of the Fairness Opinion.

        In rendering its Fairness Opinion, Headwaters has assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available, furnished to or otherwise discussed with Headwaters, including financial statements and financial projections as provided by the management of CES. With respect to financial projections and other information regarding CES provided to or otherwise discussed with Headwaters, Headwaters assumed and was advised by the senior management of CES that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgment of CES as to the

B-1

expected future financial performance of the Company. In addition, we have assumed that the Transaction would be consummated substantially in accordance with the terms set forth in the Stock Purchase Agreement. With respect to the foregoing, Headwaters relied upon the assurances of the senior management of CES that they are not aware of any facts that would make such information inaccurate or misleading. Our opinion is also based on the economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, which we are under no obligation to update, revise or reaffirm.

        As part of its investment banking business, Headwaters is engaged in the valuation of businesses in connection with mergers and acquisitions and other purposes. In connection with the proposed Transaction, Headwaters will receive a fee for its work in preparing the Fairness Opinion. In addition, Headwaters acted as a financial advisor to MRV to the Transaction and, if applicable, will receive compensation that is contingent upon the successful completion of the transaction.

        This letter and opinion is provided solely for the benefit of the Board of Directors of the Company in connection with and for the purposes of its consideration of the Transaction and is not on behalf of, and shall not confer rights or remedies upon, and does not constitute a recommendation by Headwaters to any person other than the Board of Directors of the Company. This letter may not be used for any other purpose, or be reproduced (other than for the Board of Directors of the Company and its advisors), disseminated or quoted at any time and in any manner without our prior written consent; provided, however, that Headwaters specifically consents to the attachment of a copy of this letter to the MRV proxy statement for its annual meeting scheduled to occur on January 9, 2012. This letter is not addressed to and many not be relied upon by any third party for any purpose whatsoever.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by MRV in the Transaction is fair, from a financial point of view, to the Company's shareholders.

Sincerely,

Paul Janson
 President & Chief Operating Officer
Headwaters BD, LLC

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0000118299_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Annual Report is/are available at www.proxyvote.com . MRV COMMUNICATIONS, INC. Annual Meeting of Stockholders January 9, 2012 9:00 AM PST This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jennifer Hankes Painter and Chris King, as proxies, with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MRV COMMUNICATIONS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 AM, PST on January 9, 2012, at The Warner Center Marriott, 21850 Oxnard St., Woodland Hills, CA 91367 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000118299_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Philippe Tartavull 02 Charles M. Gillman 03 Joan E. Herman 04 Michael E. Keane 05 Michael J. McConnell 06 Robert Pons 07 Igal Shidlovsky 08 Kenneth Traub MRV COMMUNICATIONS, INC. 20415 NORDHOFF STREET CHATSWORTH, CA 91311 ATTN: Legal Dept. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To authorize the sale of CES Creative Electronics Systems SA and the stock purchase agreement. 3 To approve, by non-binding vote, the compensation for the named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 To recommend, by non-binding vote, the frequency of the advisory vote on the compensation for the named executive officers. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 5 To ratify the appointment of Ernst & Young LLP as MRV's independent registered public accounting firm for the year ending December 31, 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting